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As filed with the Securities and Exchange Commission on October 12, 2007

Registration No. 333-145355

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VANGENT, INC.
(Exact name of registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	20-1961427 (I.R.S. Employer Identification Number)

Co-Registrants See Next Page
4250 North Fairfax Drive Suite 1200 Arlington, Virginia 22203 (703) 284-5600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Christine M. Bailey
Chief Financial Officer
4250 North Fairfax Drive
Suite 1200
Arlington, Virginia 22203
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Services)

Copies to:
Michael R. Littenberg, Esq.
Benjamin M. Polk, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Ph: (212) 756-2000
Fax: (212) 593-5955

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

Exact Name of Co-Registrants as specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
Blueprint Technologies, Inc. (Guarantor)	Virginia	8711	54-1845844
PAS, Inc. (Guarantor)	Virginia	8711	54-1476849

*
The address and telephone number of the principal executive offices of each of the co-registrants is c/o Vangent, Inc., 4250 North Fairfax Drive, Suite 1200, Arlington, Virginia 22203, telephone: (703) 284-5600.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2007

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

VANGENT, INC.

$190,000,000

OFFER TO EXCHANGE

9 5/8% Senior Subordinated Notes due 2015, Series B
for any and all outstanding
9 5/8% Senior Subordinated Notes due 2015, Series A of

VANGENT, INC.

The exchange offer will expire at 5:00 p.m., New York City time, on                        2007,
which is 20 business days after the commencement of the exchange offer, unless extended.

The Issuer:

•
Vangent, Inc., referred to in this prospectus as the "issuer."

The Offering:

•
Offered securities: the securities offered by this prospectus are senior subordinated notes, or New Notes, which are being issued in exchange for senior subordinated notes sold by us in our private placement that we consummated on February 14, 2007, or Original Notes. The New Notes are substantially identical to the Original Notes and are governed by the same Indenture governing the Original Notes. Original Notes tendered in the exchange offer must be in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•
Expiration of offering: the exchange offer expires at 5:00 p.m., New York City time, on            , 2007, which is 20 business days after the commencement of the exchange offer, unless extended.

The New Notes:

•
Maturity: February 15, 2015.

•
Ranking: The New Notes and the guarantees will be unsecured senior subordinated obligations and will rank junior in right of payment to our and the guarantors' existing and future senior debt. The New Notes and guarantees will rank equally with all of our and the guarantors' future senior subordinated debt and senior to all of our and the guarantors' future junior subordinated indebtedness. The New Notes and the guarantees will be effectively subordinated to all of our and the guarantors' existing and future secured indebtedness, to the extent of the collateral securing such indebtedness.

•
Guarantors: The New Notes will be guaranteed by our direct, wholly-owned subsidiaries, Blueprint Technologies, Inc. and PAS, Inc., hereafter referred to in this prospectus as the "guarantors."

See "Risk Factors," beginning on page 11, for a discussion of some factors that should be considered by holders in connection with a decision to tender Original Notes in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2007.

i

INFORMATION ABOUT THE TRANSACTION

        THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OUR ORIGINAL NOTES BY CONTACTING US AT OUR ADDRESS, WHICH IS 4250 NORTH FAIRFAX DRIVE, SUITE 1200, ARLINGTON, VIRGINIA, 22203 OR BY CALLING US AT (703) 284-5600. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE            , 2007, WHICH IS 20 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER, UNLESS EXTENDED.

ii

PROSPECTUS SUMMARY

        This summary highlights important information about our business and about this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled "Risk Factors" and the financial statements and notes related to those statements included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to (i) "we," "our," "the Company" or "us" refer, as applicable, to Vangent, Inc. or its predecessors, and its subsidiaries, which are sometimes referred to as the Pearson Government Solutions operating unit of Pearson Inc., (ii) the term "buyer" refers to Vangent Holding Corp., our parent, (iii) the term "buyer parent" refers to Vangent Holding LLC (which was known as PGS Holding LLC upon the consummation of the Transactions), (iv) the term "Veritas Capital" refers to The Veritas Capital Fund III, L.P. and its affiliates, (v) the term "Pearson" refers to Pearson Inc., an affiliate of Pearson plc and our parent prior to the consummation of the Transactions and (vi) the term "NCS Pearson" refers to NCS Pearson, Inc., an affiliate of Pearson, which represented a portion of our business prior to the consummation of the Transactions.

        As used in this prospectus, we refer to the "Transactions" collectively as (i) the consummation of the Acquisition, (ii) the borrowings under our senior credit facility entered into in connection with the Acquisition and the application of the proceeds therefrom, (iii) the issuance by the buyer of preferred stock to Pearson and one or more third party investors, (iv) the issuance of Class A membership interests of the buyer parent to Pearson, (v) the equity investments by Veritas Capital and one or more third party investors and (vi) the issuance of the notes and the application of the proceeds pursuant to this offering.

Our Business

        We are a leading provider of information management and business process outsourcing services to several U.S. civilian government agencies, including the Department of Health and Human Services ("HHS") and the Department of Education ("DoED"), as well as select U.S. defense and intelligence agencies, international government organizations and private sector entities. We design, build and operate mission-critical systems and processes to seamlessly deliver vital information, services and programs to our customers and their constituents. Most of our revenue is generated from long-term contracts that typically have durations of four to six years, including option years, and as of June 30, 2007, our total contract backlog was $1.9 billion. We believe that our long-term contracts enhance the visibility and stability of our operating results. In addition, we believe our industry leading EBITDA margin of 11.7% for 2006 is derived from our ability to effectively manage a mix of various contract types, including performance-based fixed-price, cost-plus and time and materials. For 2006, we generated revenue of $520.9 million and EBITDA of $61.0 million.

        We provide integrated services in three distinct areas:

  •
  Consulting (Design). We design systems to modernize business processes, reduce our customers' costs, increase operational efficiencies and improve work flow. Key services offered include system architecture and requirements analysis, enterprise modernization, education and training and organizational development and testing.

  •
  Systems Integration (Build). We custom build large-scale, complex systems that support the missions and objectives of our customers, utilizing industry-wide best practices. Key services offered include service oriented architecture implementation, application development and testing and integration.

  •
  Business Process Outsourcing (Operate). We operate entire business processes for our customers, most of which we have designed and built. We combine our people, processes and technology to manage transaction-based government programs and commercial activities. Key services offered include multi-channel customer interaction management, case management, eligibility determination, electronic filing, data warehouse management and program management and forecasting.

        U.S. government agencies are our largest customers, representing a substantial portion of our revenue. We currently provide services and solutions to 46 government customers, typically as a prime contractor, with an average relationship length of approximately four years. We believe we are well-positioned to capitalize upon the trend within U.S. government agencies to increasingly utilize contractors to design, build and operate technologically advanced systems that deliver information services and programs to citizens.

Corporate Information

        We are a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 4250 North Fairfax Drive, Suite 1200, Arlington, Virginia, 22203, telephone number is (703) 284-5600 and our website is located at www.vangent.com. The contents of our website are not part of this prospectus.

The Exchange Offer

Expiration Date	5:00 p.m., New York City time, on , 2007, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.
Exchange and Registration Rights	In a registration rights agreement dated February 14, 2007, the holders of the issuer's 9 5/8% senior subordinated notes due 2015, Series A, which are referred to in this prospectus as the "Original Notes," were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for the issuer's 9 5/8% senior subordinated notes due 2015, Series B, which are referred to in this prospectus as the "New Notes," with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.
Accrued Interest on the New Notes and Original Notes	The New Notes will bear interest from August 15, 2007. Holders of Original Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued and unpaid to the date of issuance of the New Notes.
Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions which we may waive and upon compliance with securities laws. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of the offer.
Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:
• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or
• arrange for DTC to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.
You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Special Procedures for Beneficial Holders	If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Original Notes and:
• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on time; or your Original Notes are not immediately available.
Withdrawal Rights	You may withdraw your tender of Original Notes at any time by or prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.
Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights, and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.
Federal Tax Considerations	We believe that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged.
Exchange Agent	The Bank of New York, trustee under the Indenture under which the New Notes will be issued, is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the Exchange Offer.
Risk Factors	You should carefully consider the information set forth under the caption "Risk Factors" on page 11 of this prospectus.

Summary Terms of New Notes

        The summary below describes the principal terms of the 9 5/8% Senior Subordinated Notes due 2015, Series B. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Issuer	Vangent, Inc.
Notes Offered	$190.0 million aggregate principal amount of 9 5/8% senior subordinated notes due 2015. The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:
• the New Notes will bear a different CUSIP number from the Original Notes;
• the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the New Notes.
The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the Indenture governing the Original Notes and will be treated under the Indenture as a single class with the Original Notes.
Maturity	February 15, 2015.
Interest Payment Dates	The New Notes will bear cash interest at the rate of 9 5/8% per annum (computed on the basis of a 360-day year), payable semi-annually in arrears.
Payment frequency: every six months on February 15 and August 15.
First payment: August 15, 2007.
Guarantees	Our obligations under the New Notes will be unconditionally guaranteed, jointly and severally, by the guarantors and by each of our future domestic subsidiaries.
Ranking	The New Notes will be unsecured senior subordinated obligations of ours and the guarantors and will rank junior in right of payment to our and the guarantors' existing and future senior debt. The New Notes will rank equally with all of our and the guarantors' future senior subordinated debt and senior to all of our and the guarantors' future junior subordinated indebtedness. The New Notes and the guarantees will be effectively subordinated to all of our and the guarantors' existing and future secured indebtedness, to the extent of the collateral securing such indebtedness.
Optional Redemption	We may, at our option, redeem all or part of the New Notes at any time on or after February 15, 2011 at the redemption prices listed under "Description of New Notes—Optional Redemption."

Prior to February 15, 2010, we may, at our option, redeem up to 35% of the principal amount of the New Notes with the proceeds of certain sales of our equity securities at 109.625% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of New Notes—Optional Redemption."
Prior to February 15, 2011, we may, at our option, redeem all or part of the New Notes at the "make-whole" redemption price set forth under "Description of New Notes—Optional Redemption.
Mandatory Repurchase Offer	Upon the occurrence of a change of control (as described under "Description of Notes—Repurchase at the Option of Holders—Change of Control"), we must offer to repurchase the New Notes at 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase.
Certain Covenants	The Indenture governing the New Notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:
	•	incur additional debt;
	•	prepay subordinated indebtedness;
	•	pay dividends or make other distributions on, redeem or repurchase, capital stock;
	•	make investments or other restricted payments;
	•	enter into transactions with affiliates;
	•	engage in sale and leaseback transactions;
	•	issue stock of restricted subsidiaries;
	•	sell all, or substantially all, of our assets;
	•	create liens on assets to secure debt; or
	•	effect a consolidation or merger.
These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption "Description of Notes—Certain Covenants."
Exchange Offer; Registration Rights	You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

Resales Without Further Registration	We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
• you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and
• you are not our "affiliate," as defined under Rule 405 of the Securities Act.
Each broker dealer that receives New Notes pursuant to the Exchange Offer must deliver a prospectus in connection with any resale of the New Notes. If the broker dealer acquired the Original Notes as a result of market making or other trading activities, such broker dealer must use the prospectus for the exchange offer, as supplemented or amended in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Risk Factors	You should carefully consider the information set forth under the caption "Risk Factors" on page 11 of this prospectus.

Summary Historical and Pro Forma Financial Data

        The following table sets forth our summary historical financial and other operating data. The summary historical financial data presented below for the years ended December 31, 2004, 2005 and 2006 has been derived from our audited carve-out financial statements included elsewhere in this prospectus.

        The unaudited financial data for the six months ended July 1, 2006 and for the period January 1, 2007 to February 14, 2007 (Predecessor Entity) have been derived from our unaudited interim financial statements and related notes included elsewhere in this prospectus and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our results of operations and cash flows for the periods presented. Our financial statements for the years ended December 31, 2004, 2005 and 2006, for the six months ended July 1, 2006 and for the period January 1, 2007 to February 14, 2007 (Predecessor Entity) have been derived from the historical accounting records of Pearson plc, an affiliate of Pearson, and are presented on a carve-out basis to include the historical financial position, results of operations and cash flows applicable to our business. The unaudited financial data as of June 30, 2007 and for the period February 15, 2007 to June 30, 2007 (Successor Entity) have been derived from our unaudited interim financial statements and related notes included elsewhere in this prospectus and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows as of and for the period presented. Prior to the consummation of the Transactions, no direct ownership relationship existed among all the operations comprising our business. Accordingly, owner's equity is presented in lieu of stockholders' equity for periods ending prior to February 15, 2007.

        The unaudited pro forma financial information set forth below is based on our audited and unaudited financial statements included elsewhere in this prospectus, adjusted to illustrate the pro forma effect of the Transactions. The unaudited pro forma statement of operations for the year ended December 31, 2006 gives effect to the Transactions as if they had occurred on January 1, 2006. The unaudited pro forma statement of operations for the six months ended June 30, 2007 gives effect to the Transactions as if they had occurred on January 1, 2007. The unaudited pro forma financial information is for informational purposes only and is not intended to represent the results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of our future results of operations or financial position.

        The unaudited pro forma adjustments are based upon currently available information and certain assumptions that we believe to be reasonable under the circumstances. The pro forma adjustments reflect the purchase price allocation, which is based on valuation studies and assets and liabilities that existed as of the date of the acquisition of the Company by Veritas Capital, February 14, 2007 ("the Acquisition").

        The information set forth below should be read in conjunction with the information under "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of

Operations," and our financial statements and related notes to our financial statements appearing elsewhere in this prospectus.

	Predecessor Entity					Successor Entity
					Period January 1, 2007 to February 14, 2007	Period February 15, 2007 to June 30, 2007
	Year Ended December 31,						Pro Forma Year Ended December 31, 2006
				Six Months Ended July 1, 2006				Six Months Ended June 30, 2007 Pro Forma
	2004	2005	2006
Statement of Operations Data:
Revenue	$397,469	$524,367	$520,932	$286,166	$58,833	$174,046	$520,932	$232,879
Cost of revenue	292,112	432,399	409,797	233,318	48,187	150,113	429,788	200,799

Gross profit	105,357	91,968	111,135	52,848	10,646	23,933	91,144	32,080
General and administrative expenses	37,783	32,641	45,662	19,027	9,383	18,438	47,339	28,017
Selling and marketing expenses	19,686	17,851	19,020	10,057	1,940	6,849	19,020	8,789
Intangible amortization	865	62	15	8	—	—	—	—

Operating income (loss)	47,023	41,414	46,438	23,756	(677)	(1,354)	24,785	(4,726)
Interest expense (income), net	283	513	633	225	(10)	14,359	39,503	19,298

Income (loss) before income taxes	46,740	40,901	45,805	23,531	(667)	(15,713)	(14,718)	(24,024)
Provision (benefit) for income taxes	18,539	15,555	17,190	8,831	(292)	2,936	8,045	3,745

Net income (loss)	$28,201	$25,346	$28,615	$14,700	$(375)	$(18,649)	$(22,763)	$(27,769)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$27,225	$6,338	$11,713	$7,654	$2,195	$25,001
Working capital(1)	44,751	21,663	60,024	31,338	72,061	68,689
Total assets	573,987	608,779	596,776	579,413	605,087	700,394
Total debt	1,512	1,376	566	611	525	429,816
Owner's/stockholder's equity	506,021	491,283	529,084	505,212	541,853	185,401
Other Financial Data:
EBITDA(2)	$57,057	$54,824	$60,995	$31,263	$1,692	$11,999	$59,333	$13,495
Depreciation and amortization	10,034	13,410	14,557	7,507	2,369	13,353	34,548	18,221
Capital expenditures	8,746	22,920	7,793	5,040	3,727	2,082
Ratio of earnings to fixed charges(3)	17.4	9.0	8.3	9.1	NM	NM	NM	NM

(1)
Working capital is defined as current assets net of current liabilities.

(2)
EBITDA is defined as net income (loss) before interest, income tax expense, and depreciation and amortization. Management uses this measure as an indicator of our operating performance. EBITDA is not an indicator of financial performance under U.S. GAAP or a measure of our liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flows from operating activities or other traditional indicators of operating performance.

	Predecessor Entity					Successor Entity
					Period from January 1, 2007 through February 14, 2007
	Year Ended December 31,					Period from February 15, 2007 through June 30, 2007
				Six Months Ended July 1, 2006
	2004	2005	2006
Net income (loss)	$28,201	$25,346	$28,615	$14,700	$(375)	$(18,649)
Income tax expense (benefit)	18,539	15,555	17,190	8,831	(292)	2,936
Interest expense (income), net	283	513	633	225	(10)	14,359
Depreciation and amortization	10,034	13,410	14,557	7,507	2,369	13,353

EBITDA	$57,057	$54,824	$60,995	$31,263	$1,692	$11,999

(3)
For the predecessor period January 1, 2007 to February 14, 2007 and the successor period February 15, 2007 to June 30, 2007, a deficiency in earnings to fixed charges existed of $667 and $15,713, respectively. Additionally, for the pro forma year ended December 31, 2006 and the pro forma six months ended June 30, 2007, a deficiency in earnings to fixed charges existed of $14,718 and $24,024, respectively.

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should carefully consider the following factors before tendering the Original Notes in exchange for the New Notes. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the New Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the New Notes.

        We have a significant amount of indebtedness. As of June 30, 2007, we had $429.4 million of debt outstanding, and we would have been able to borrow an additional $50.0 million under our revolving credit facility.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the New Notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        In addition, our senior secured credit facility bears interest at variable rates. If market interest rates increase, we will have higher debt service requirements, which could adversely affect our cash flow.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the Indenture governing the New Notes and our senior secured credit facility allow us to incur substantial amounts of additional debt, subject to certain limitations. Our senior secured credit facility permits borrowing of up to $50.0 million, and these borrowings would be senior to the New Notes. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face would intensify.

Your right to receive payments on the New Notes will be junior to our existing and future senior debt, including borrowings under our senior secured credit facility. Further, the guarantees of the New Notes are junior to all of the guarantors' existing and future senior debt.

        The New Notes rank behind all of our and the guarantors' existing and future senior indebtedness. As of June 30, 2007, the New Notes were subordinated to $239.4 million of senior debt. In addition, the revolving portion of our senior secured credit facility permits up to $50.0 million of additional borrowings, which borrowings would be senior to the New Notes. We will be permitted to incur substantial other indebtedness, including senior debt, in the future.

        As a result of such subordination, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the New Notes and the holders of the guarantors' senior debt will be entitled to be paid in full before any payment will be made on the guarantees of the New Notes. In the event of a bankruptcy, liquidation or reorganization, you, as a holder of the New Notes, will participate with all other holders of subordinated debt in the assets remaining after all of our senior debt and the senior debt of the guarantors has been paid.

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the New Notes, and to fund working capital needs and planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

        Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the New Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the New Notes, on or before the maturity thereof. We may not be able to refinance any of our indebtedness, including our senior secured credit facility and the New Notes, on commercially reasonable terms or at all.

        In addition, if for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our senior secured credit facility could elect to declare all amounts outstanding under our senior secured credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds to us. In addition, if such a default were to occur, the New Notes would become immediately due and payable. If the amounts outstanding under these debt agreements are accelerated, our assets may not be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of the New Notes.

Your right to receive payments on the New Notes is effectively subordinated to the rights of our and the guarantors' existing and future secured creditors.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the New Notes to the extent of the value of the assets securing that other indebtedness. Notably, we and our subsidiaries, including the guarantors, are parties to our senior secured credit facility, which in addition to being senior indebtedness, is secured by liens on substantially all of our assets and the assets of the guarantors and a pledge of all of our capital stock and all of the capital stock of our domestic subsidiaries. The New Notes will be effectively subordinated to all of our secured indebtedness. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claims to those of our assets and any pledged capital stock that constitute their collateral. Holders of the New Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the New Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the New Notes. As a result, holders of the New Notes may receive less, ratably, than holders of secured indebtedness.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the New Notes.

        Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the New Notes and substantially decrease the market value of the New Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior secured credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured credit facility, could proceed against the collateral securing the debt. Because the Indenture governing the New Notes and our senior secured credit facility has customary cross default provisions, if the indebtedness under the New Notes or under our senior secured credit facility or any of our other debt is accelerated, we may be unable to repay or finance the amounts due. See "Description of Certain Indebtedness" and "Description of Notes."

The Indenture governing the New Notes and our senior secured credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

        The Indenture governing the New Notes and our senior secured credit facility contain customary restrictions on our activities, including covenants that restrict us and our restricted subsidiaries from:

  •
  incurring additional indebtedness and issuing preferred stock;

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  creating liens on our assets;

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  making certain investments or other restricted payments;

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  consolidating or merging with, or acquiring, another business;

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  selling or otherwise disposing of our assets;

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  paying dividends and making other distributions with respect to capital stock, or repurchasing, redeeming or retiring capital stock or subordinated debt; and

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  entering into transactions with our affiliates.

        Our senior secured credit facility also requires us to meet certain financial ratios. We may not be able to maintain these ratios and if we fail to be in compliance with these tests, we will not be able to borrow the full amount available under our senior secured credit facility, which would make it difficult for us to operate our business.

        The restrictions in the Indenture governing the New Notes and our senior secured credit facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We may not be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, and we may not be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the Indenture governing the New Notes or under our senior secured credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the New Notes or to permit the buyer to redeem its preferred stock upon a change of control.

        Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase the outstanding New Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes or that restrictions in our senior secured credit facility will not allow such repurchases. Our failure to purchase the tendered New Notes would constitute an event of default under the Indenture governing the New Notes which, in turn, would constitute a default under our senior secured credit facility. In addition, the occurrence of a change of control would also constitute an event of default under our senior secured credit facility. A default under our senior secured credit facility would result in a default under the Indenture if the lenders accelerate the debt under our senior secured credit facility.

        Moreover, our senior secured credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the New Notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase the New Notes unless we first repay all indebtedness outstanding under our senior secured credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the New Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase the outstanding New Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

        In addition, upon the occurrence of certain kinds of change of control events, the Series A preferred stock and Series B preferred stock of the buyer will be subject to redemption at the option of the holders thereof at redemption prices equal to par value plus accrued dividends. We may not have sufficient funds or assets to permit payments to the buyer in amounts sufficient to permit the buyer to redeem its Series A preferred stock or Series B preferred stock.

Federal and state statutes allow courts, under certain specific circumstances, to void guarantees and/or require note holders to return payments received from guarantors.

        Under current federal bankruptcy law and comparable provisions of state fraudulent transfer or fraudulent conveyance laws, a guarantee may be voided or cancelled, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

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  issued the guarantee with the intent to delay, hinder or defraud present or future creditors; or

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  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and either

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  was insolvent or rendered insolvent by reason of such incurrence; or

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  was engaged, or about to engage, in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature (as all of the foregoing terms are defined in or interpreted under the fraudulent transfer or conveyance statutes); or

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  was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied).

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        A court likely would find that a guarantor did not receive reasonably equivalent value or fair consideration in exchange for its guarantee if the value received by the guarantor were found to be disproportionately small when compared with its obligations under the guarantee or, put differently, it did not benefit, directly or indirectly, from the issuance of the New Notes. The measures of insolvency for purposes of fraudulent transfer or conveyance laws will vary depending upon the particular law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the New Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The New Notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries.

        The New Notes will not be guaranteed by any of our current or future foreign subsidiaries. As a result of this structure, the New Notes will be structurally subordinated to all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay you until all other claims against that subsidiary, including trade payables, have been fully paid. As of June 30, 2007, the aggregate total assets (based on book value) of our non-guarantor subsidiaries were $71.2 million, representing approximately 10.2% of our total assets. In addition, 28.6% of our EBITDA for the six months ended June 30, 2007 was attributable to our non-guarantor subsidiaries.

Our controlling equity holders may take actions that conflict with your interests.

        Substantially all of the voting power of our equity is held by Veritas Capital. Accordingly, they control the power to elect our directors and officers, to appoint new management and to approve all actions requiring the approval of the holders of our equity, including adopting amendments to our constituent documents and approving mergers, acquisitions or sales of all or substantially all of our assets. The directors have the authority, subject to the terms of our debt, to issue additional indebtedness or equity, implement equity repurchase programs, declare dividends and make other such decisions about our equity.

        In addition, the interests of our controlling equity holders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holders might conflict with your interests as a note holder. Our controlling equity holders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you, as holders of the New Notes.

Risks Relating to Our Business

We rely on sales to federal government entities. A loss or reduction of contracts with the federal government, a failure to obtain new contracts or a reduction of sales under such contracts could have a material adverse effect on our business.

        We derived 71.9% of our revenue for 2006 from contracts and subcontracts with the federal government and its agencies, including HHS, DoED, DoL and the Department of Commerce. The loss or significant curtailment of any of our significant government contracts, or our failure to renew or enter into new contracts, could have a material adverse effect on our business, financial condition and results of operations. Continuation and renewal of our existing government contracts and new government contracts are, among other things, contingent upon the availability of adequate funding for the various federal government agencies with which we do business. Changes in federal government spending could directly affect our financial performance. Among the factors that could impact federal government spending and which would reduce our federal government contracting business are:

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  a significant decline in, or reapportioning of, spending by the federal government in general, and HHS and DoED in particular;

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  changes, delays or cancellations of federal government programs or requirements;

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  the adoption of new laws or regulations that affect companies that provide services to the federal government;

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  federal government shutdowns or other delays in the government appropriations process;

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  curtailment of the federal government's use of third party service firms;

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  changes in the political climate, which may include the funding of operations or the services we provide; and

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  general economic conditions.

        These or other factors could cause federal government agencies to reduce their purchases under contracts, to exercise their rights to terminate contracts in whole or in part, to issue temporary stop work orders or decline to exercise options to renew contracts.

If our contracts with Centers for Medicare and Medicaid Services, or CMS, or Federal Student Aid, or FSA were terminated or reduced in value, our business would be adversely affected.

        We are dependent on three contracts for a substantial portion of our revenue. Two contracts with CMS (1-800—Medicare and Beneficiary Contact Center) and one contract with FSA (FEBI) accounted for 34.3% and 14.0% of our revenue for 2006, respectively, and 19.4% and 33.1% of our total contract backlog as of June 30, 2007, respectively. The loss of either of these contracts, or a significant reduction in the value of either of these contracts, would significantly and adversely affect our future revenue and earnings.

Our federal government contracts may be terminated by the federal government at any time prior to their completion and contain other unfavorable provisions, which could lead to unexpected loss of revenue and reduction in total contract backlog.

        Under the term of our contracts, the federal government may unilaterally:

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  terminate or modify existing contracts;

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  reduce the value of existing contracts through partial termination;

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  delay the payment of our invoices by government payment offices;

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  decline to exercise an option to renew a multi-year contract or issue task orders in connection with indefinite delivery, indefinite quantity ("IDIQ") contracts;

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  audit our contract-related costs and fees; and

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  suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations.

        The federal government can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and have a material adverse effect on our ability to compete for future contracts and task orders. If the federal government terminates and/or materially modifies any of our contracts or if any applicable option periods are not exercised, our failure to replace revenue generated from such contracts would result in lower revenue and could adversely affect our earnings, which could have a material adverse effect on our business, financial condition and results of operations.

        Our total contract backlog as of June 30, 2007 was approximately $1.9 billion, of which approximately $1.6 billion represented federal government backlog. We do not include contract value for tasks that have not been awarded for government-wide acquisition contracts ("GWACs"), or agency specific IDIQ contracts in our total contract backlog calculation. There can be no assurance that any of the contracts comprising our total contract backlog will result in actual revenue in any particular period or that the actual revenue from such contracts will equal our total contract backlog estimates. Furthermore, there can be no assurance that any contract included in our estimated total contract backlog that generates revenue will be profitable.

Our federal government contracts are subject to competitive bidding, both upon initial issuance and recompetition. If we are unable to successfully compete in the bidding process or if we fail to receive renewal, it could have a material adverse effect on our business, financial condition and results of operations.

        Substantially all of our federal government contracts are awarded through a competitive bidding process, including upon renewal (but not typically upon the exercise of optional periods), and we expect that this will continue to be the case. There often is significant competition and pricing pressure as a result of this process.

        The competitive bidding process presents a number of risks, including the following:

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  we must expend substantial funds and time to prepare bids and proposals for contracts;

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  we may be unable to estimate accurately the resources and cost that will be required to fund any contract we win, which could result in substantial cost overruns; and

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  we may encounter expense and delay if our competitors protest or challenge awards of contracts to us, and any such protest or challenge could result in a requirement to resubmit bids with modified specifications, or in termination, reduction or modification of the awarded contract.

        The government contracts for which we compete typically have multiple option periods, and if we fail to win a contract, we generally will be unable to compete again for that contract for several years. If we fail to win new contracts or to receive renewal contracts upon recompetition, such failure could have a material adverse effect on our business, financial condition and results of operations.

Competition in our industry could limit our ability to attract and retain customers, which could have a material adverse effect on our business.

        Given the broad range of services we provide to our customers, we compete with various entities across geographic and business lines. Some of our competitors have greater financial and other resources than we do or are better positioned than we are to compete for certain contract opportunities. For example, we are at a disadvantage when bidding for contracts put up for recompetition for which we are not the incumbent provider, because incumbent providers frequently are able to capitalize on customer relationships, technical knowledge and pricing experience gained from their prior service. In addition, some of our competitors, particularly those located in regions with lower costs of doing business, may be able to provide services and solutions at lower cost than we can. We expect that the number of such competitors will grow through industry consolidation and the increasing participation in the federal government services market by traditional consulting and outsourcing providers that seek to increase their service offerings and/or customer base.

We may never receive any revenue under our IDIQ contracts or our GWACs.

        Many of our federal government contracts are tasks ordered against IDIQ contracts, such as our IDIQ contract with CMS, which are often awarded to multiple contractors. Award of an IDIQ contract does not represent a firm order for services. Generally, under an IDIQ contract, the federal government is not obligated to order a minimum of services or supplies from a contractor beyond a token amount, irrespective of the total estimated contract value. Furthermore, under an IDIQ contract, the federal government customer develops requirements for task orders that are competitively bid against all of the contract awardees, usually under a best value approach. Many IDIQ contracts also permit the government customer to direct work to a specific contractor. Additionally, GWACs, like IDIQ contracts, do not guarantee more than a minimal amount of work for us, but instead provide us access to work generally through further competitive procedures. Our federal government customers may not award us task orders under our IDIQ contracts or GWACs, which could have a material adverse effect on our business, financial condition and results of operations. We do not include any value for IDIQ contracts or GWACs in our total contract backlog.

Our business could be adversely affected by a negative audit or other actions, including suspension or debarment, by the federal government.

        As a federal government contractor, we must comply with and are affected by laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we do business with our federal government customers, and in some instances, impose added costs on our business. Federal government agencies routinely audit and investigate government contractors. These agencies review each contractor's contract performance, cost structure and compliance with applicable laws, regulations and standards. Such agencies also review the adequacy of, and a contractor's compliance with, its internal control systems and policies, including the contractor's purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. At any given time, many of our contracts are under review by one or more government agencies. We cannot predict the outcome of such ongoing audits at this time.

        In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

        As a federal government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which companies with solely commercial customers are not subject, the results of which could have a material adverse effect on our operations. For example, the federal government, through the Department of Justice and the Inspector General of the Department of Homeland Security, is investigating to determine whether there was a violation of the Civil False Claims Act or other federal laws in connection with a contract awarded by the Transportation Security Administration to NCS Pearson in 2002. In the event it is determined that we violated the Civil False Claims Act or other federal laws in connection with the performance of this contract, we may face administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us. If we were suspended or prohibited from contracting with the federal government generally, or any significant federal government agency, if our reputation or relationship with federal government agencies were impaired or if the federal government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our financial condition, operating results and cash flows could be materially adversely affected.

        Pearson and the other seller entities under the stock purchase agreement have agreed to indemnify us, the buyer and its other affiliates without regard to any time limitation for any loss incurred by us, the buyer and its other affiliates in connection with the investigation by the federal government to determine whether there was a violation of federal law in connection with the Transportation Security Administration contract, except that the first $20.0 million in losses resulting from such investigation will be shared equally. However, Pearson and the other seller entities may not perform under this indemnity obligation and we may incur substantial costs as a result of such investigation.

The Office of Management and Budget could reduce or delay federal information technology spending and cause us to lose revenue.

        The Office of Management and Budget, or OMB, supervises spending by federal agencies and enforces the Government Performance Results Act. This Act requires, among other things, that federal agencies make an adequate business justification to support capital planning initiatives, including all information technology investments. The factors considered by the OMB include whether the proposed information technology investment is expected to achieve an appropriate return on investment, whether related processes are contemporaneously reviewed, whether interoperability with existing systems and the capacity for these systems to share data across government agencies have been considered and whether existing commercial off-the-shelf products are being utilized to the extent possible. If our government customers do not adequately justify proposed information technology investments to the OMB, the OMB may refuse funding for their new or continuing information technology investments, and we may lose revenue as a result.

Our cost of performing under time and materials and fixed-price contracts may exceed our revenue.

        Our services have three distinct pricing structures: cost-plus, fixed-price and time and materials, representing 48.1%, 44.5%, and 7.4% of our revenue, respectively, for 2006. With cost-plus contracts, so long as actual costs incurred are within the contract ceiling and allowable under the terms of the contract, we are entitled to reimbursement of the costs plus a stipulated profit amount. We assume financial risk on time-and-materials and fixed-price contracts, because we assume the risk of performing those contracts at the stipulated prices or negotiated hourly rates. If we do not accurately estimate ultimate costs and control costs during performance of the work, we could lose money on a particular contract or have lower than anticipated margins. We also assume the risk of damage or loss to federal government property and we are responsible for third party claims under fixed-price contracts.

We depend on Pearson for certain transitional services. The failure of Pearson to perform its obligations or the termination of these services could have a material adverse effect on our business.

        Our ability to conduct our operations depends to a large extent on the proper functioning of our information technology and business support systems. Prior to the Acquisition, these services were provided by Pearson. We entered into a transition and continuing services agreement with Pearson upon the closing of the Acquisition, which covers support services for certain operating areas, including information technology, human resources, government relations and accounting support. Pearson will perform these services for periods ranging from three months to one year pursuant to this agreement.

        If Pearson fails to provide these services, or upon termination of our transition and continuing services agreement, we will be forced to obtain these services from third parties or provide such services ourselves. The failure of Pearson to perform its obligations or the termination of our transition and continuing services agreement could adversely affect our operations, and we may not be able to perform such services by ourselves or source such services from third parties at all or on terms favorable to us. Any failure to develop the necessary systems, resources and controls to operate all the services currently being provided by Pearson or to obtain such services from third parties could have a material adverse effect on our business.

We do not have an operating history as a separate company from Pearson, and we may encounter difficulties in making the changes necessary to operate as such.

        We operated as a division of Pearson prior to the Acquisition. Therefore, we have a limited operating history as an independent company. Our business strategy as an independent entity may not be successful. In addition, the historical combined financial information included in this prospectus may not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate independent entity pursuing our own strategies during the periods presented. As a result, our business, financial condition and results of operations may differ materially from expectations based on the historical and pro forma financial information contained in this prospectus.

A significant percentage of our sales are to foreign customers, which presents additional risks.

        Sales of our services to foreign customers accounted for 10.6% of our revenue for 2006 and are expected to increase in future years. Our sales efforts outside of the United States may be affected by regulatory requirements affecting trade, social, political or economic conditions in a specific country or region, the relative value of the U.S. dollar to other currencies, and difficulties in staffing and managing foreign operations. These factors may reduce our revenue and operating margins with respect to foreign sales. A decrease in foreign sales could have a material adverse effect on our business, financial condition and results of operations.

We depend on the services of key executives and skilled personnel, the loss of whom could materially harm our business.

        Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, and identifying expansion opportunities. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. We do not maintain key-man life insurance on any of our senior executives.

        We must also compete to attract the skilled and experienced personnel integral to our continued operation. We hire from a limited pool of potential employees with specialized technical skill sets as pre-requisites for many positions. Our failure to compete effectively for employees or excessive attrition among our skilled personnel could reduce our ability to satisfy our customers' needs, and increase the costs and time required to perform our contractual obligations. This could adversely impact our revenue and materially adversely affect our business, financial condition and results of operations.

We may make acquisitions, which present additional risks.

        Part of our growth strategy may include pursuing acquisitions. We may not be able to consummate acquisitions in the future on terms acceptable to us, if at all. In addition, the integration of any future acquisitions may not be successful and the anticipated strategic benefits of any future acquisitions may not be realized. Future acquisitions may involve a number of special risks, including, but not limited to:

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  adverse short-term effects on our reported operating results;

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  diversion of management's attention;

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  difficulties assimilating and integrating the operations of the acquired company with our own; and

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  liabilities or contingencies relating to the acquired company.

If our subcontractors fail to perform their contractual obligations, our performance and reputation as a prime contractor and our ability to obtain future business could suffer.

        As a prime contractor, we often rely significantly upon other companies as subcontractors to perform work we are obligated to perform for our customers. If one or more of our subcontractors fails to perform satisfactorily the agreed upon services on a timely basis, or violates federal government contracting policies, laws or regulations, our ability to perform our obligations or meet our customers' expectations as a prime contractor may be compromised. In some cases, we have limited involvement in the work performed by the subcontractors but are nevertheless responsible for the work performed. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a customer terminating our contract for default. A default termination could expose us to liability for a federal government agency's costs of reprocurement, damage our reputation and could hurt our ability to compete for future federal government contracts.

Failure to maintain strong relationships with other contractors could result in a decline in our revenue.

        Revenue derived from contracts in which we acted as a subcontractor to other companies represented 15.6% of our revenue for 2006. As a subcontractor, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. Our business, financial condition and results of operations could be harmed if other contractors eliminate or reduce their subcontract relationships with us or if the federal government terminates or reduces other prime contractors' programs or does not award them new contracts.

If we experience systems or services failures, our reputation could be harmed and our customers could assert claims against us for damages or refunds.

        We create, implement and maintain information technology and outsourcing services that are often critical to our customers' operations, some of which involve classified or other sensitive information. We have experienced and may in the future experience some systems or services failures, schedule or delivery delays, and other problems in connection with our work. If our solutions, services, or products have significant defects or errors, are subject to delivery delays or fail to meet our customers' expectations, we may:

  •
  lose revenue due to adverse customer reactions;

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  be required to provide additional services to customers at no charge;

  •
  receive negative publicity, which could damage our reputation and harm our ability to attract or retain customers; or

  •
  suffer claims for substantial damages.

        The successful assertion of any large claims against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management and may harm our reputation.

A preference for minority-owned, small and small disadvantaged businesses could impact our ability to be a prime contractor on certain federal governmental procurements.

        As a result of the Small Business Administration ("SBA") set-aside program, the federal government may decide to restrict certain procurements only to bidders that qualify as minority owned small or small disadvantaged businesses. As a result, we would not be eligible to perform as a prime contractor on those programs and would be restricted to a maximum of 49% of the work as a subcontractor on those programs. An increase in the amount of procurements under the SBA set-aside program may impact our ability to bid on new procurements as a prime contractor or restrict our ability to recompete on incumbent work that is placed in the set-aside program.

Our employees may violate company policies and procedures by engaging in misconduct or other improper activities, which could harm our business.

        A significant number of our employees are involved in federal government contracting and billing processes, which require compliance with a number of procurement laws and regulations. In addition, in the course of our business, our employees routinely obtain access to sensitive or classified government information and personal information that is subject to privacy laws. We are exposed to the risk of employee misconduct that could include intentional or unintentional failures to comply with federal government procurement regulations, engaging in unauthorized activities or falsifying time or expense records. Employee misconduct could also involve the improper use of our customers' or their constituents' sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. While we have policies and processes in place, it is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling risks or losses, which could materially harm our business.

The failure to enforce and maintain our intellectual property rights could adversely affect our business.

        Our success depends, in part, upon our ability to protect our proprietary methodologies and other intellectual property. We rely upon a combination of trade secrets, confidentiality policies, nondisclosure and other contractual arrangements, and patent, copyright and trademark laws to protect our intellectual property rights. However, our methods of protecting this information may not be adequate, and we might not be able to take appropriate and timely steps to enforce our intellectual property rights.

The requirements of complying with the Exchange Act and the Sarbanes Oxley Act may strain our resources and occupy the time and energies of management.

        Upon registration of the New Notes we will be subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes Oxley Act of 2002, including Section 404. These requirements may place a strain on our systems and resources. The Sarbanes Oxley Act will require that we maintain and certify that we have effective disclosure controls and procedures and internal control over financial reporting. Pursuant to Section 404 of the Sarbanes Oxley Act as amended for newly public companies, starting with our annual report on Form 10-K for the year ended December 31, 2008, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting and an attestation report of our auditors on our management's assessment of and operating effectiveness of such internal control. A newly public company is also required to include a statement in its first annual report that the annual report does not include either management's assessment on the company's internal control over financial reporting or the auditor's attestation report. A newly public company also need not comply with the provisions of Exchange Act Rule 13a-15(d) or 15d-15(d), requiring an evaluation of changes to internal control over financial reporting requirements, or comply with the provisions of Exchange Act Rule 13a-15(a) or 15d-15(a) relating to the maintenance of internal control over financial reporting until the first periodic report due after the first annual report that must include management's report on internal control over financial reporting.

        In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with the public company reporting requirements. We might not be able to complete the documentation and management assessment required by Section 404 of the Sarbanes Oxley Act when it becomes applicable to us. In addition, the effort to prepare for these obligations and maintain effective internal controls may divert management's attention from other business concerns, which could adversely affect our business, financial condition and results of operations.

Our independent registered public accounting firm has identified a material weakness in our internal control over financial reporting.

        In the course of their review of our carve-out financial statements, our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. This material weakness is a result of our management performing reviews to prevent and detect errors in our financial statements based on the level of materiality used by Pearson plc, which is significantly higher than our level of materiality on a stand alone basis. Our management has reduced the level of materiality it uses in connection with such reviews. However, we or our independent registered public accounting firm may identify additional material weaknesses in the future. In the event of any material weaknesses in the future, we could incur additional costs and expend significant management attention rectifying those issues. Any future material weaknesses could also affect the accuracy of our financial statements included in filings with the SEC and other regulatory authorities.

Risks Related to the Exchange Offer

Original Notes that are outstanding after consummation of the exchange offer will continue to be subject to existing transfer restrictions and the holders of Original Notes after consummation of the exchange offer may be unable to sell their Original Notes.

        Original Notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions. We did not register the Original Notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the Original Notes may be transferred only in limited circumstances under the securities laws. If you do not exchange your Original Notes in the exchange offer, you will lose your right to have the Original Notes registered under the Securities Act, subject to limited exceptions. If you continue to hold Original Notes after the exchange offer, you may be unable to sell the Original Notes.

Some holders that exchange their Original Notes may be deemed to be underwriters, and these holders will be required to comply with registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Original Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active public market may not develop for the New Notes, which may hinder your ability to liquidate your investment.

        The New Notes are a new issue of securities with no active trading market, and we do not intend to list them on any securities exchange. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and may cease their market-making in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for fixed income securities, and by changes in our financial performance or prospects, or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value, or at all.

The market price for the New Notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions, which could adversely affect the value of your New Notes.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." All statements other than statements of historical fact are "forward-looking" statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

  •
  our reliance on sales to the federal government;

  •
  the ability of the federal government to terminate or modify contracts;

  •
  our ability to attract and retain customers and remain competitive in the markets we serve;

  •
  our substantial indebtedness;

  •
  downgrades in our credit ratings; and

  •
  other risks and uncertainties, including those listed under the caption "Risk Factors."

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof.

INDUSTRY, RANKING AND MARKET DATA

        Unless otherwise noted, the industry, ranking and market data contained in this prospectus are from information provided by INPUT, an independent federal market research firm, and management estimates. Industry, ranking and market data has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amount. The form and terms of the Original Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.

        We issued the Original Notes in the aggregate principal amount of $190.0 million. We received net proceeds from the issuance of the Original Notes, net of certain underwriting discounts and fees, of approximately $183.5 million and used such proceeds to pay a portion of the consideration for, and fees and expenses relating to, the Acquisition and to pay certain fees and expenses related to the offering of the Original Notes.

        The following table sets forth the sources and use of cash and securities in connection with the Transactions.

Sources		Uses
(dollars in millions)
Senior secured credit facility(1)		Purchase price(4)	$600.0
Revolving credit facility(2)	$5.0	Transaction fees and expenses(5)	32.0
Term loan facility	240.0
Senior subordinated notes	190.0
Equity investments(3)	197.0

Total sources	$632.0	Total uses	$632.0

(1)
In connection with the Transactions, we entered into a senior secured credit facility, which consists of a $50.0 million revolving credit facility and a $240.0 million term loan facility. See "Description of Certain Indebtedness."

(2)
Reflects a draw of $5.0 million under our revolving credit facility to fund a portion of the purchase price of the Acquisition. See "Description of Certain Indebtedness."

(3)
In connection with the Acquisition, (i) Pearson received a preferred equity investment in the buyer in the amount of $40.0 million, consisting of $35.0 million of Series A preferred stock and $5.0 million of Series B preferred stock and (ii) Veritas Capital and certain third party investors made preferred and common equity investments in the buyer in the amount of $157.0 million in the aggregate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions."

(4)
The purchase price was paid as follows: (i) $560.0 million in cash, (ii) $35.0 million in Series A preferred stock of the buyer, (iii) $5.0 million in Series B preferred stock of the buyer and (iv) 10% of the Class A membership interests of the buyer parent. The cash portion of the purchase price was increased post-closing by $50,000, based upon an increase in the net assets of the business at closing compared to the net assets as of September 30, 2006.

(5)
Includes underwriting discounts and expenses, fees paid to financial advisors and commitment fees, in each case paid upon consummation of the Transactions. See "Management—Sales and Retention Agreements" and "Description of Certain Indebtedness."

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2007. The information in the table should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this prospectus.

As of June 30, 2007
(dollars in millions)
Cash and cash equivalents	$25.0

Debt:
Senior secured credit facility(1)
Term loan facility	$239.4
Capital leases	0.4
Original Notes	190.0

Total debt	429.8
Stockholder's equity(2)	185.4

Total capitalization	$640.2

(1)
In connection with the Transactions, we entered into a senior secured credit facility, which consists of a $50.0 million revolving credit facility and a $240.0 million term loan facility.

(2)
Stockholder's equity consists of the fair value of the following: (i) $35.0 million of Series A preferred stock issued by the buyer to Pearson, (ii) $5.0 million of Series B preferred stock issued by the buyer to Pearson, (iii) preferred and common equity investments in the buyer in the amount of $157.0 million in the aggregate by Veritas Capital and certain third party investors, (iv) Pearson's ownership of 10% of the Class A membership interests of the buyer parent, and (v) accumulated deficit. Pearson's ownership was accounted for under predecessor basis in accordance with Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Security Ownership of Certain Beneficial Owners and Management," and "Certain Relationships and Related Party Transactions."

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma financial information is based on our audited and unaudited financial statements included elsewhere in this prospectus, adjusted to illustrate the pro forma effect of the Transactions. The unaudited pro forma statement of operations for the year ended December 31, 2006 gives effect to the Transactions as if they had occurred on January 1, 2006. The unaudited pro forma statement of operations for the six months ended June 30, 2007 gives effect to the Transactions as if they had occurred on January 1, 2006.

        The unaudited pro forma adjustments are based upon currently available information and certain assumptions that we believe to be reasonable under the circumstances. The pro forma adjustments reflect the purchase price allocation, which is based on valuation studies and assets and liabilities that existed as of the date of the Acquisition, February 14, 2007.

        The unaudited pro forma financial information is for informational purposes only and is not intended to represent the results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of our future results of operations or financial position.

        The unaudited pro forma financial information should be read in conjunction with the information contained in "Use of Proceeds," "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006

	Actual	Adjustments		Pro Forma
	(dollars in thousands)
Revenue	$520,932	$—		$520,932
Cost of revenue	409,797	19,991	(a)	429,788

Gross profit	111,135	(19,991)		91,144
General and administrative expenses	45,662	1,677	(b)(c)	47,339
Selling and marketing expenses	19,020	—		19,020
Intangible amortization	15	(15)	(a)	—

Operating income	46,438	(21,653)		24,785
Interest expense, net	633	38,870	(d)	39,503

Income (loss) before income taxes	45,805	(60,523)		(14,718)
Provision for income taxes	17,190	(9,145)	(e)	8,045

Net income (loss)	$28,615	$(51,378)		$(22,763)

See accompanying notes to unaudited pro forma financial statements.

 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Predecessor Entity				Successor Entity
	Period January 1, 2007 to February 14, 2007	Adjustments		Period January 1, 2007 to February 14, 2007 Pro Forma	Period February 15, 2007 to June 30, 2007	Six months ended June 30, 2007 Pro Forma
Revenue	$58,833	$—		$58,833	$174,046	$232,879
Cost of revenue	48,187	2,499	(a)	50,686	150,113	200,799

Gross profit	10,646	(2,499)		8,147	23,933	32,080
General and administrative expenses	9,383	196	(b)(c)	9,579	18,438	28,017
Selling and marketing expenses	1,940	—		1,940	6,849	8,789

Operating loss	(677)	(2,695)		(3,372)	(1,354)	(4,726)
Interest (income) expense, net	(10)	4,949	(d)	4,939	14,359	19,298

Loss before income taxes	(667)	(7,644)		(8,311)	(15,713)	(24,024)
(Benefit) provision for income taxes	(292)	1,101	(e)	809	2,936	3,745

Net loss	$(375)	$(8,745)		$(9,120)	$(18,649)	$(27,769)

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Statements of Operations
(dollars in thousands)

        The acquisition was accounted for under Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions ("EITF 88-16"). In accordance with EITF 88-16, the portion of Pearson plc's ("Continuing Stockholder") basis in the Company represented by its 10% residual interest was assigned to the assets and liabilities acquired. The remainder of the investment in the assets and liabilities acquired (the 90%) by the Buyer was recorded at fair value. As a result, the assets and liabilities have been assigned new values, which include part carryover basis and part fair value basis.

(a)
In accordance with EITF 88-16, 90% of the amortization of historical identifiable intangible assets of $951 for the year ended December 31, 2006 and $119 for the period January 1, 2007 to February 14, 2007 are eliminated from cost of revenue. Also eliminated is other historical identifiable intangible amortization of $15 for the year ended December 31, 2006 and $0 for the period January 1, 2007 to February 14, 2007 as presented separately on the statement of operations. The fair value of identifiable intangible assets allocated as part of the purchase price was provided by an independent valuation as of the acquisition date. Associated pro forma amortization is $20,942 for the year ended December 31, 2006 and $2,618 for the period from January 1, 2007 to February 14, 2007.

(b)
Reflects the elimination of 90% of deferred rent credits to expense in accordance with EITF 88-16 in the amounts of $128 for the year ended December 31, 2006 and $3 for the period January 1, 2007 to February 14, 2007. This also reflects the pro forma fair value deferred rent of $549 and $68 to replace historical amounts for the year ended December 31, 2006 and the period January 1, 2007 to February 14, 2007, respectively.

(c)
Reflects a pro forma adjustment for the year ended December 31, 2006 for the annual management fee of $1,000 to be paid to an affiliate of The Veritas Capital Fund III, L.P and a pro forma adjustment of $125 for the period January 1, 2007 to February 14, 2007. See "Certain Relationships and Related Party Transactions—Management Fee."

(d)
Represents the recording of interest expense as a result of the senior secured credit facility and the issuance of the notes, calculated as follows:

Instruments	Balance	Rate	Year ended December 31, 2006	Period from January 1, 2007 to February 14, 2007
Revolving credit facility drawn at closing(1)	$5,000	7.86%	$393	$49
Term loan facility(2)	240,000	7.61%	18,264	2,283
Unused revolving credit facility commitment fee	45,000	0.50%	225	28
Senior subordinated notes	190,000	9.625%	18,288	2,286
Amortization of deferred financing fees			2,375	303
Historical intercompany interest expense			(675)	—

Total interest expense adjustment			$38,870	$4,949

  (1)
  Assumes the election of the three-month LIBOR rate of 5.36% plus the stated interest margin of 2.50% for the revolving credit facility.

  (2)
  Assumes the election of the three-month LIBOR rate of 5.36% plus the stated interest margin of 2.25% for the term loan facility.

(e)
Adjusted to record income tax expense after taking into consideration the Acquisition and the associated valuation allowance.

SELECTED HISTORICAL FINANCIAL DATA

        The financial data set forth below for the years ended December 31, 2004, 2005 and 2006 have been derived from our carve-out financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The financial data set forth below for the year ended December 31, 2003 have been derived from our carve-out financial statements that are not included in this prospectus, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The financial data set forth below for the year ended December 31, 2002 have been derived from our carve-out financial statements that are not included in this prospectus. The financial data set forth below for the six month period ended July 1, 2006 and for the period January 1, 2007 to February 14, 2007 have been derived from our unaudited condensed carve-out financial statements. The financial data set forth below for the period February 15, 2007 to June 30, 2007 have been derived from our unaudited condensed consolidated financial statements. In the opinion of our management, our unaudited condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The financial data presented for the interim periods are not necessarily indicative of the operating results to be expected for the full year.

        Our financial statements for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, for the six months ended July 1, 2006 and for the period January 1, 2007 to February 14, 2007 have been derived from the historical accounting records of Pearson plc, an affiliate of Pearson, and are presented on a carve-out basis to include the historical financial position, results of operations and cash flows applicable to our business. Prior to the consummation of the Transactions, no direct ownership relationship existed among all the operations comprising our business. Accordingly, owner's equity is presented in lieu of stockholders' equity for periods ended prior to February 15, 2007.

        The selected historical financial data below should be read in conjunction with "Prospectus Summary—Summary Financial Data and Other Operating Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

	Predecessor Entity							Successor Entity

	Year Ended December 31,					Six Months Ended July 1, 2006	Period January 1, 2007 to February 14, 2007	Period February 15, 2007 to June 30, 2007
	2002	2003	2004	2005	2006
	(dollars in thousands)
Statement of Operations Data:
Revenue	$631,158	$323,361	$397,469	$524,367	$520,932	$286,166	$58,833	$174,046
Cost of revenue	497,692	247,688	292,112	432,399	409,797	233,318	48,187	150,113

Gross profit	133,466	75,673	105,357	91,968	111,135	52,848	10,646	23,933
General and administrative expenses	36,725	32,345	37,783	32,641	45,662	19,027	9,383	18,438
Selling and marketing expenses	20,066	17,414	19,686	17,851	19,020	10,057	1,940	6,849
Intangible amortization	5,133	2,725	865	62	15	8	—	—

Operating income (loss)	71,542	23,189	47,023	41,414	46,438	23,756	(677)	(1,354)
Interest (income) expense, net	(527)	315	283	513	633	225	(10)	14,359

Income (loss) before income taxes	72,069	22,874	46,740	40,901	45,805	23,531	(667)	(15,713)
Provision (benefit) for income taxes	1,423	8,958	18,539	15,555	17,190	8,831	(292)	2,936

Net income (loss)	$70,646	$13,916	$28,201	$25,346	$28,615	$14,700	$(375)	$(18,649)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$6,355	$5,603	$27,225	$6,338	$11,713	$7,654	$2,195	$25,001
Working capital(1)	80,754	172,649	44,751	21,663	60,024	31,338	72,061	68,689
Total assets	309,254	691,975	573,987	608,779	596,776	579,413	605,087	700,394
Total debt	—	—	1,512	1,376	566	611	525	429,816
Owner's/stockholder's equity	170,766	541,845	506,021	491,283	529,084	505,212	541,853	185,401
Other Data:
Depreciation and amortization	$10,704	$11,333	$10,034	$13,410	$14,557	$7,507	$2,369	$13,353
Capital expenditures	7,257	6,262	8,746	22,920	7,793	5,040	3,727	2,082
Ratio of earnings to fixed charges(2)(3)	15.1	8.9	17.4	9.0	8.3	9.1	NM	NM

(1)
Working capital defined as current assets net of current liabilities.

(2)
In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and one-third of rent expense we believe to be representative of the interest factored in such rentals.

(3)
For the predecessor period January 1, 2007 to February 14, 2007 and the successor period February 15, 2007 to June 30, 2007, a deficiency in earnings to fixed charges existed of $667 and $15,713, respectively.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a leading provider of information management and business process outsourcing services to several U.S. civilian government agencies, as well as select U.S. defense and intelligence agencies, foreign government organizations and private sector entities. We design, build and operate mission-critical systems and processes to seamlessly deliver vital information, services and programs to our customers and their constituents. Most of our revenue is generated from long-term contracts that typically have durations of four to six years, including option years. As of June 30, 2007, our total contract backlog was $1.9 billion.

        We manage our business through three segments: the Government Group ("GG"), International Group ("IG") and Commercial Group ("CG").

        Our Government Group is our largest segment and has over 30 years of experience in providing information management and business process outsourcing to several civilian and defense agencies of the federal government, including a twenty seven year history with DoED, ten years with the Defense Information Systems Agency and six years with CMS. GG is also responsible for the development, management, analysis and dissemination of healthcare information to the public sector and is one of the largest non-government providers of health information in the United States. GG accounted for 81.7% of our revenue for 2006.

        Our International Group serves local governments, central governments and commercial customers, primarily in the United Kingdom, Canada and Latin America. This segment provides consulting, systems integration and business process outsourcing to address a variety of managerial disciplines, including customer interaction, as well as the management of data, identity, revenue and human capital. IG accounted for 11.8% of our revenue for 2006.

        Our Commercial Group serves the private sector and designs, builds and operates workforce solutions that automate and improve the recruitment, assessment, selection and development of a customer's workforce. For example, we provide solutions that automate pre-employment screening, which are designed to improve the quality and retention of new employees and reduce the cost and time associated with hiring an hourly work force. CG accounted for 6.5% of our revenue for 2006.

The Transactions

        On February 14, 2007, the buyer consummated the acquisition of all of the equity interests of (i) Pearson Government Solutions, Inc., an indirect wholly-owned subsidiary of Pearson, and (ii) the domestic and international affiliates of Pearson Government Solutions, Inc. that are engaged in the consulting, systems integration and business process outsourcing business operated by the Pearson Government Solutions operating unit of Pearson and the other seller entities. Upon completion of the Acquisition, all domestic and international affiliates of Pearson Government Solutions, Inc. that are engaged in such business became our direct or indirect subsidiaries. In this section, Pearson and the other seller entities are referred to as the "sellers."

Closing Price and Purchase Adjustments

        The purchase price for the Acquisition was as follows: (i) $560.0 million in cash; (ii) $35.0 million in Series A preferred stock of the buyer; (iii) $5.0 million in Series B preferred stock of the buyer and (iv) 10% of the Class A membership interests of the buyer parent. The cash portion of the purchase price was increased post-closing by $50,000, based upon an increase in the net assets of the business at closing as compared to net assets as of September 30, 2006.

        General.    The stock purchase agreement contains customary representations, warranties, covenants and indemnities, by and for the benefit of the buyer and the sellers.

        Indemnification.    The sellers' obligation, which is joint and several, to indemnify the buyer and any of its affiliates that is a purchaser entity for breaches of representations and warranties generally survives until 12 months after the closing of the Acquisition, except for representations and warranties relating to tax, employee benefits and broker representations, which will survive until the applicable statute of limitations, and certain corporate and environmental representations that will survive for three years following the closing of the Acquisition. The sellers' obligations to indemnify the buyer and its affiliates and the buyer's obligation to indemnify the sellers for breaches of representations and warranties is, subject to certain exceptions, subject to a $9.0 million deductible, which includes a separate $1.0 million deductible for certain tax indemnifications, and $50,000 per individual claim. The buyer's and the sellers' aggregate indemnification obligations for breaches of representations and warranties are generally capped at $60.0 million in the aggregate subject to certain exceptions.

        The stock purchase agreement also provides that the sellers will indemnify us, the buyer and its other affiliates without regard to any time limitation for any losses incurred by us, our parent and its other affiliates in connection with an investigation by the United States government through the Department of Justice and the Inspector General of the Department of Homeland Security to determine whether we and NCS Pearson violated the Civil False Claims Act or other federal laws in connection with a contract awarded by the Transportation Security Administration to NCS Pearson in 2002, except that the first $20.0 million in losses resulting from such investigation will be shared equally. Upon closing of the Acquisition, we entered into a joint defense agreement with one of the sellers, NCS Pearson, pursuant to which both parties assumed joint defense with respect to such investigation. See "Business—Legal Proceedings" and "Risks Relating to Our Business—Our business could be adversely affected by a negative audit or other actions by the federal government" for additional information.

        Additional Covenants.    The stock purchase agreement includes customary covenants by the sellers to maintain the confidentiality of certain proprietary information about the buyer and its affiliates. In addition, the sellers and certain of their affiliates have agreed not to compete with the buyer, us and our affiliates with respect to any of our existing contracts or certain agreed upon future business opportunities for a period of two years and not to solicit for employment or hire certain of our employees for a period of two years after the closing of the Acquisition.

        Section 338 Election.    The stock purchase agreement provides that the sellers and the buyer make an election under Section 338(h)(10) of the Internal Revenue Code for one of the domestic entities. We believe this election will have the effect of significantly increasing the tax basis of our assets, and increasing our future tax depreciation and amortization. These future deductions may reduce future cash taxes, if any.

        The Transactions.    In addition to the equity investments discussed above, the Acquisition was funded by:

  •
  Preferred and common equity investments in the buyer of $157.0 million in the aggregate by Veritas Capital and certain third party investors.

  •
  the Original Notes; and

  •
  borrowings under our senior secured credit facility, consisting of a $240.0 million term loan facility and $5.0 million drawn under a $50.0 million revolving credit facility;

        All references to the "Transactions" refer to (i) the consummation of the Acquisition, (ii) the borrowings under our senior secured credit facility entered into in connection with the Acquisition and the application of the proceeds therefrom, (iii) the issuance by the buyer of preferred stock to Pearson and certain third party investors, (iv) the issuance of Class A membership interests of the buyer parent to Pearson, (v) the equity investments by Veritas Capital and certain third party investors and (vi) the issuance of the Original Notes and the application of the proceeds therefrom.

Basis of Presentation

        Our financial statements have been prepared in accordance with U.S. GAAP from the historical accounting records of Pearson plc, an affiliate of Pearson, and are presented on a carve-out basis until February 14, 2007, the date of the Acquisition, to include the historical financial position, results of operations and cash flows applicable to our business. No direct ownership relationship existed among all the operations comprising our business prior to the Acquisition. Accordingly, owner's equity is presented in lieu of stockholder's equity for periods ended February 14, 2007 and prior.

        For pre-Acquisition periods, our financial statements include allocations from Pearson plc for corporate expenses. Pearson plc historically allocated costs to us based on a percentage of revenue or headcount measures compared to the consolidated organization to cover support and services in the following areas: accounting, financial reporting, insurance, legal, human resources, payroll, tax, business licenses, public relations, charitable contributions and other services. We believe these allocations represent a reasonable allocation methodology. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if we had been operating as a stand-alone entity. It is not practical to estimate the costs and expenses that would have resulted on a stand-alone basis.

        For discussion purposes only, our fiscal 2007 three months and six months ended results discussed below represent the mathematical addition of the historical results for the Predecessor period January 1, 2007 to February 14, 2007 and the Successor period February 15, 2007 to June 30, 2007. This approach is not consistent with generally accepted accounting principles and yields results that are not comparable on a period-to-period basis due to the new basis of accounting established at the Acquisition date. However, we believe it is the most meaningful way to comment on the results of operations for the six months ended June 30, 2007 compared to the six months ended July 1, 2006 because a discussion of a partial period January 1, 2007 to February 14, 2007 (Predecessor) separately from the period February 15, 2007 to June 30, 2007 (Successor) compared to the 2006 respective Predecessor periods would not be meaningful. In addition, the results for the three month periods ended July 1, 2006 (Predecessor) and June 30, 2007 (Successor) are not comparable on a period-to-period basis due to the new basis of accounting established at the Acquisition date.

Factors Affecting Our Future Results of Operations

        Our future results of operations will be affected by the following factors, which may cause our results of operations to differ from those discussed under "Results of Operations." These are not all of the factors that may affect our future results of operations.

        Revenue from federal government contracts.    Contracts funded by federal government agencies accounted for 71.9% 73.5%, and 70.5% of our revenue for the year ended December 31, 2006, for the three month period ended June 30, 2007, and for the six month period ended June 30, 2007, respectively. The pricing environment for our products and services has not fluctuated significantly over the past three years. For the year ended December 31, 2006, the three months ended June 30, 2007, and the six months ended June 30, 2007, we derived 84.4%, 90.7%, and 89.6%, respectively, of our revenue from contracts in which we acted as the prime contractor. Our business is performed under cost-plus, fixed price and time and materials contracts. For the year ended December 31, 2006, 48.1%, 44.5% and 7.4% of our revenue were derived from cost-plus, fixed price and time and materials contracts, respectively. For the three months ended June 30, 2007, 45.6%, 49.5% and 4.9% of our revenue were derived from cost-plus, fixed price and time and materials contracts, respectively. For the six months ended June 30, 2007, 40.0%, 53.4% and 6.6% of our revenue were derived from cost-plus, fixed price and time and materials contracts, respectively.

        Cost of Revenue.    Our most significant expense is cost of revenue, which includes labor expenses, facilities expenses and direct contract expenses, overhead costs, management and support costs, depreciation and amortization costs related to assets used in revenue generating activities and other costs attributable to serving our customers. Labor expenses consist of salaries, wages and related benefits associated with professional and customer service staff. The Service Contract Act, which covers many of our contracts, requires that hourly employees be paid certain minimum wages for their defined positions, and requires specific benefit levels. Facilities expenses consist of costs relating to our headquarters and 34 other commercial facilities. Other direct contract expenses include costs directly attributable to customer engagements, such as travel and living expenses, costs of hardware and software and costs of subcontractors. The number and types of personnel, their salaries, and other costs, can have a significant impact on our cost of revenue. We record monthly accruals on contracts for costs incurred but not invoiced. These costs typically relate to subcontractor charges and are estimated based on prior actual invoices or other historical vendor information.

        General and Administrative Expenses.    Our general and administrative expenses include costs not directly associated with performing work for our customers. These costs include salaries and wages, plus associated fringe benefits, facilities, depreciation, travel, and insurance. Among the functions covered by these expenses are human resources, information systems, accounting, general management, legal, finance, contracts and purchasing. Most of these costs are allowable costs under the cost accounting standards for contracting with the federal government and are recoverable under cost-plus contracts.

        Selling and Marketing Expenses.    Our selling and marketing expenses include the costs associated with our sales and business development staff, including salaries, wages and commissions, plus associated fringe benefits, facilities, travel, depreciation and bid and proposal expenses.

        Purchase Accounting Adjustments.    The Acquisition was accounted for under Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions ("EITF 88-16"). In accordance with EITF 88-16, the portion of Pearson plc's ("continuing stockholder") basis in us represented by its 10% residual interest was assigned to the assets and liabilities acquired. The remainder of the investment in the assets and liabilities acquired (the 90%) by the Buyer was recorded at fair value. As a result, the assets and liabilities have been assigned new values, which include part carryover basis and part fair value basis. The continuing stockholder's residual interest in the Company was applied to the incremental debt resulting from the Acquisition, and was accounted for as a deemed dividend and recognized as a reduction of equity. A third-party valuation was performed on identified intangible assets and the newly issued Series A and Series B preferred stock and the allocation resulted in new identifiable intangible assets. Additional purchase accounting adjustments were made in accordance with SFAS No. 141, Business Combinations, and related guidance. The excess of the purchase price over assets acquired and liabilities assumed was allocated to goodwill of the acquired Company.

        Section 338 Election.    In connection with the Acquisition, the sellers and the buyer have made an election under Section 338(h)(10) of the Internal Revenue Code for one of the domestic entities. This election will have the effect of significantly increasing the tax basis of our assets, and increasing our depreciation and amortization. These future deductions may reduce future cash taxes, if any.

Contract Backlog

        Our total contract backlog was approximately $1.9 billion and $1.8 billion as of June 30, 2007 and July 1, 2006, respectively, and our firm contract backlog was approximately $514.9 million and $450.4 million as of June 30, 2007 and 2006, respectively. We define total contract backlog as the amount of revenue we expect to realize over the entire term of the contract including the base period and all option years. We do not include contract ceiling values under GWAC or IDIQ contracts in our total contract backlog calculation. We define firm contract backlog as the value of the base period plus all currently exercised options. We believe that our contract backlog provides us with significant visibility and allows us to better manage our business. We review our contract backlog on a periodic basis to determine if any adjustments are necessary. Each year a significant portion of our revenue is derived from our total contract backlog, and a significant portion of our backlog represents work related to the continuation of services under contracts or projects where we are the incumbent provider. A substantial portion of our contracts provide for multiyear revenue. These contracts generate revenue over an initial base period, with one or more subsequent option periods, which may or may not be exercised by our customers. Most of our federal government contracts allow the customer the option of extending the period of performance of a contract for a period of one or more years. Typically, options are exercised under our contracts; however the exercise of options is at the sole discretion of the customer. Revenue generated in a base period may vary from the revenue generated over the remaining option periods.

        The following table sets forth our contract backlog as of July 1, 2006 and June 30, 2007:

	As of July 1, 2006		As of June 30, 2007
	Total Contract Backlog	Firm Contract Backlog	Total Contract Backlog	Firm Contract Backlog
Government Group	$1,444,222	$191,799	$1,573,403	$284,935
International Group	339,500	238,511	314,368	213,971
Commercial Group	20,086	20,086	16,030	16,030

Total	$1,803,808	$450,396	$1,903,801	$514,936

Critical Accounting Policies

        Our significant accounting policies are summarized in Note 3 to our audited financial statements. A number of our accounting policies require the application of significant judgment by our management and such judgments are reflected in the amounts reported in our financial statements. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, management's observation of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, doubtful accounts receivable, goodwill and other intangible assets and other contingent liabilities. Actual results may differ significantly from the estimates contained in our financial statements. We believe that the following are our critical accounting policies.

Revenue Recognition and Cost Estimation on Long-Term Contracts

        Our revenue is derived primarily from contracts with the federal government. Our contracts with customers are either cost-plus, time and materials, or fixed price contracts. We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. All contract elements, such as design and early transition services, are separated into multiple components in accordance with EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Revenue under cost-plus contracts are recognized as costs are incurred with applicable profits included in earnings based on negotiated profit rates. Incentive fees or penalties are recognized when accepted by the customers and the related contract modifications are received. Revenue for time-and-materials contracts are recorded on the basis of allowable labor hours worked multiplied by the contract defined billing rates, plus the costs of other direct charges used in the performance of the contract. Profits on time and materials contracts result from the difference between the cost of services performed and the contract defined billing rates for these services.

        Service revenue for fixed price contracts is recognized when earned, generally as work is performed in accordance with the provisions of the SEC's Staff Accounting Bulletin No. 104, Revenue Recognition or Statement of Position 81-1, Accounting for Performance of Construction—Type and Certain Production—Type Contracts, depending on the services performed. Services performed vary from contract to contract and are not uniformly performed over the term of the arrangement. Revenue is recognized on either a proportional performance or a percentage of completion model based upon the service rendered under the contract. Additionally, customers are obligated to pay as services are performed, and in the event that an agency of the federal government cancels the contract, payment for services performed through the date of cancellation is negotiated with the customer.

        Revenue recognition requires judgment relative to assessing risks, estimating contract revenue and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of revenue and costs can be complicated and is subject to many variables. Contract costs include labor, subcontracting costs, and other direct costs, as well as allocation of allowable indirect costs. From time to time, facts develop that require us to revise our estimated total costs and revenue on a contract. To the extent that a revised estimate affects contract profit or revenue previously recognized, we record the cumulative effect of the revision in the period in which the facts requiring the revision become known. Provision for the full amount of an anticipated loss on the contract is recognized in the period in which it becomes probable and can be reasonably estimated.

        Invoices to customers are prepared in accordance with the terms of the applicable contract, which may not be directly related to the performance of services. Unbilled receivables are invoiced based upon the achievement of specific events as defined by each contract including deliverables, timetables, and incurrence of certain costs. Unbilled receivables are classified as a current asset. Advanced billings to customers in excess of revenue earned are recorded as deferred revenue until the revenue recognition criteria are met. Reimbursements of out-of-pocket expenses are included in revenue with corresponding costs incurred by us included in cost of revenue.

        Software revenue is generated from licensing software and providing services, including maintenance and technical support, and consulting. We recognize the revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and collectibility of the fee is considered probable. Our software license sales including maintenance and consulting services are recognized at their fair values when all other recognition criteria are met. Service revenue consists of maintenance and technical support and is recognized ratably over the service period. Other service revenue is recognized as the related services are provided.

        Revenue from sales of products is generally recognized upon fulfillment of the order to the customer.

Goodwill

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is evaluated for potential impairment at least annually by comparing the fair value of a reporting unit, based on estimated future cash flows, to its carrying value including goodwill recorded by the reporting unit. If the carrying value exceeds the fair value, impairment is measured by comparing the derived fair value of goodwill to its carrying value, and any impairment determined is recorded in the current period. Management completed its annual impairment analysis for 2004, 2005 and 2006 and determined that there was no impairment of goodwill.

Acquired Intangibles

        In accordance with SFAS 142, intangible assets acquired as part of business combinations are amortized over their estimated useful lives unless their useful lives are determined to be indefinite. For material business combinations, amounts recorded related to purchased intangibles are determined from independent valuations. Our acquired intangibles primarily relate to contracts, programs and customer relationships which are amortized over periods of 15 years or less.

Long-Lived Assets

        Generally, the carrying values of long-lived assets, such as property and equipment and intangible assets with definite lives are reviewed for impairment if events or changes in the facts and circumstances indicate that their carrying values may not be recoverable. Purchased intangibles are reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Any impairment determined is recorded in the current period and is measured by comparing the fair value based on estimated future cash flows of the related asset to its carrying value.

Accounting for Contingencies and Litigation

        Amounts associated with litigation and contingencies are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Foreign Currency Translation

        For operations outside the U.S. with functional currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the year end exchange rates. The cumulative effect of these translation adjustments are reported in accumulated other comprehensive income in owner's/stockholder's equity.

Income Taxes

        We account for income taxes under SFAS No. 109, Accounting for Income Taxes. Income tax expense and the deferred income tax balances in the financial statements have been calculated as if we had been taxed separately and have prepared our own U.S. federal, U.S. state and local and foreign tax returns as a corporation.

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequence expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of our assets and our liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded against deferred tax assets when it is more likely than not that a tax benefit will not be realized. Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be permanently reinvested. For periods prior to the Acquisition, our U.S. taxable income is included in Pearson plc's consolidated U.S. federal income tax return.

        We adopted the provisions of FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109) on January 1, 2007. As a result of the implementation of FIN 48, we performed a comprehensive review of any uncertain tax positions in accordance with recognition standards established by FIN 48. In this regard, an uncertain tax position represents our expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes. As a result of this review, we believe we have no uncertain tax positions and accordingly, we did not record any charges. We recognize interest and penalties, if any, as part of the provision for income taxes. We currently have no open tax related audits of our federal, state, or local tax years.

 Results of Operations

Company-Wide

        The following table sets forth our historical results of operations on a company-wide basis for the years ended December 31, 2004, 2005 and 2006, the three months ended July 1, 2006 and 2007, the six months ended July 1, 2006, and the period January 1, 2007 to February 14, 2007 combined with the period February 15, 2007 to June 30, 2007:

				Three Months Ended		Six Months Ended
	Year Ended December 31,
				July 1, 2006	June 30, 2007	July 1, 2006	June 30, 2007
	2004	2005	2006
	(dollars in thousands)
Statement of Operations Data:
Revenue	$397,469	$524,367	$520,932	$136,579	$121,584	$286,166	$232,879
Cost of revenue	292,112	432,399	409,797	105,816	102,712	233,318	198,300

Gross profit	105,357	91,968	111,135	30,763	18,872	52,848	34,579
General and administrative expenses	37,783	32,641	45,662	10,249	12,944	19,027	27,821
Selling and marketing expenses	19,686	17,851	19,020	5,328	4,544	10,057	8,789
Intangible amortization	865	62	15	4	—	8	—

Operating income	47,023	41,414	46,438	15,182	1,384	23,756	(2,031)
Interest expense, net	283	513	633	2	9,594	225	14,349

Income (loss) before income taxes	46,740	40,901	45,805	15,180	(8,210)	23,531	(16,380)
Provision for income taxes	18,539	15,555	17,190	5,697	1,984	8,831	2,644

Net income (loss)	$28,201	$25,346	$28,615	$9,483	$(10,194)	$14,700	$(19,024)

Three Months Ended June 30, 2007 Compared to Three Months Ended July 1, 2006

        Revenue.    Revenue for the three months ended June 30, 2007 was $121.6 million, compared to $136.6 million for the three months ended July 1, 2006, representing a decrease of $15.0 million, or 11.0%. The decrease was primarily attributable to a decrease of $6.4 million from lower prescription drug enrollment volume under continuing Medicare related outsourcing contracts, a decrease in revenue from contracts with the Department of Education and State Agencies of $5.5 million and $1.9 million, respectively, and a decrease of $5.3 million from the completion in 2006 of a DHS contract in our Government Group,. These decreases were offset by an increase of $3.5 million from increased volume under certain UK, Mexico, and Venezuela government and commercial contracts in our International Group.

        Cost of Revenue.    Cost of revenue for the three months ended June 30, 2007 was $102.7 million, or 84.5% of revenue, compared to $105.8 million, or 77.5% of revenue, for the three months ended July 1, 2006, representing a decrease of $3.1 million, or 2.9%. The decrease in cost of revenue was primarily attributable to decreased services provided under the contracts described above. This decrease was offset by additional intangible amortization of $4.9 million due to an increase in the value of our contract base as a result of the Transaction.

        General and Administrative Expenses.    General and administrative expenses for the three months ended June 30, 2007 were $12.9 million, or 10.6% of revenue, compared to $10.2 million, or 7.5% of revenue, for the three months ended July 1, 2006, representing an increase of $2.7 million, or 26.5%. The increase was primarily attributable to employee bonuses associated with the Transaction of $1.3 million, other transition costs of $0.5 million, and additional management and board fees of $0.3 million.

        Selling and Marketing Expenses.    Selling and marketing expenses for the three months ended June 30, 2007 were $4.5 million, or 3.7% of revenue, compared to $5.3 million, or 3.9% of revenue, for the three months ended July 1, 2006, representing a decrease of $0.8 million, or 15.1% due to lower bid and proposal costs.

        Operating Income.    Operating income for the three months ended June 30, 2007 was $1.4 million, compared to operating income of $15.2 million for the three months ended July 1, 2006, representing a decrease of $13.8 million or 90.8%. The decrease in operating income was attributable to a decrease in gross margin of $7.0 million primarily due to lower volumes on Medicare related contracts in the Government Group, an increase of $4.9 million in intangible amortization allocated to cost of revenue, and a $2.7 million increase in general and administrative expenses.

        Provision for Income Taxes.    The provision for income taxes for the three months ended June 30, 2007 was $2.0 million compared to a provision for income taxes of $5.7 million for the three months ended July 1, 2006, representing a decrease of $3.7 million, or 64.9%. The effective tax rate was a negative 24.2% and a positive 37.5% for each of the reporting periods, respectively. The Acquisition significantly adjusted the balances of certain assets and liabilities from both a financial reporting and tax perspective. As such, the income tax accounting for post-Acquisition periods may differ significantly from pre-Acquisition periods. We are required to assess our deferred tax assets and the need for a valuation allowance. This assessment requires judgment on the part of management with respect to benefits that may be realized. We have concluded, based upon available evidence, it is more likely than not that the U.S. federal, state, and local deferred tax assets at June 30, 2007 will not be realizable. Therefore, a valuation allowance has been provided against U.S. deferred tax assets both at the acquisition date and in the successor period. The negative effective tax rate in the current period is the result of recording a tax provision for our non-U.S. subsidiaries and deferred tax expense related to the amortization of tax deductible goodwill while also recording a valuation allowance against our U.S. deferred tax assets primarily resulting from the net operating loss for the three months ended June 30, 2007. Our effective tax rate for the three months ended July 1, 2006 differs from the U.S. statutory rate primarily due to state and local taxes, and differing statutory tax rates applied to the income of non-U.S. subsidiaries.

Six Months Ended June 30, 2007 Compared to Six Months Ended July 1, 2006

        Revenue.    Revenue for the six months ended June, 2007 was $232.9 million, compared to $286.2 million for the six months ended July 1, 2006, representing a decrease of $53.3 million, or 18.6%. The decrease was primarily attributable to a decrease of $47.7 million from lower prescription drug enrollment volume under continuing Medicare related outsourcing contracts, a decrease of $11.1 million from the completion in 2006 of a DHS contract, and a decrease of $2.9 million from lower Department of Education contracts in our Government Group. These were offset by an increase of $7.7 million from increased volume under certain UK, Mexico, and Venezuela government and commercial contracts in our International Group.

        Cost of Revenue.    Cost of revenue for the six months ended June 30, 2007 was $198.3 million, or 85.1% of revenue, compared to $233.3 million, or 81.5% of revenue, for the six months ended July 1, 2006, representing a decrease of $35.0 million, or 15.0%. The decrease in cost of revenue was primarily attributable to decreased services provided under the contracts described above, offset by an increase in intangible amortization of $7.3 million due to an increase in the value of our contract base as a result of the Transaction.

        General and Administrative Expenses.    General and administrative expenses for the six months ended June 30, 2007 were $27.8 million, or 11.9% of revenue, compared to $19.0 million, or 6.6% of revenue, for the six months ended July 1, 2006, representing an increase of $8.8 million, or 46.3%. The increase was primarily attributable to $2.9 million of employee bonuses associated with the Transaction,

$1.1 million of transition costs, $1.1 million of additional expense due to full vesting of stock options at date of Transaction, and $0.6 million of management and board fees. The remaining increase relates to increases in other general and administrative expenses to support the standalone company.

        Selling and Marketing Expenses.    Selling and marketing expenses for the six months ended June 30, 2007 were $8.8 million, or 3.8% of revenue, compared to $10.1 million, or 3.5% of revenue, for the six months ended July 1, 2006, representing a decrease of $1.3 million, or 12.9% due to a decrease in bid and proposal costs.

        Operating (Loss) Income.    Operating loss for the six months ended June 30, 2007 was $2.0 million, compared to operating income of $23.8 million for the six months ended July 1, 2006, representing a decrease of $25.8 million or 108.4%. This decrease in operating income was primarily attributable to general and administrative expense increases of $8.8 million, and increase in intangible amortization of $7.3 million due to an increase in the value of our contract base as a result of the Transaction, a loss of $3.7 million recognized on the termination of a contract with the University of California, (reflected through a decrease in revenue of $0.5 million, and an increase in cost of revenue of $3.2 million) and other decreases in revenue and related gross profit as described above.

        Provision for Income Taxes.    The provision for income taxes for the six months ended June 30, 2007 was $2.6 million compared to a provision for income taxes of $8.8 million for the six months ended July 1, 2006, representing a decrease of $6.2 million, or 70.5%. The effective tax rate was a negative 16.1% and a positive 37.5% for each of the reporting periods, respectively. The six months ended June 30, 2007 contain periods both before and after the acquisition. These periods have discrete effective tax rates. The Acquisition significantly adjusted the balances of certain assets and liabilities from both a financial reporting and tax perspective. As such, the income tax accounting for post-Acquisition periods may differ significantly from pre-Acquisition periods. We are required to assess our deferred tax assets and the need for a valuation allowance. This assessment requires judgment on the part of management with respect to benefits that may be realized. We have concluded, based upon available evidence, it is more likely than not that the U.S. federal, state, and local deferred tax assets at June 30, 2007 will not be realizable. Therefore, a valuation allowance has been provided against U.S. deferred tax assets both at the acquisition date and in the successor period. The negative effective tax rate in the current period is the result of recording a tax provision for our non-U.S. subsidiaries and deferred tax expense related to the amortization of tax deductible goodwill while also recording a valuation allowance against our U.S. deferred tax assets primarily resulting from the net operating loss for the six months ended June 30, 2007. Our effective tax rate for the six months ended July 1, 2006 differs from the U.S. statutory rate primarily due to state and local taxes, and differing statutory tax rates applied to the income of non-U.S. subsidiaries.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Revenue.    Revenue for the year ended December 31, 2006 was $520.9 million, compared to $524.4 million for the year ended December 31, 2005, representing a decrease of $3.5 million, or 0.7%. During 2006, revenue decreased $23.0 million due to the completion of a short term contract in 2005 under which we provided outsourcing solutions for the Social Security Administration (SSA). In addition, we experienced a decrease of approximately $6.3 million due to the close-out of a contract with the Department of Homeland Security (DHS) in 2006 and a decrease of approximately $5.7 million under our Department of Health and Human Services (HHS) contracts. These decreases were partially offset by increased revenue of $15.0 million related to increased prescription drug enrollment volume under a continuing GG Medicare-related outsourcing contract as well as $17.3 million of increased revenue related to various new contracts.

        Cost of Revenue.    Cost of revenue for the year ended December 31, 2006 was $409.8 million, or 78.7% of revenue, compared to $432.4 million, or 82.5% of revenue, for the year ended December 31,

2005, a decrease of $22.6 million, or 5.2%. The decrease in cost of revenue was primarily associated with the decrease in services provided under the contracts described above. The cost of revenue as a percentage of revenue decreased 3.8% during the year ended December 31, 2006 as compared with the year ended December 31, 2005 due primarily to increased profit margins in 2006 related to the close-out of a contract with DHS as well as various other contracts.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2006 were $45.7 million, or 8.8% of revenue, compared to $32.6 million, or 6.2% of revenue, for the year ended December 31, 2005 representing an increase of $13.1 million or 39.9%. Included in the year ended December 31, 2006 period were approximately $4.6 million of nonrecurring general and administrative costs related to the close-out of a contract with the Department of Homeland Security ("DHS"). The remaining increase relates to increases in staffing and other general and administrative expenses to support the long-term growth of the business.

        Selling and Marketing Expenses.    Selling and marketing expenses for the year ended December 31, 2006 were $19.0 million, or 3.7% of revenue, compared to $17.9 million, or 3.4% of revenue, for the year ended December 31, 2005. The increase of $1.1 million, or 6.5%, for the year ended December 31, 2006 was primarily attributable to an increase in bid and proposal costs related to recompetition of contracts and other new business opportunities. The level of bid and proposal activity fluctuates depending on the timing of bidding opportunities.

        Operating Income.    Operating income for the year ended December 31, 2006 was $46.4 million, compared to $41.4 million for the year ended December 31, 2005, representing an increase of $5.0 million, or 12.1%. Operating income as a percentage of revenue for the year ended December 31, 2006 was 8.9% compared to 7.9% for the year ended December 31, 2005. This increase was primarily due to increased profit margins on various contracts in 2006. In addition, there was approximately $1.0 million of non-recurring profit during the year ended December 31, 2006

        Provision for Income Taxes.    Provision for income taxes for the year ended December 31, 2006 was $17.2 million, compared to $15.6 million for the year ended December 31, 2005. The effective tax rate used to calculate the provision for income taxes was approximately 37.5% and 38.0% for the years ended December 31, 2006 and 2005, respectively.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        Revenue.    Revenue for the year ended December 31, 2005 was $524.4 million, compared to $397.5 million for the year ended December 31, 2004, representing an increase of $126.9 million, or 31.9%. Approximately $73.0 million of this increase was primarily due to increased prescription drug enrollment volume under a continuing GG Medicare related outsourcing contract. In addition, we delivered on a short term contract under which we provided outsourcing solutions for the Social Security Administration ("SSA") that accounted for approximately $23.0 million in revenue, and revenue under other contracts increased approximately $46.7 million. These increases were partially offset by a reduction in revenue of approximately $17.0 million related to the close out of a contract with DHS in 2004.

        Cost of Revenue.    Cost of revenue for the year ended December 31, 2005 was $432.4 million, or 82.5% of revenue, compared to $292.1 million, or 73.5% of revenue, for the year ended December 31, 2004, an increase of $140.3 million, or 48.0%. The increase in cost of revenue was primarily associated with increased services provided under the contracts described above. This increase as a percentage of revenue was primarily driven by increased contract revenue and lower contract margin realization due to an increase of cost-plus contracts, which typically have lower profit margins. Additionally, in 2004 we realized revenue of approximately $17.0 million and gross profit of approximately $12.8 million related to the close out of a contract with DHS.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2005 were $32.6 million, or 6.2% of revenue, compared to $37.8 million, or 9.5% of revenue, for the year ended December 31, 2004. The decrease of $5.1 million, or 13.6%, for the year ended December 31, 2005 was primarily attributable to the close out of a contract with DHS.

        Selling and Marketing Expenses.    Selling and marketing expenses for the year ended December 31, 2005 were $17.9 million, or 3.4% of revenue, compared to $19.7 million, or 5.0% of revenue, for the year ended December 31, 2004. The decrease of $1.8 million, or 9.1%, for the year ended December 31, 2005 was attributable to a decrease in bid and proposal costs.

        Operating Income.    Operating income for the year ended December 31, 2005 was $41.4 million, compared to $47.0 million for the year ended December 31, 2004, representing a decrease of $5.6 million, or 11.9%. Operating income as a percentage of revenue for the year ended December 31, 2005 was 7.9% compared to 11.8% for the year ended December 31, 2004. This decrease is primarily due to the recognition of gross profit of $12.8 million due to the close out of a contract with DHS in 2004 and the extension of certain contracts for one year at significantly lower profit margins in 2005, resulting in a decrease in operating income of approximately $15.7 million. These decreases were partially offset by increased operating income of approximately $9.8 million related to a GG Medicare related outsourcing contract in 2005. In addition, general and administrative and selling and marketing expenses decreased approximately $7.0 million in 2005 as a result of the close out of a contract with DHS in 2004 and a decrease in bid and proposal costs. The remainder of the decrease relates to fluctuations in gross profit across various contracts.

        Provision for Income Taxes.    Provision for income taxes for the year ended December 31, 2005 was $15.6 million, compared to $18.5 million for the year ended December 31, 2004. The effective tax rate used to calculate the provision for income taxes was approximately 38.0% and 39.7% for the years ended December 31, 2005 and 2004, respectively.

Our Segments

        The following table sets forth our revenue and operating income by segment for the years ended December 31, 2004, 2005 and 2006, the three months ended July 1, 2006 and 2007, the six months ended July 1, 2006, and the period January 1, 2007 to February 14, 2007 combined with the period February 15, 2007 to June 30, 2007 (in thousands):

				Three Months Ended		Six Months Ended
	Year Ended December 31,
				July 1, 2006	June 30, 2007	July 1, 2006	June 30, 2007
	2004	2005	2006
	(dollars in thousands)
Revenue:
Government Group	$347,855	$442,858	$425,650	$113,222	$94,406	$240,528	$180,269
International Group	22,463	46,101	61,624	15,064	18,678	28,899	36,069
Commercial Group	27,151	35,408	33,658	8,293	8,500	16,739	16,541

Total Revenue	$397,469	$524,367	$520,932	$136,579	$121,584	$286,166	232,879

Operating Income (Loss):
Government Group	$51,232	$36,834	$39,912	$13,186	$91	$20,771	$(2,201)
International Group	(799)	1,777	3,640	1,080	285	1,717	177
Commercial Group	(3,050)	3,125	3,119	982	1,028	1,399	560

Subtotal	47,383	41,736	46,671	15,248	1,404	23,887	(1,464)
Corporate	(360)	(322)	(233)	(66)	(20)	(131)	(567)

Total operating income (loss)	$47,023	$41,414	$46,438	$15,182	$1,384	$23,756	$(2,031)

Three Months Ended June 30, 2007 Compared to Three Months Ended July 1, 2006

  Government Group

        Revenue.    Revenue for the three months ended June 30, 2007 was $94.4 million, compared to $113.2 million for the three months ended July 1, 2006, representing a decrease of $18.8 million, or 16.6%. This decrease was primarily due to lower prescription drug enrollment volume under continuing Medicare related outsourcing contracts of $6.4 million, the completion of a contract with DHS in 2006 of $5.3 million and a decrease in revenue from contracts with the Department of Education and State Agencies of $5.5 million and $1.9 million, respectively. The remainder is an increase of revenue from fluctuations across various contracts.

        Operating Income.    Operating income for the three months ended June 30, 2007 was $0.1 million, compared to $13.2 million for the three months ended July 1, 2006, a decrease of $13.1 million, or 99.2%. Operating income as a percentage of revenue for the three months ended June 30, 2007 was 0.1% compared to 11.7% for the three months ended July 1, 2006. The decrease in operating income was attributable to lower profit of approximately $3.0 million under our contracts with Department of Education and the completion of a contract with DHS in 2006 of approximately $0.9 million. Lower prescription drug enrollment volume decreased profit by $4.9 million under continuing Medicare related outsourcing contracts. In addition there were increases of approximately $4.9 million relating to intangible amortization associated with the intangible assets from GG contracts valuation. These decreases were partially offset by increased profit margins of approximately $0.6 million under our Department of Labor contract. The remainder relates to fluctuations in gross profits across various contracts.

  International Group

        Revenue.    Revenue for the three months ended June 30, 2007 was $18.7 million, compared to $15.1 million for the three months ended July 1, 2006 representing an increase of $3.6 million, or 23.8%. This increase was primarily attributable to increased volume under certain UK, Mexico, and Venezuela government and commercial contracts, which contributed approximately $3.5 million of incremental revenue.

        Operating income.    Operating income for the three months ended June 30, 2007 was $0.3 million, compared to operating income of $1.1 million for the three months ended July 1, 2006, a decrease of $0.8 million. Operating income as a percentage of revenue for the three months ended June 30, 2007 was 1.6% compared to 7.3% for the three months ended July 1, 2006. The decrease in operating income was attributable to $0.4 million in reduced margins, primarily due to the winding down and ramping up of contracts in Mexico, a $0.4 million increase in general and administrative expenses mainly related to new corporate allocations and a $0.2 million increase in intangible amortizations related to the sale of the Company. This was offset by lower sales and marketing expenses of $0.1 million.

  Commercial Group

        Revenue.    Revenue for the three months ended June 30, 2007 was $8.5 million, compared to $8.3 million for the three months ended July 1, 2006, representing an increase of $0.2 million, or 2.4%. This increase was primarily due to services performed under a contract for the Air Force of $0.6 million.

        Operating Income.    Operating income for the three months ended June 30, 2007 and July 1, 2006 was $1.0 million in each period. Operating income as a percentage of revenue for the three months ended June 30, 2007 was 11.8% compared to 12.0% for the three months ended July 1, 2006. The increase in revenue as discussed above was offset by of $0.2 million of transition related expenses.

Six Months Ended June 30, 2007 Compared to the Six Months Ended July 1, 2006

  Government Group

        Revenue.    Revenue for the six months ended June 30, 2007 was $180.3 million, compared to $240.5 million for the six months ended July 1, 2006, representing a decrease of $60.2 million, or 25.0%. This decrease was primarily attributable to a $47.7 million decrease in revenue related to a decline in prescription drug enrollment volume under continuing Medicare related outsourcing contracts. In addition, we experienced a decrease of approximately $11.1 million due to the completion of a contract with DHS in 2006. We also experienced a decrease on our contracts with the Department of Education of approximately $2.9 million. These decreases were partially offset by the start-up of a new contract awarded during the third quarter of 2006 with the Department of Veterans Affairs, resulting in increased revenue of approximately $1.2 million. The remainder is an increase of revenue across various contracts.

        Operating (Loss) Income.    Operating loss for the six months ended June 30, 2007 was $2.2 million, compared to operating income of $20.8 million for the six months ended July 1, 2006, a decrease of $23.0 million, or 110.6%. Operating loss as a percentage of revenue for the six months ended June 30, 2007 was 1.2% compared to 8.6% of operating income as a percentage of revenue for the six months ended July 1, 2006. The decrease in operating income was primarily attributable to lower prescription drug enrollment volume of $11.2 million under continuing Medicare related outsourcing contracts and the completion of a contract with DHS in 2006 of approximately $1.2 million. In addition, we recognized a loss of $3.7 million on the termination of a contract with the University of California, approximately $7.3 million of intangible amortization associated with the GG contracts valuation. This decrease was partially offset by increased profit of approximately $1.1 million on our contracts with the Department of Education and increased profit of approximately $0.8 million under our Department of Labor contract. The remainder of the fluctuation in gross profit is across various contracts.

  International Group

        Revenue.    Revenue for the six months ended June 30, 2007 was $36.1 million, compared to $28.9 million for the six months ended July 1, 2006, representing an increase of $7.2 million, or 24.9%. This increase was primarily attributable to increased volume under certain UK, Mexico, and Venezuela government and commercial contracts of $7.7 million.

        Operating income.    Operating income for the six months ended June 30, 2007 was $0.2 million, compared to operating income of $1.7 million for the six months ended July 1, 2006, a decrease of $1.5 million, or 88.2%. Operating income as a percentage of revenue for the six months ended June 30, 2007 was 0.6% compared to 5.9% for the six months ended July 1, 2006. The decrease in operating income was primarily attributable to a one-time foreign exchange gain in 2006 of $0.6 million, transaction related costs for stock option expenses of $0.2 million and for intangible amortization of $0.3 million, increases in general and administrative costs of $0. 6 million which were related primarily to new corporate allocations and $0.6 million of reduced margin primarily related to the winding down and ramping up of certain Mexico contracts. Those items were partially offset by reduced spending on sales and marketing of $0.3 million.

  Commercial Group

        Revenue.    Revenue for the six months ended June 30, 2007 was $16.5 million, compared to $16.7 million for the six months ended July 1, 2006, representing a decrease of $0.2 million, or 1.2%. This decrease was primarily due to the completion of work performed for training services provided under a Medicare-related contract in April of 2006, resulting in a reduction of revenue of $0.9 million and a decrease in Commercial assessment related revenue for various commercial clients of $0.8 million. This decrease was offset by an increase in training services revenue for several Fortune

500 customers of $0.8 million and services performed under a contract for the Air Force of $0.8 million.

        Operating Income.    Operating income for the six months ended June 30, 2007 was $0.6 million, compared to operating income of $1.4 million for the six months ended July 1, 2006, representing a decrease of $0.8 million, or 57.1%. Operating income as a percentage of revenue for the six months ended June 30, 2007 was 3.6% compared to 8.4% for the six months ended July 1, 2006. This decrease in operating income was primarily attributable to an increase in general and administrative expenses of $0.9 million as a result of transition-related expenses.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

  Government Group

        Revenue.    Revenue for the year ended December 31, 2006 was $425.7 million, compared to $442.9 million for the year ended December 31, 2005, representing a decrease of $17.2 million, or 3.9%. Approximately $23.0 million of the decrease was due to the completion of a short term contract in 2005 under which we provided outsourcing solutions for SSA. In addition, we experienced a decrease of approximately $6.3 million due to the close-out of a contract with DHS and a decrease of approximately $5.7 million under our HHS contracts. These decreases were partially offset by increased revenue of approximately $15.0 million related to increased prescription drug enrollment volume under a continuing GG outsourcing subcontract and the startup of a new contract with the Department of Veterans Affairs resulting in approximately $1.8 million of increased revenue in 2006.

        Operating Income.    Operating income for the year ended December 31, 2006 was $39.9 million, compared to $36.8 million for the year ended December 31, 2005, an increase of $3.1 million, or 8.4%. Operating income as a percentage of revenue for the year ended December 31, 2006 was 9.4% compared to 8.3% for the year ended December 31, 2005. This increase was primarily due to increased gross profit of approximately $13.5 million on our contracts with DoED. This increase was partially offset by decreased operating income of approximately $5.2 million related to the completion of a short term contract with SSA in 2005 and $4.6 million of nonrecurring general and administrative costs in 2006 related to the close-out of a contract with DHS. The remainder of the decrease relates to fluctuations in gross profit across various contracts.

  International Group

        Revenue.    Revenue for the year ended December 31, 2006 was $61.6 million, compared to $46.1 million for the year ended December 31, 2005, representing an increase of $15.5 million, or 33.7%. This increase was primarily due to the first full year of operations of an outsourcing contract with a government customer, resulting in approximately $10.2 million of increased revenue as well as approximately $5.3 million of increased revenue related to various new contracts in Canada, Mexico, Argentina and Venezuela.

        Operating Income.    Operating income for the year ended December 31, 2006 was $3.6 million, compared to operating income of $1.8 million for the year ended December 31, 2005, an increase of $1.8 million. The increase in operating income was primarily attributable to improved volume and increased profit margins of $3.2 million on various existing contracts. This increase was partially offset by increased operating expenses associated with the overall growth of this segment.

  Commercial Group

        Revenue.    Revenue for the year ended December 31, 2006 was $33.6 million, compared to $35.4 million for the year ended December 31, 2005, representing a decrease of $1.8 million, or 5.1%. This decrease was primarily due to the completion of work performed for training services provided under a Medicare-related contract in April of 2006 resulting in a reduction in revenue of $3.6 million. This decrease was partially offset by an increase in monthly license fees of approximately $1.5 million for automated recruitment services for a Fortune 500 customer.

        Operating Income.    Operating income for the year ended December 31, 2006 was $3.1 million, compared to operating income of $3.1 million for the year ended December 31, 2005. During 2006, operating income was positively impacted by cost savings initiatives resulting in an approximate $0.8 million decrease in selling and marketing expenses. This increase to operating income was offset by reduced operating income related to the decrease in revenue in 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

  Government Group

        Revenue.    Revenue for the year ended December 31, 2005 was $442.9 million, compared to $347.9 million for the year ended December 31, 2004, representing an increase of $95.0 million, or 27.3%. Approximately $73.0 million of this increase was primarily due to increased prescription drug enrollment volume under a continuing Medicare- related outsourcing contract. In addition, revenue under one of our subcontracts increased $9.4 million in 2005. Also in 2005, we delivered on a short term contract under which we provided outsourcing solutions for SSA that accounted for approximately $23.0 million in revenue. These increases were partially offset by a reduction in revenue of approximately $17.0 million related to the close out of a contract with DHS during 2004.

        Operating Income.    Operating income for the year ended December 31, 2005 was $36.8 million, compared to $51.2 million for the year ended December 31, 2004, a decrease of $14.4 million, or 28.1%. Operating income as a percentage of revenue for the year ended December 31, 2005 was 8.3% compared to 14.7% for the year ended December 31, 2004. This decrease was primarily due to the recognition of gross profit of $12.8 million due to the close out of a contract with DHS in 2004. In addition, four contracts with DoED were extended for one year at lower profit margins, resulting in a decrease in gross profit of approximately $15.7 million. These decreases were partially offset by increased operating income of approximately $9.8 million related to a Medicare related contract in 2005. The remainder of the decrease relates to fluctuations in gross profit across various contracts.

  International Group

        Revenue.    Revenue for the year ended December 31, 2005 was $46.1 million, compared to $22.5 million for the year ended December 31, 2004, representing an increase of $23.6 million, or 105.2%. This increase was primarily due to an outsourcing contract with a government customer that became fully operational in May 2005, resulting in approximately $15.5 million of increased revenue. In addition, our private sector revenue increased $2.7 million due to increased sales to existing customers. Approximately $3.2 million of the increase relates to a full year of results on a contract with a government customer which became operational in the second quarter of 2004 and the expansion of this contract in the first quarter of 2005.

        Operating Income.    Operating income for the year ended December 31, 2005 was $1.8 million, compared to an operating loss of $0.8 million for the year ended December 31, 2004, an increase of $2.6 million. The increase in operating income was primarily attributable to decreased bid and proposal costs in 2005 in addition to improved profitability of our existing contracts in 2005.

  Commercial Group

        Revenue.    Revenue for the year ended December 31, 2005 was $35.4 million, compared to $27.2 million for the year ended December 31, 2004, representing an increase of $8.3 million, or 30.5%.

This increase was primarily due to new training services provided under two Medicare-related contracts and increased services provided to a Fortune 500 customer.

        Operating Income.    Operating income for the year ended December 31, 2005 was $3.1 million, compared to an operating loss of $3.1 million for the year ended December 31, 2004, an increase of $6.2 million. Approximately $1.5 million of the increase is related to the revenue growth in 2005. In addition, cost of revenue decreased by approximately $3.3 million in 2005 as a result of decreased facilities and personnel costs resulting from cost saving initiatives in 2004.

Liquidity and Capital Resources

        Historically, we financed our capital and working capital requirements through a combination of cash flows from operating activities and transfers from our former parent company.

        Cash and cash equivalents totaled $25.0 million at June 30, 2007 and $11.7 million at December 31, 2006. These amounts are not comparable as certain cash accounts were swept directly into our former parent's cash accounts prior to the Acquisition. Our cash flow from operations has historically been sufficient to meet our working capital and capital expenditure requirements.

        Following the Acquisition, our primary source of liquidity has been cash flow from operations and borrowings under our senior secured credit facility. Based on our current level of operations, we believe our cash flow from operations and available borrowings under our revolving credit facility will be adequate to meet our liquidity needs for at least the next twelve months. Our ability to make scheduled payments of principal, to pay interest or special interest, if any, on or to refinance our indebtedness, or to fund capital expenditures, will depend on our future performance, which, to a certain extent, is subject to factors that are beyond our control. There can be no assurance that we will be able to affect any future refinancing of our debt on commercially reasonable terms or at all.

        Net cash provided by operating activities was $18.3 million for the three months ended June 30, 2007 compared to $47.4 million for the three months ended July 1, 2006. This $29.1 million decrease in net cash provided by operating activities was primarily due to lower net income before depreciation and amortization for the three months ended June 30, 2007 of $14.1 million and higher working capital requirements of $15.0 million primarily attributable to early payments received on accounts receivable on a Medicare related contract of $17.8 million offset by associated reductions in accounts payable and accrued expenses for the same contract in the three months ended July 1, 2006.

        Net cash provided by operating activities was $4.3 million for the six months ended June 30, 2007 compared to $15.7 million for the six months ended July 1, 2006. These amounts are not comparable as certain cash accounts were swept directly into our former parent's cash accounts prior to the Acquisition.

        Net cash provided by operating activities was $14.4 million for the year ended December 31, 2006 compared to $43.6 million for the year ended December 31, 2005. This decrease in net cash provided by operating activities during the year ended December 31, 2006 was primarily due to a decrease in accounts payable of $37.0 million and advance payments on contracts of $15.6 million, partially offset by a $19.0 million decrease in accounts receivable. The decreases in accounts receivable and accounts payable were primarily attributed to decreased activity under a Medicare related outsourcing contract in 2006. The decrease in advance payments on contracts was primarily due to amortization of a prepayment related to an international contract.

        Net cash provided by operating activities was $43.6 million for the year ended December 31, 2005 compared to $189.1 million for the year ended December 31, 2004. This decrease in net cash provided by operating activities during the year ended December 31, 2005 was primarily due to an increase in accounts receivable of $42.3 million related to increased volume on a GG Medicare-related outsourcing contract during the fourth quarter of 2005. In addition, we experienced a $145.5 million decrease in accounts receivable at December 31, 2004 related to the collection of approximately $151.0 million of accounts receivable under a DHS contract in December 2004. These items were partially offset by an increase of $46.1 million in accounts payable and accrued expenses at December 31, 2005 related to the increased volume on the Medicare-related outsourcing contract mentioned above.

        Net cash used in investing activities was $1.8 million for the three months ended June 30, 2007 and $10.3 million for the three months ended July 1, 2006. Net cash used in investing activities for the six months ended June 30, 2007 and July 1, 2006 was $635.0 million and $13.1 million, respectively. The primary use of cash for the six months ended June 30, 2007 was due to the Transaction. The use of cash for all other periods is due primarily to the purchase of property and equipment for contractual and infrastructure requirements, the acquisition of Blueprint Technologies, Inc. in April 2006 for $8.1 million and new business growth.

        Net cash (used in) provided by financing activities was $(10.7) million, $646.0 million, $9.1 million, $(41.7) million and $(158.1) million for the three months ended June 30, 2007, the six months ended June 30, 2007, and the fiscal years ended December 31, 2006, 2005 and 2004, respectively. The use of cash for the three month ended June 30, 2007 was a repayment of principal on our senior secured credit facility of $10.6 million. The primary source of cash for the three months ended June 30, 2007 was the issuance of common stock, the sale of bonds, and borrowing to support the Acquisition. For all other periods, the net cash flows provided by or used in financing activities are primarily related to net transfers of cash from or to our former parent company.

        Debt and Other Obligations.    Concurrently with the closing of the offering of the Original Note on February 14, 2007, and as a condition thereof, we entered into our senior secured credit facility. Our senior secured credit facility provides us with up to $50.0 million in available revolving loan borrowings, maturing in 2012, and a $240.0 million term loan, maturing in 2013. We drew $5.0 million under our revolving credit facility to fund a portion of the purchase price for the Acquisition, which was repaid by June 30, 2007. In addition, the Company issued $190.0 million of senior subordinated notes at an interest rate of 9 5/8% maturing on February 15, 2015.

        Our senior secured credit facility contains a maximum total leverage ratio. Our senior secured credit facility is secured by substantially all of our assets, the assets of the buyer and the assets of our domestic subsidiaries, and by a pledge of all of the capital stock of our domestic subsidiaries, and 66% of the voting capital stock and 100% of the non-voting capital stock of our first tier foreign subsidiaries.

        Our senior subordinated notes are guaranteed on a senior subordinated basis by our existing and future domestic subsidiaries that are guarantors under our new senior secured credit facility. The notes and guarantees are unsecured senior subordinated obligations ranking equally with our other senior subordinated debt and will be subordinated to all of our and the subsidiary guarantors' senior debt, including our new senior secured credit facility.

        Capital Expenditures.    We spent an aggregate of $1.8 million for capital expenditures during the three months ended June 30, 2007 primarily related to general infrastructure requirements. We expect to spend an aggregate of approximately $12.5 million for capital expenditures for the year ended December 31, 2007 primarily relating to anticipated contractual and general infrastructure requirements and new business growth.

        The following table presents, at June 30, 2007, our obligations and commitments to make future payments under contracts and contingent commitments:

	Payments Due by Period (in millions)
	Total	Within 1 Year		1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations
Senior secured credit facility
Revolving credit facility	$—	$		$—	$—	$—
Term loan facility	239.4		2.4	4.8	4.8	227.4
Capital leases	0.4		0.3	0.1	—	—
Senior subordinated notes	190.0		—	—	—	190.0
Interest payments due	249.8		37.1	73.4	72.6	66.7

Total contractual obligations	$679.6		$39.8	$78.3	$77.4	$484.1

Off-Balance Sheet Arrangements

        As of June 30, 2007, we had no off-balance sheet arrangements other than regular operating leases. We do not believe that these leases are reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources.

Quantitative and Qualitative Disclosures About Market Risk

        Interest Rate Risk.    We are subject to interest rate risk in connection with borrowings under our senior secured credit facility. As of June 30, 2007 we have $239.4 million outstanding under the term-loan portion of our senior secured credit facility which is subject to variable interest rates. Each change of 0.125% in interest rates would result in a $300,000 change in our annual interest expense on term-loan borrowings and a $62,500 change in our annual interest expense on revolving loan borrowings, assuming the entire $50.0 million was outstanding. Any debt we incur in the future may also bear interest at floating rates. On February 25, 2007, we entered into a three-year interest rate swap agreement with Wachovia Bank, N.A. to help manage our variable interest rate exposure related to $140 million of the credit facility.

        Foreign Currency Risk.    We invoice customers primarily in U.S. dollars and in local currency in those countries in which we have branch and subsidiary operations. We are exposed to foreign exchange rate fluctuations from the time customers are invoiced in local currency until such currency is exchanged for U.S. dollars. For the year ended December 31, 2006, 10.6% of our revenue was in foreign denominated currency, primarily the British pound. Through June 30, 2007, foreign currency fluctuations have not had a material effect on our financial position or results of operations.

        Inflation Risk.    We have generally been able to anticipate increases in costs when pricing our contracts. Bids for longer-term fixed-unit price and time and materials type contracts typically include sufficient labor and other cost escalations in amounts expected to cover cost increases over the period of performance. Consequently, because costs and revenue include an inflationary increase commensurate with the general economy where we operate, net income as a percentage of revenue has not been significantly impacted by inflation.

 Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The effect, if any, of adopting SFAS No. 157 on our financial position and results of operations has not been finalized.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) ("SFAS No. 158"). SFAS No. 158 requires us to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in our statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This accounting standard is effective for us as of the end of the fiscal year ending after June 15, 2007, and we adopted it effective with the adoption of the Vangent Defined Benefit Plan. The effect, if any, of adopting SFAS No. 158 on our financial position and results of operations is pending finalization of an actuarial valuation.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The effect, if any of adopting SFAS 159 on our financial position or results of operations has not been finalized, but it is not expected to have a material impact.

THE EXCHANGE OFFER

General

        The issuer issued and sold the Original Notes on February 14, 2007, or the Closing Date, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

        In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of a registration rights agreement dated the Closing Date between the issuer, the guarantors and the initial purchasers ("Registration Rights Agreement").

        Under the Registration Rights Agreement, the issuer became obligated to file a registration statement in connection with an exchange offer. The exchange offer being made by this prospectus will satisfy the issuer's obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to the issuer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuer will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. The issuer will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties, the issuer believes that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of the issuer within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes pursuant to the exchange offer must deliver a prospectus in connection with the resale of the New Notes. If the broker-dealer acquired the Original Notes as a result of market-making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended, in connection with the resale of New Notes. Broker-dealers who acquired the Original Notes directly from the issuer must, in the absence of an exemption from registration, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale and cannot rely on the position of the SEC staff enunciated in the Exxon Capital Holding Corp. no-action letter (available May 13, 1988). See "Plan of Distribution" for additional information. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        The issuer will be deemed to have accepted validly tendered Original Notes when oral or written notice of the acceptance of those notes to the exchange agent has been received. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from the issuer and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, the issuer will promptly deliver the New Notes upon consummation of the exchange offer or return the Original Notes if the exchange offer is withdrawn.

        If any tendered Original Notes are not accepted for exchange because of an invalid tender, or the occurrence of the conditions set forth under "Conditions" without waiver by the issuer, certificates or any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly upon expiration or termination of the exchange offer.

        Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. The issuer will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

        If (1) because of any change in law or in currently prevailing interpretations of the staff of the Securities and Exchange Commission, or SEC, the issuer is not permitted to effect the exchange offer; or (2) the exchange offer has not been completed within 45 days following the effectiveness of the exchange offer registration statement; or (3) certain holders of the Original Notes are prohibited by law or SEC policy from participating in the exchange offer; or (4) in certain circumstances, certain holders of the registered New Notes so request; or (5) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then the issuer will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the notes under the Securities Act as soon as reasonably practicable, but no later than 60 days after the time of such obligation to file arises.

        The issuer agrees to use all commercially reasonable efforts to (a) cause the shelf registration statement to become or be declared effective no later than 150 days after the shelf registration statement is filed and (b) use its reasonable best efforts to keep the shelf registration statement effective (other than during any blackout period) until the earlier of two years after the shelf registration becomes effective or such time as all of the applicable notes have been sold thereunder.

        The issuer will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. The issuer agrees to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. The issuer agrees to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        Notwithstanding anything to the contrary in the Registration Rights Agreement, if the board of director of the issuer determines in good faith that it is in the best interests of the issuer not to disclose the existence of or facts surrounding any proposed or pending material corporate transaction or other material development involving the company or the guarantors, the issuer may allow the shelf registration to fail to be effective or this prospectus to be unusable as a result of such nondisclosure for up to 60 days in any year during the two-year period of effectiveness required by Section 3 of the Registration Rights Agreement.

Liquidated Damages

        If the issuer fails to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest, which we refer to as Special Interest, shall accrue and become payable in respect of the notes at the rates set forth in the three numbered paragraphs immediately following this paragraph as follows (each event referred to in clauses (A) and (B) of each of the numbered paragraphs below constitutes a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

        1.     if (A) a registration statement on an appropriate registration form with respect to the exchange offer, or the Exchange Offer Registration Statement, is not filed with the SEC on or prior to 180 days after the Closing Date or (B) notwithstanding that the issuer has consummated or will consummate an exchange offer, the issuer is required to file a shelf registration statement and if such shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.5% per annum for the first 90 days of the registration default period, will increase by an additional 0.5% for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.5% per year over the interest rate of the Original Notes; or

        2.     if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to 270 days after the Closing Date or (B) notwithstanding that the issuer has consummated or will consummate an Exchange Offer, the issuer is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.5% per annum for the first 90 days of the registration default period, will increase by an additional 0.5% for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.5% per year over the interest rate of the Original Notes; or

        3.     if (A) the exchange offer has not been completed within 45 business days after the initial effective date of the Exchange Offer Registration Statement relating to the exchange offer or (B) any exchange registration statement or shelf registration statement required under the Registration Rights Agreement is filed and declared effective but thereafter is either withdrawn by the issuer or becomes subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement and including any blackout period permitting therein), then Special Interest shall accrue on the principal amount of the notes at a rate of 0.5% per annum for the first 90 days of the registration default period, will increase by an additional 0.5% for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.5% per year over the interest rate of the Original Notes;

provided, however, (x) that the Special Interest rate on the notes may not accrue under more than one of the foregoing clauses (1)—(3) at any one time and at no time shall the aggregate amount of Special Interest accruing exceed 1.5% per annum and (y) Special Interest shall not accrue under clause (3)(B) above during the continuation of a Blackout Period; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3) (B) above), Special Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

        No Additional Interest shall accrue with respect to notes that are not Registrable Notes as defined in the Registration Rights Agreement.

        Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

Expiration Date; Extensions; Amendment

        The term "expiration date" means 5:00 p.m., New York City time, on                        , 2007, which is 20 business days after the commencement of the exchange offer, unless the issuer extends the exchange offer, in which case, the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, the issuer will notify the exchange agent of any extension by oral or written notice and will issue a press release of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        The issuer reserves the right:

        (a)   to delay accepting of any Original Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, in the event the exchange offer is extended,

        (b)   to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if the exchange offer violates any applicable law or interpretation by the staff of the SEC and such conditions shall not have been waived by them, if permitted to be waived by them, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

        (c)   to amend the terms of the exchange offer in any manner deemed by them to be advantageous to the holders of the Original Notes.

        The issuer will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by the issuer to constitute a material change, the issuer will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, the issuer may extend the exchange offer if it otherwise would expire during the extension period.

        Without limiting the manner in which the issuer may choose to publicly announce any extension, amendment or termination of the exchange offer, the issuer will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

        To tender in the exchange offer, a holder must:

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  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

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  have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

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  mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documents.

        To be validly tendered, the documents must reach the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

        The tender by a holder of Original Notes will constitute an agreement between that holder and the issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

        The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to the issuer.

        Only a holder of Original Notes may tender Original Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Original Notes are registered on the issuer's books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible guarantor institution" that is a member or participant in the Security Transfer Agent Medallion Program ("Stamp") or such other "signature guarantor program," unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case, signed as the name of the registered holder or holders appears on the Original Notes.

        If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing and, unless waived by the issuer, submit evidence satisfactory to the issuer of their authority to act with the letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by the issuer in its sole discretion. This determination will be final and binding. The issuer reserves the absolute right to reject any Original Notes not properly tendered or any Original Notes their acceptance of which, in the opinion of counsel for the issuer, would be unlawful. The issuer interpretations of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the issuer shall determine. None of the issuer, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, the issuer reserves the right in its sole discretion to:

        (a)   purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

        (b)   to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

  By tendering Original Notes pursuant to the exchange offer, each holder will represent to the issuer that, among other things,

        (a)   the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

        (b)   the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

        (c)   the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

        (d)   the holder is not an "affiliate" of the issuer, as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

        The issuer understands that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account with respect to the Original Notes in accordance with DTC's procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their Original Notes and

        (a)   whose Original Notes are not immediately available or

        (b)   who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

          (1)   the tender is made through an eligible institution;

          (2)   on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

          (3)   the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

  Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.

        To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

        (a)   specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

        (b)   identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

        (c)   be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

        (d)   specify the name in which any such Original Notes are being registered if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by the issuer, and its determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time on or prior to the expiration date.

  Conditions

        Notwithstanding any other term of the exchange offer, the issuer will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

        If the issuer determines in its reasonable discretion that the foregoing condition exists, it may:

  •
  refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

  •
  extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

        If a waiver constitutes a material change to the exchange offer, the issuer will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and it will extend the exchange offer as required by applicable law.

        Pursuant to the Registration Rights Agreement, the issuer is required to use its commercially reasonable efforts to file with the SEC a shelf registration statement with respect to the Original Notes on or prior to the 60th day after the time such obligation to file arises, as per Section 3(a) of the Registration Rights Agreement, and thereafter use its commercially reasonable efforts to cause the shelf registration statement declared effective on or prior to the 150th day after the shelf registration is filed, if:

        (1)   because of any change in law or in currently prevailing interpretations of the staff of the SEC, the issuer is not permitted to effect the exchange offer; or

        (2)   the exchange offer has not been completed within 45 days following the effectiveness of the Exchange Offer Registration Statement; or

        (3)   certain holders of the Original Notes are prohibited by law or SEC policy from participating in the exchange offer; or

        (4)   in certain circumstances, certain holders of the registered New Notes so request; or

        (5)   in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer, and is also the trustee under the Indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York, addressed as follows:

By Registered or Certified Mail:	By Overnight Courier:	By Hand:	By Facsimile:
The Bank of New York Reorganization Unit Attn: Evangeline R. Gonzales 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Unit Attn: Evangeline R. Gonzales 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Unit Attn: Evangeline R. Gonzales 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Unit Attn: Evangeline R. Gonzales (212) 298-1915 Confirm by telephone: (212) 815-3738
For information, call: (212) 815-3738

Fees and Expenses

        The issuer has agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. The issuer has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The issuer, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        The issuer will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York as exchange agent, accounting and legal fees, and printing costs, among others.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

        Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

        (a)   to the issuer, upon redemption of the Original Notes or otherwise;

        (b)   so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

        (c)   in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to the issuer;

        (d)   outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

        (e)   under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        The issuer does not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

Company Overview

        We are a leading provider of information management and business process outsourcing services to several U.S. civilian government agencies, including HHS and the DoED, as well as select U.S. defense and intelligence agencies, international government organizations and private sector entities. We design, build and operate mission-critical systems and processes to seamlessly deliver vital information, services and programs to our customers and their constituents. Most of our revenue is generated from long-term contracts that typically have durations of four to six years, including option years, and as of June 30, 2007, our total contract backlog was $1.9 billion. We believe our long-term contracts enhance the visibility and stability of our operating results. In addition, we believe our industry leading EBITDA margin of 11.7% for 2006 is derived from our ability to effectively manage a mix of various contract types, including performance-based fixed-price, cost-plus and time and materials. For 2006, we generated revenue of $520.9 million and EBITDA of $61.0 million.

        We provide integrated services in three distinct areas:

  •
  Consulting (Design). We design systems to modernize business processes, reduce our customers' costs, increase operational efficiencies and improve work flow. Key services offered include system architecture and requirements analysis, enterprise modernization, education and training and organizational development and testing.

  •
  Systems Integration (Build). We custom build large-scale, complex systems that support the missions and objectives of our customers, utilizing industry-wide best practices. Key services offered include service oriented architecture implementation, application development and testing and integration.

  •
  Business Process Outsourcing (Operate). We operate entire business processes for our customers, most of which we have designed and built. We combine our people, processes and technology to manage transaction-based government programs and commercial activities. Key services offered include multi-channel customer interaction management, case management, eligibility determination, electronic filing, data warehouse management and program management and forecasting.

        U.S. government agencies are our largest customers, representing a substantial portion of our revenue. We currently provide services and solutions to 46 government customers, typically as a prime contractor, with an average relationship length of approximately four years. We believe we are well-positioned to capitalize upon the trend within U.S. government agencies to increasingly utilize contractors to design, build and operate technologically advanced systems that deliver information, services and programs to citizens.

Our Segments

        We manage our business through three segments.

        Government Group ("GG")—81.7% of 2006 revenue.    GG is our largest segment with more than 30 years of experience in providing information management and business process outsourcing to several civilian and defense agencies of the federal government. This segment is also responsible for the development, management, analysis and dissemination of healthcare information to the general public and is one of the largest non-government providers of health information in the U.S. We have been a contractor for CMS since 2001 and have been awarded $1.0 billion in task orders under contracts by CMS over this time. We are currently responsible for operating CMS's multi-channel customer interaction center for approximately 43 million senior citizens eligible for Medicare and the Prescription Drug Program. We consolidated CMS's Medicare telephone customer service operations to effectively and efficiently address Medicare inquiries from eligible beneficiaries through the 1-800-MEDICARE help line. We also provide comprehensive performance reporting and data analysis to CMS. We have a 27 year history with the DoED and also designed, implemented and currently operate the FSA's automated information system that processes all applications for federal student aid, calculates financial aid eligibility and notifies students and educational institutions of the results of the eligibility calculation. This system annually supports more than 13 million student aid applications representing over $82 billion of financial aid. We believe our ability to understand the needs of our customers and deliver end-to-end solutions has positioned us to capture additional outsourcing opportunities with core civilian government agencies, as well as defense and intelligence agencies.

        International Group ("IG")—11.8% of 2006 revenue.    IG serves local governments, central governments and commercial customers, primarily in the United Kingdom, Canada and Latin America. This segment provides consulting, systems integration and business process outsourcing to address a variety of managerial disciplines, including customer interaction as well as the management of data, identity, revenue and human capital. In 2004, we were contracted by the London Borough of Southwark to consolidate, modernize and streamline business operations for the Customer Service Centre program, which provides more than 100 services, including tax billing and public housing inquiries, and handles approximately 2 million customer interactions annually for more than 250,000 citizens. This contract has a term of ten years and provides for a five year extension at the option of the customer.

        Commercial Group ("CG")—6.5% of 2006 revenue.    CG designs, builds and operates workforce solutions that automate and improve the recruitment, assessment, selection and development of a customer's workforce. For example, we provide solutions that automate pre-employment screening, which improves the quality and retention of new employees and reduces the cost and time associated with hiring an hourly work force. The average length of our top ten commercial customer relationships is more than five years and our customers include several Fortune 500 companies.

Industry Overview

        The U.S. federal government is the largest purchaser of information technology ("IT") services and solutions in the U.S., with IT spending accounting for a significant portion of the federal government's overall budget. Federal government IT spending is expected to grow from $75.4 billion in federal fiscal year 2006 to $93.4 billion in federal fiscal year 2011. Of total IT spending, INPUT forecasts that the contracted portion, currently representing approximately 84%, will grow from $63.3 billion in federal fiscal year 2006 to $80.5 billion in federal fiscal year 2011. We expect the anticipated growth in the federal government IT services market to be driven by the following factors:

        Greater Reliance on Outsourcing and Professional Services.    Within the U.S. federal government, budget deficit pressures and an aging workforce are requiring agencies to transform themselves in order to provide more services with fewer resources. To address these changing dynamics, the U.S. government continues to outsource many mission-critical functions and key business processes to private sector contractors, increasingly through performance-based contracts, which allow for substantial cost savings while enabling the government to retain oversight over the services being outsourced. According to INPUT, federal IT outsourcing expenditures are expected to experience the largest growth among the different segments of contracted IT services and to increase from $13.3 billion in federal fiscal year 2006 to $17.7 billion in federal fiscal year 2011. In addition, federal expenditures for professional services, which include design and consulting, systems integration and education and training, are expected to increase from $13.3 billion in federal fiscal year 2006 to $16.5 billion in federal fiscal year 2011.

        Federal Workforce Trends.    According to the Office of Personnel and Management, as of 2004, the number of federal employees has decreased 13.2% since 1990; due in part to large staff reductions and hiring freezes, particularly for IT related positions. An estimated 45% of federal IT workers will be eligible to retire by federal fiscal year 2008, further straining federal government personnel resources and increasing reliance on external providers. Federal agencies are striving to maintain their core functions and meet efficiency and effectiveness demands, including IT upgrades and competitive sourcing requirements, with limited internal technical resources and a shrinking workforce.

        Increased Focus on Civilian IT Budget.    The U.S. government is expected to increase resources to address the needs of civilian agency IT infrastructures. Key drivers of projected IT spending for civilian agencies include continued consolidation and modernization of legacy systems, homeland security, IT security, e-government initiatives and healthcare IT. Further, we believe that interoperability and information sharing among government agencies will drive the movement toward cost-effective integrated solutions. The contracted portion of the civilian IT budget is expected to grow at a 5.1% CAGR for the federal fiscal years 2006 through 2011, which exceeds the contracted portion of the defense IT budget, which is projected to grow at a 4.3% CAGR over the same period. Additionally, IT spending within HHS, our largest customer, is expected to outpace the growth of overall civilian government IT spending, growing at a CAGR of 6.5% for federal fiscal years 2006 through 2011.

        Increased Spending on Healthcare.    Healthcare represents the fastest growing area within U.S. government spending. Healthcare has become a national priority due to an aging U.S. population, immigration and population growth and rising costs. According to CMS, healthcare spending in the U.S. is projected to grow at a CAGR of 7.2% from 2004 to 2015, when it is expected to reach $4 trillion or 20% of gross domestic product ("GDP"). The federal government accounts for approximately half of the total spend on healthcare annually as a result of its obligations to Medicare, Medicaid and veteran's healthcare related expenses.

        We believe our ability to provide end-to-end information management and business process outsourcing services favorably positions us to benefit from the positive trends in government IT spending and contracted services, as well as labor shortages in the federal IT workforce. Additionally, as one of the largest non-government providers of health information in the U.S., we believe we are well positioned to benefit from increases in healthcare IT spending.

Our Business Strengths

        Deep Customer Relationships.    We have a long history of strong customer service, which includes more than 30 years of experience in serving the U.S. government. We currently provide services and solutions to 46 government customers with an average relationship length of approximately nine years for our top ten customer relationships. For the year ended 2006, we generated approximately 84.4% of our revenue as a prime contractor, which aids our ability to effectively manage our customer relationships and positions us for further opportunities. Our performance has been recognized in the past by our customers through positive performance ratings and also within our industry as demonstrated by repeated high American Customer Satisfaction Index ("ACSI") survey scores for our performance on the FSA's information system. Our services both build and leverage program knowledge to increase efficiencies and allow us to establish an embedded presence and infrastructure that is difficult for a competitor to replicate.

        Recurring Revenue Generated from Long-Term Contracts.    We have a stable revenue base derived from contracts with U.S. government agencies, international government organizations and private sector entities that are spread over a diverse mix of services and solutions. As of June 30, 2007, we had a total contract backlog of approximately $1.9 billion, including the recent contract from CMS and the Department of Labor ("DoL") sole source extension, totaling $492 million. For 2005 and 2006, 76% and 80%, respectively, of our revenue was under contract at the beginning of the year. Given the long-term and recurring nature of our contracts coupled with our total current contract backlog and new business pipeline, we believe we have a high level of visibility of our operating results.

        Strong New Contract Win Rates.    Our ability to provide high value, end-to-end solutions for our customers has enabled us to achieve an average annual new contract win rate of 47.3% from 2003 through 2006, representing $1.3 billion of contract awards. We believe that the industry average new business win rate for contractors was approximately 25 to 30% over that period. We also believe our favorable customer ratings for past performance, industry reputation and technical expertise have enabled us to increase our revenue at a CAGR of 17.2% and to increase our EBITDA by 73.5% from 2003 to 2006.

        Attractive Cash Flow Dynamics.    Our business model has several characteristics that produce strong cash flows, including relatively modest capital expenditures and working capital requirements. Further, in connection with our acquisition by Veritas Capital, we chose to make a Section 338(h)(10) election under the Internal Revenue Code, which we believe provides for federal income tax deductions over the next 15 years. We believe these factors will allow us to generate a high level of free cash flow, which provides us with operating flexibility to fund our growth initiatives.

        Seasoned Management Team and Experienced Equity Sponsor.    Our senior management team has extensive industry expertise and has been with us for an average of eight years, with an average of 24 years of industry experience. Under the leadership of John M. Curtis, we have grown revenue from $323.4 million in 2003 to $520.9 million for 2006. Additionally, many members of our parent's board of directors have government and healthcare industry experience and have long-standing relationships with senior government officials. Approximately $197 million of equity was invested in the Transaction, primarily by Veritas Capital, representing approximately 31% of our capitalization. Veritas Capital has significant government services industry experience, including recent investments in DynCorp International, Inc. and McNeil Technologies, Inc.

Our Business Strategy

        We are focused on strengthening our position as a leading provider of information management and business process outsourcing services in order to increase revenue and earnings. We intend to achieve this objective through the following strategies:

        Capitalize on Favorable Industry Trends.    We believe that we are well positioned to benefit from industry trends given our breadth of service capabilities, experience and strong customer performance. Total contracted federal government IT spending is projected to grow from $63.3 billion in federal fiscal year 2006 to $80.5 billion in federal fiscal year 2011. Outsourcing expenditures, the fastest growing segment of federal IT spending, are projected to increase from $13.3 billion in federal fiscal year 2006 to $17.7 billion in federal fiscal year 2011, while federal expenditures for professional services are expected to increase from $13.3 billion in federal fiscal year 2006 to $16.5 billion in federal fiscal year 2011. Additionally, healthcare spending in the U.S. is projected to reach $4.0 trillion, or approximately 20.0% of GDP by 2015, with spending by all public health programs, including Medicare and Medicaid, accounting for approximately 48% of all healthcare spending according to CMS. In an effort to offset the increase in the cost of healthcare, as well as improve interoperability and improve health information sharing and dissemination, the federal government is placing a greater focus on IT solutions.

        Grow our Recurring Revenue Base.    We plan to maintain and grow our contractually recurring revenue base by bidding on recompete opportunities with our existing contracts and leveraging our deep customer relationships in order to create new business opportunities. Historically, a significant portion of our revenue has been under contract at the beginning of our fiscal year. Further, we are very active in expanding our existing relationships to provide additional services and solutions to our customers as their programs and missions evolve. For example, in the fall of 2006 we were one of six contractors to be awarded two major CMS contracts, the Contact Center Operations contract and the Contact Center Systems and Support contract, which represent a combined total of $10 billion in potential new business opportunities. This award significantly expanded our relationship with CMS, as we were the only contractor to be awarded the task order for the Contact Center Operations Contract, which resulted in a $442 million addition to our total contract backlog. We believe our proven ability to be a high value provider of a full set of end-to-end capabilities for our customers will continue to create additional recurring revenue opportunities in the future.

        Focus on Opportunities to Support Mission-Essential Programs.    We have a proud heritage of providing support for our customers' mission-essential programs, and as a result have developed specialized expertise in the design, development and operation of critical systems. We plan to continue to leverage this heritage with both existing and new customers. We believe our experience as an information provider and our role in the delivery of critical government agency services position us to be a contractor of choice to customers looking for services that support their most essential programs. Our experience includes providing health information 24/7 to the general public for 40 government healthcare programs, including HIV, emergency response and national immunization, in addition to public health emergencies and news events on behalf of the Centers for Disease Control and Prevention. We also provide business process outsourcing services to the DoL's Office of Personnel and Management, and support approximately two million retired civil servants with annual health benefit enrollment.

        Expand our Customer Base.    We intend to develop new long-term relationships by leveraging our proven ability to provide high value, end-to-end solutions for customers and expanding our marketing activities. Additionally, our focus on best-in-class solutions for our customers' mission essential programs, including our history with HHS, DoED and DoL, should provide us a substantial advantage in cross-selling existing solutions to new customers. For example, we believe we have an opportunity to leverage our current information management and outsourcing solutions with CMS and a commercial pharmacy benefit management firm to acquire both new government agency and private sector customers in the healthcare industry. Furthermore, as a stand alone enterprise, we believe we have opportunities to develop new long-term relationships with defense and intelligence agencies due to the elimination of restrictions we had as a subsidiary of Pearson.

        Continue to Increase Profitability and Operating Efficiency.    We are actively engaged in increasing our profitability by reducing operating costs and realizing improved efficiencies across our business. Nearly half of our revenue is derived from fixed-price contracts, which have historically provided us with higher profit margins given our ability to effectively price and manage these contracts. Because of our experience and disciplined program management capabilities, we believe we can continue to gain operating efficiencies on these contracts.

        Selectively Pursue Strategic Acquisitions.    We intend to supplement our organic growth and strengthen our competitive position by carefully evaluating acquisition opportunities to add complementary skills to our platform and gain access to additional government customers, including defense and intelligence related agencies. Additionally, we plan to leverage our management's experience with integrating acquired companies.

Services Offered

        We provide high value, end-to-end solutions for our customers. We offer integrated consulting, systems integration and business process outsourcing services to support the design, build and operation of mission-critical systems and processes for our customers and their programs. Our solutions are based on an in-depth understanding of each customer's unique challenges, objectives and budgetary constraints. Typically, we operate entire business processes for our customers, most of which we design and build.

Consulting (Design)

        We design systems to modernize business processes, reduce costs, enhance organizational effectiveness, increase operational efficiencies and improve customer alignment and work flow. We apply expertise and methodologies in business process re-engineering, performance consulting, information technology and organizational change management. Our ultimate goal is to help customers better manage change and enhance their delivery of superior, high-value products and services. Our consulting solutions portfolio includes the following offerings:

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  System architecture and requirements analysis. We utilize a model driven process to define, design, and align business processes with information technology services. This provides our customers with a view of their enterprise from a business perspective, which enables them to evaluate organizational structure, improve productivity and control costs by streamlining processes. Through our system architecture solutions, all aspects of an organization can be linked and integrated, enabling our customers to face market challenges and optimize operational efficiencies. We eliminate redundancies, foster better communication, improve efficiencies, apply life cycle process automation and help manage growth for our customers.

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  Enterprise modernization. Our enterprise modernization services assist our customers to transform their infrastructure into an electronic or Web-based platform, including the use of effective governance design to enforce enterprise-wide standardization of business processes and technologies. We design systems that provide tools to track, analyze and apply organizational progress through measurable factors, in order to align the operational performance with the desired outcomes in order to improve future performance.

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  Education and training. We offer education and training solutions for the systems we design that enhance organizational effectiveness and efficiency. We design and deliver a wide range of scalable education and training solutions, including Web-based training and e-learning portals, computer based training, videoconference and traditional classroom training, to successfully deliver education and training programs of any size.

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  Organizational development and testing. Our organizational development and testing tools maximize the potential of a workforce at the individual, team, leadership and organizational levels. Our programs are utilized in competency modeling and succession planning programs in order to meet specific customer goals and strategies, and feature the Campbell™ Development Surveys, a premier survey instrument for collecting, assessing, and quantifying attitudes, opinions, and perceptions. Our tools leverage, develop, and retain a talented workforce by identifying areas of strengths and development, and utilize a 360 degree feedback approach, which provides comprehensive information from multiple viewpoints.

        Representative consulting (design) assignments include:

Department of Health and Human Services Federal Health Architecture ("FHA") Enterprise Architecture Program Management Support Program	•	Designing and developing IT infrastructure for the Federal Health Architecture, established as an eGov Line of Business in response to The President's Management Agenda.
U.S. Department of Education Federal Student Aid ("FSA") Training	•
Designing and delivering technical and programmatic training to financial aid professionals using a variety of methods, including computer-based, web-based, videoconference, and traditional classroom training.
Fortune Global 500 Retailer	•	Designing and building workforce solutions that automate and improve the recruitment, assessment, selection and development of an hourly workforce, including automated pre-employment screening.

Systems Integration (Build)

        We build large-scale, complex and mission-critical systems for our customers utilizing industry-wide best practices, including processes that are predictable, repeatable and reliable. Our goal is to add functionality and information management to business processes, users and other information systems in order to support our customers' missions. We provide the following build services:

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  Service oriented architecture implementation ("SOA"). Our service oriented architecture services assist customers in integrating IT systems in a highly efficient and cost effective way to increase business agility. The objective is to align technology and business processes to drive business performance, deliver services to end users and improve IT governance, while reducing IT complexity and costs of maintenance. By assessing the business and technical needs of a customer's architecture, we determine and define services that best fit the requirements of the customer's organization. We then create a model of IT services, implementing SOA in an incremental, phased approach to minimize risk. Our SOA services include providing web services-based business functions, security services and legacy system migration to allow our customers to revolutionize their business processes and technology solutions.

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  Application development. Our application development solutions are designed with the objective of reducing both the risk and downstream costs for our customers. We leverage and extend existing systems by creating software that translates current proprietary interfaces to open web service standards, which avoids the need to rewrite entire applications. Because we develop an executable architecture, we provide a base for custom software development, and legacy application and COTS product integration. Further, we develop applications that translate data information into actionable knowledge. As a result, we understand how to implement applications which translate large volumes of data collected from multiple customer interaction touch points (telephone, e-mail, postal mail, fax, and the web) into intelligent patterns that can give an organization deep insight into its operational processes and business models.

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  Testing and integration. Our interactive development process defines multiple levels of testing to be performed against the system being developed. We apply rigorous testing at predetermined points in a system's life cycle to remove any defects as early as possible and demonstrate compliance with customer requirements. Our development team proactively interacts with customers and other stakeholders during the testing process and we actively analyze test results to optimize effectiveness, recommend necessary changes and ensure customer satisfaction. After we have developed and tested individual components, including software applications and data, we apply our robust integration services. Our integration capabilities are flexible and are often used to seamlessly integrate disparate systems and technologies, which enables greater information sharing between our customers' systems and platforms. Regardless of the source of the components being integrated—our applications, COTS products, or other contractors' new and existing systems—we utilize our established testing processes and best practices to successfully complete our projects.

        Representative systems integration (build) assignments include:

London Borough of Southwark Council Customer Service Center	•	Integrating and implementing complex IT infrastructure for modernizing and transforming the delivery of over 100 services to citizens, including tax billing and public housing inquiries.
Equal Employment Opportunity Commission National Contact Center	•	Integrating current internet based information services, call center capabilities, and appropriate knowledge management and information technologies.
U.S. Department of Education Front End Business Integration ("FEBI")	•
Integrating the front end of the student financial aid process and managing it in a streamlined and cost-effective manner, while improving the customer experience through web-enabled, end-to-end views of financial aid cases throughout the student aid lifecycle.

Business Process Outsourcing (Operate)

        We also operate entire business processes for our customers. We combine our people, processes and technologies to manage transaction intensive activities. We offer the following services:

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  Multi-channel customer interaction management. We provide high quality customer contact services that are designed to transform and modernize customer interactions beyond those of traditional call centers. Our solutions are designed to integrate all customer touch points to ensure that customers receive timely, accurate, and consistent information via multiple communication channels, including telephone, e-mail, postal mail, fax, web chat and the internet. Key aspects of our solutions include 24/7 live customer service representatives, interactive voice responses, Congressional correspondence processing expertise, multi language support, services for the hearing-impaired and others with special accessibility needs and large-scale print fulfillment. We provide our customers with the data essential to ensuring program performance and customer satisfaction by capturing critical information about customer interactions.

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  Case management. Our case management services include solutions that integrate case histories, provide end-to-end tracking and management of customers, and provide electronic or web-enabled access to case files with the goal of implementing improved service, enhanced information, increased efficiency, and reduced costs. We also provide highly qualified, well-trained customer service representatives who conduct research, provide services, and expertly track and manage transactions throughout the life cycle process.

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  Eligibility determination. Government agencies, educational institutions, and other organizations responsible for administering various grant, financial assistance, academic and other programs require eligibility determination that is timely, accurate, efficient and cost-effective. We support the entire eligibility determination process, from initial customer outreach and application processing to eligibility notification, reporting and follow-on customer service. Our solutions are designed to improve the quality of service, reduce costs and ensure program integrity.

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  Electronic filing. We are a leader in providing innovative e-filing solutions for a wide range of programs and organizations. We have expertise in transforming legacy paper based report and application filing processes to more efficient, cost-effective e-filing processes, which reduce labor and unit costs and improve upon the customer service experience for filers, including immediate (or near-immediate) confirmation that their filing has been received by the processing center.

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  Data warehouse management. We provide high-quality, flexible and scalable data management solutions to assist government agencies and other organizations in capturing, processing, storing and reporting mission-critical information. We capture data using multiple technologies and make this data available via a wide range of standard and ad hoc reporting options, including data mining technologies and secure, web-based access. Our solutions provide the business intelligence organizations need for fact-based decision making and performance reporting.

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  Program management and forecasting. We utilize industry leading program management processes founded on standards from the Project Management Institute to help our customers manage all aspects of their programs in the context of their enterprise architecture. We use a broad range of forecasting tools and methodologies, including proactive risk management tools, financial management using earned value management, acquisition management with performance-based contracting, and project performance management. Our solutions enable our customers to clearly demonstrate, to both stakeholders and Office and Management and Budget, that the program is using funds wisely and effectively.

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  Other. We also provide other services, including grants and human resource management solutions. We offer a full range of integrated end-to-end grant management solutions that encompass all aspects of the grant management process, including customer outreach, application processing, eligibility determination, fund commitment and disbursement and reporting. Our human resource management solutions are built on industry best practices and include personnel recruitment, candidate screening and qualification assessment tools such as surveys and evaluations for ongoing workforce development and employee benefits management and other day-to-day operations.

        Representative business process outsourcing (operate) assignments include:

Centers for Medicare and Medicaid Services 1 800 MEDICARE help line	•	Providing high-quality customer contact services for approximately 43 million Medicare beneficiaries. Capturing, aggregating, and reporting information related to the beneficiary experience with Medicare.
U.S. Department of Education Free Application for Federal Student Aid	•	Designing, building, and operating award winning solutions that enable over 13 million students annually to file financial aid applications electronically, via a secure, user-friendly web site.
U.S. Department of Labor ERISA Filing Acceptance System	•	Enabling over one million employers to e-file mandated reports on their employee pension and benefit plans.

U.S. Office of Personnel Management Annuitant Open Season Online	•	Award winning solution that enables over two million retired federal employees to review their health benefit plans and file change requests via an easy-to-navigate web site.
Universal Service Administrative Company/Federal Communications Commission	•	Providing systems and services to determine schools' and libraries' eligibility for discounted telecommunications and internet services.

Our Qualifications

        We apply proven and repeatable quality control and management processes to ensure measurable, predictable and efficient solution delivery for our customers. The framework of this effort is our Phase Review System ("PRS"). PRS is a disciplined program management process that applies strict controls through all phases of the program beginning with opportunity identification and continuing through program retirement. PRS provides one process, complete with procedures, standards, and user documentation that enable our program managers to plan, develop, validate, deliver and support products and services for our customers.

        To effectively manage large-scale complex systems for our government and commercial customers, we employ our Software Development Life Cycle ("SDLC") methodology, which operates in accordance with recognized industry methodologies, including ISO 9001-2000, IBM Rational Unified Process, the Software Engineering Institute's Capability Maturity Model ("CMM") Level 3 and Capability Maturity Model Integration ("CMMI") Level 2. CMM and CMMI are process improvement frameworks which allow us to effectively deliver our services and solutions. We apply our SDLC methodology to our contract and task management procedures, operations support, systems and software engineering and systems integration. In addition to SDLC, we have developed and utilize other proven best practices and methodologies that help our program managers meet requirements, mitigate risk, evaluate performance and maximize success rates to ensure customer satisfaction. Our program managers have been trained to adapt our methodologies to the evolving technology, practices and priorities of our customers, thereby mitigating program and contract risk, while retaining customers' core principles and processes.

Our Customers

        U.S. government agencies represent our largest customer group. We currently provide services and solutions, typically as a prime contractor, to 46 government customers, with an average relationship length of approximately four years. For 2006, U.S. government agencies represented 71.9% of our revenue. We have more than 30 years of experience in providing information management and business process outsourcing to several civilian and defense agencies of the federal government. The Department of Health and Human Services and the Department of Education, our two largest customers, accounted for 39.7% and 18.2% of our revenue, respectively, for 2006. We believe our long-standing relationships are due in large part to our technical expertise and proven performance on customer contracts, particularly providing support for our customers' mission-essential programs. Additionally, our services build and leverage agency program knowledge to increase efficiencies, which we believe helps us to establish an embedded presence and infrastructure with our customers.

        We have expanded our customer base internationally to include local governments, central governments and commercial customers, primarily in the United Kingdom, Canada and Latin America, and provide consulting, systems integration and business process outsourcing to address a variety of managerial disciplines, including customer interaction, as well as management of data, identity, revenue and human capital. Additionally, through our Commercial Group, we have provided private sector entities, including many Fortune 500 companies, with workforce solutions that automate and improve the recruitment, assessment, selection and development of their employees. The average length of our top ten commercial customer relationships is more than five years.

        A representative list of our government customer base is set forth below.

•	U.S. Department of Commerce		•	U.S. Department of Labor
	•	U.S Census Bureau	•	U.S. Higher Education Institutions
•	U.S. Department of Defense		•	U.S. Office of Personnel Management
	•	U.S. Air Force	•	National Aeronautics and Space Administration
	•	U.S. Army	•	Intelligence Agencies
	•	U.S. Navy	•	Servicio de Administración Tributaria
	•	Defense Information Systems Agency	•	Canada Post
•	U.S. Department of Education		•	London Borough of Southwark
	•	Office of Federal Student Aid
•	U.S. Department of Health and Human Services
	•	Centers for Medicare and Medicaid Services
	•	Centers for Disease Control and Preventions
	•	Food and Drug Administration

Our Contracts

        We provide services under three distinct forms of compensation arrangements: cost-plus, fixed-price and time and materials. Each of these is described generally below:

        Cost-plus (Cost Reimbursable).    We are reimbursed for costs that are determined to be reasonable, allowable and can be allocated to the contract, and are paid a fee representing the profit margin negotiated at contract award, which may be a fixed amount and/or performance based. We consider fixed fees under cost reimbursable contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For performance-based contracts, we recognize the expected fee when the fee can be reasonably estimated based upon factors including prior experience and communications with the customer. In general, cost reimbursable contracts are the least profitable contract type since the customer bears the risk of cost increases.

        Time and Materials.    We are reimbursed for labor at fixed hourly rates and also reimbursed for costs related to allowable materials, travel and other direct charges, which are billed separately at cost. In general, we realize a higher profit margin on work performed under time and materials contracts than cost reimbursable contracts.

        Fixed-Price.    We perform specific tasks identified in the contract statement of work for a fixed price. Compared to time and materials and cost reimbursable contracts, fixed-price contracts generally offer a higher profit margin opportunity, but involve higher risk because we bear the risk of cost increases in return for the benefit of keeping any cost savings. Fixed-price contracts may include either a product delivery or a specific service at fixed rates over a defined period of performance. Revenue on fixed-price contracts for services are recorded as the services are delivered over the period.

        Our contracts range from less than $1 million to over $180 million in annual revenue. Most of our revenue is derived from contracts which have durations between four to six years, including option years. However, we also derive revenue from several contracts with longer durations.

        As part of the contract bidding process, we may enter into agreements with subcontractors to enhance our ability to bid on large, complex assignments or to address more completely a particular customer's requirements. Subcontracting relationships are useful because they permit us, as a prime contractor, to compete more effectively on a wider range of projects. In addition, we often enter into subcontract arrangements in order to meet government requirements to award certain categories of services to small businesses. We use subcontractors primarily for non-core functions, such as to provide supplemental customer service representatives and to provide specialists with domain expertise. When we are a prime contractor on an engagement, we are ultimately responsible for the overall engagement as well as the performance of our subcontractors. We are the prime contractor on most of our contracts.

        Our contracts are typically awarded for an estimated dollar value based on the cost proposal for the statement of work to be performed under the contract over its maximum life. In addition, we have periodically received additional revenue through increases in program scope beyond that of the original contract. The government is not obligated to exercise options under a contract after the base period. Toward the end of a contract, the customer may recompete the existing contract if services are still required.

        Many government contracts are IDIQ contracts or GWACs, which are often awarded to multiple contractors. IDIQ contracts and GWACs do not represent a firm order for services. Our Contact Center Operation and Contact Center Systems and Support contract are examples of IDIQ contracts. Also, we have several GWACs issued by the General Services Administration or other government agencies. When a customer wishes to order services under an IDIQ contract or GWAC, it issues a request for proposals. Proposals are often submitted by all of the contract awardees and task orders are typically awarded based on a best-value or lowest cost approach. Additionally, the contractor may identify specific projects and propose to perform the service for a customer covered by the IDIQ contract or GWAC, although the customer is not obligated to order the services.

        The following chart provides an overview of our top five contracts by dollar value as of June 30, 2007:

Customer/Contract	Estimated Value(1)	Expiration Date(2)	Contract Type	Prime/ Subcontract	Description of Services
Centers for Medicare and Medicaid Services— Beneficiary Contact Center (BCC)	$423 million	May 2009	Cost-Plus	Prime
The BCC provides the general public with information via a virtual contact center about Medicare health plan options and coverage, Managed Care plans, prescription drug plans and programs, plan providers, and Medicare claims.
Centers for Medicare and Medicaid Services— 1-800-MEDICARE	$553 million	September 2007	Cost-Plus	Prime
Providing high-quality customer contact services for approximately 43 million Medicare beneficiaries. Capturing, aggregating, and reporting information related to the beneficiary experience with Medicare.

Department of Education/ACS Common Services for Borrowers	$180 million	December 2013	Fixed-Price and Time and Materials	Subcontract	Design and build new infrastructure for Federal Student Aid loan collection.
Department of Education/FEBI	$727 million	January 2015	Fixed-Price and Time and Materials	Prime
Integrating the front end of the student financial aid process and managing it in a streamlined and cost-effective manner, while improving the customer experience through web-enabled, end-to-end views of financial aid cases throughout the student aid lifecycle.
London Borough of Southwark(4)	—	May 2020	Fixed-Price	Prime	Integrating and implementing complex IT infrastructure for modernizing and transforming the delivery of over 100 services to citizens, including tax billing and public housing inquiries.

(1)
Includes total revenue earned as well as total contract backlog.

(2)
Assumes all option periods under such contract have been exercised by the customer.

(3)
Reflects the expiration date of the recompete contract awarded to us during the fourth quarter of 2006.

(4)
The terms of the contract prohibit disclosure of estimated value.

Backlog

        We track total contract backlog and firm contract backlog in order to assess our current business development effectiveness and to assist us in forecasting financial performance and future business needs. We define total contract backlog as the amount of revenue we expect to realize over the entire term of the contract including the base period and all option years. We do not include contract ceiling values under GWAC or IDIQ contracts in our backlog calculation. We define firm backlog as the value of the base period plus all currently exercised options. Most of our federal contracts include a base period and one or more option years, depending on the duration of the contract. Typically, options are exercised under our contracts, however the exercise of options is at the sole discretion of the customer.

        The following table sets forth our contract backlog as of July 1, 2006 and June 30, 2007:

	As of July 1, 2006		As of June 30, 2007
	Total Contract Backlog	Firm Contract Backlog	Total Contract Backlog	Firm Contract Backlog
	(dollars in thousands)		(dollars in thousands)
Government Group	$1,444,222	$191,799	$1,573,403	$284,935
International Group	339,500	238,511	314,368	213,971
Commercial Group	20,086	20,086	16,030	16,030

Total	$1,803,808	$450,396	$1,903,801	$514,936

        Actual revenue under contracts may differ from contract backlog estimates. See "Risk Factors—our federal government contracts may be terminated by the federal government at any time prior to their completion and contain other unfavorable provisions, which could lead to unexpected loss of revenue and reduction in contract backlog." Estimates are reviewed periodically and appropriate adjustments are made to the amounts included in total contract and firm contract backlog. Historically, these adjustments have not been significant.

Regulatory Matters

        Federal government contracts are subject to a number of federal statutes and regulations, including the Federal Acquisition Regulation ("FAR") and agency supplements to the FAR. The FAR contains several regulations that affect us significantly.

        The Anti-Deficiency Act prohibits federal government employees from committing government funds by contract or otherwise, in excess or in advance of appropriations, unless authorized by a specific statute. Thus, work on our contracts may be limited by the availability of funds. Because Congress usually appropriates funds on a fiscal year basis, many of our contracts are incrementally funded by the agency as Congress makes appropriations for future fiscal years. In addition, the federal government uses FAR clauses, such as the Limitation of Cost and Limitation of Funds clauses, to limit its liability arising from its employees involving the federal government in expenditures or liabilities beyond those authorized by contract. In many cases, contracts are awarded for only one year, with a number (often four) of successive option years.

        Disappointed bidders and firms excluded from competition for federal government contracts and task orders can avail themselves of FAR and General Accountability Office bid protest remedies by submitting an objection to the contracting officer or General Accountability Office within specified time limits. The U.S. Court of Federal Claims also has bid protest jurisdiction. Contract performance can be suspended while a protest is pending and the contract can be terminated if found to have been improperly awarded.

        Larger contracts may also be subject to the Truth in Negotiations Act and Cost Accounting Standards. The Truth in Negotiations Act requires us to provide current, accurate and complete cost or pricing data in connection with the negotiation of a contract, modification or task order over a $650,000 threshold and in certain other circumstances. Cost Accounting Standards require consistency of accounting practices over time and compliance with specific cost accounting criteria. FAR sets forth the rules regarding the allowability and allocability of costs incurred in connection with cost-reimbursable federal government contracts.

        The FAR Changes Clause permits a contracting officer to make unilateral changes within the general scope of a contract at any time, by written order, in a number of contract areas. If a change under this clause causes an increase or decrease in the estimated cost of, or the time required for, performance of any part of the work under a changed contract, or otherwise affects any other terms and conditions of this contract, the contracting officer must make an equitable adjustment in the contract price or estimated cost, the delivery or completion schedule, the amount of any fixed fee and other affected terms of the contract. In the event that the contractor and the government fail to agree upon such an adjustment, the contractor is obligated to perform the contract as changed pending resolution of the dispute.

        The federal government tries to avoid awarding contracts to companies that may have an organizational conflict of interest ("OCI"). FAR describes the situations that may result in an OCI and provides guidance to contracting officers in order to avoid or mitigate an actual or potential OCI. An OCI involves a situation that arises or might arise because the nature of the work to be performed by a contractor may, absent some restriction on future activities, result in an unfair competitive advantage to the contractor, impair the contractor's objectivity in performing the contract work or make the contractor potentially unable to render impartial assistance or advice to the federal government. The contracting officer is responsible for resolving any significant potential OCIs before a contract award is made. These types of restrictions may restrict our ability to obtain additional work related to certain tasks that we currently perform or performed in the past.

        To the extent that we fail to comply with procurement requirements, the federal government may demand an adjustment in contract prices or costs. In addition, changes in cost accounting practices are subject to a required procedure for determining the cost impact of the change. The federal government is generally protected from paying increased costs resulting from a contractor's accounting changes.

        Our books and records are subject to audit by audit agencies. An adverse finding under an audit could result in the disallowance of our costs under a U.S. government contract, termination of federal government contracts, forfeiture of profits, suspension of payments, fines and suspension and prohibition from doing business with the federal government. See "Risk Factors—Our business could be adversely affected by a negative audit or other actions by the federal government." In the event that an audit results in disallowance of our costs under a contract, we have the right to appeal the findings of the audit under applicable dispute resolution provisions. Approval of submitted yearly contract incurred costs can take from one to three years from the date of submission of the contract costs.

Sales and Marketing

        Sales.    Each of our segments has its own sales force. The sales organization structure is similar across segments. The Senior Vice President or Segment Vice Presidents of Business Development participate in the segments' strategy development, including setting sales targets, priorities for account penetration and managing the sales force. Incentive plans vary between segments, but are all revenue based. Within our Government Group, our sales force is organized by customer; civilian agencies, healthcare agencies and defense and intelligence agencies. Each segment is responsible for the development of agency account plans and adherence to our new business development processes.

        Marketing.    Our marketing department is centralized at the corporate level and coordinates marketing on a company-wide basis in addition to helping to implement our entrance into new markets. Our corporate development department is responsible for coordinating collaboration among our segments, focusing resources on contract opportunities and identifying and developing the strategy for future markets and investment. In addition, our corporate development department is responsible for proposal management and development, market research and sales infrastructure management.

Competition

        We compete against divisions of large defense, information technology services and outsourcing prime contractors, as well as a number of smaller federal contractors with specialized capabilities. We believe that the major competitive factors that affect our ability to compete are:

  •
  technical expertise and range of service capabilities;

  •
  knowledge of the customer, their needs, objectives and budget constraints;

  •
  industry reputation and results of performance on past engagements;

  •
  key management and personnel; and

  •
  value and ability to deliver predictable, cost effective solutions to the customer.

        We believe we significantly differentiate ourselves from our competitors through our ability to provide end-to-end solutions to our customers through a broad range of capabilities. Most of our competitors do not have an integrated service offering. As a result, we compete with certain competitors that individually or in combination provide consulting, systems integration and business processing outsourcing at various stages of the design, build and operate continuum. Certain of our competitors are attempting to expand their offerings to become full service providers. To the extent that our competitors are able to successfully broaden their service capabilities, we expect that competition will increase. Our representative competitors by service area include:

Service Area		Representative Competitors
Consulting (Design)		•	Accenture, BearingPoint, Booz Allen Hamilton
•	Systems Integration (Build)	•	Electronic Data Systems, IBM, Northrop Grumman, SAIC
•	Business Process Outsourcing (Operate)	•	Affiliated Computer Services, Computer Sciences Corporation

Employees

        As of June 30, 2007, we had 5,807 employees. Over 81.1% of our employees are located in the United States, with the remainder in five other countries. 60 of our employees are represented by four labor unions located in the United Kingdom and Mexico. Certain of our employees located in Mexico were covered by a collective bargaining agreement which expired in February 2007. 61.3% of our employees are full-time, with most in our largest division, our Government Group. We consider our employee relations to be satisfactory.

        We have a significant number of employees who have earned various professional and technical certifications. These certifications include Certified Information Systems Security Professional, Information Systems Security Architecture Professional, DoD Information Technology Security Certification and Accreditation, Computas Metis—Basic, Intermediate and Advanced, Microsoft Certified Systems Engineer, Microsoft Certified Professional, Six Sigma and Project Management Professional.

Intellectual Property

        We believe our intellectual property, especially our proprietary methodologies, is of economic importance to our business. In addition, we rely on trademarks, patents and copyrights related to our business. We believe we have taken reasonable measures consistent with industry practice to protect the secrecy, confidentiality and value of all of our intellectual property.

Properties and Facilities

        Our headquarters is located in Arlington, Virginia, where we lease 125,839 square feet of space. In addition, we lease 34 commercial facilities in 12 states and one in the District of Columbia and 5 foreign countries used in connection with the various services rendered to our customers. Upon expiration of our leases, we do not anticipate difficulty in obtaining renewals or alternative space. We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear, and that our facilities have sufficient capacity to meet the current needs of our business. We do not own any real property.

        The following table lists our U.S. leased properties, including their square footage.

City, State	Size (square feet)
Arlington, Virginia	125,839
Atlanta, Georgia	5,026
Baltimore, Maryland	8,475
Bloomington, Minnesota	1,898
Cedar Rapids, Iowa	18,800
Chicago, Illinois	49,799
Corbin, Kentucky	55,030
Corvalville, Iowa	103,947
Emeryville, California	2,247
Herndon, Virginia	7,967
Lawrence, Kansas	195,000
O'Fallon, Illinois	3,433
Orlando, Florida	5,340
Pawcatuck, Connecticut	4,927
Phoenix, Arizona	87,091
Richmond, Virginia	123,200
Vienna, Virginia	5,622
Washington, D.C.	3,310

        The following table lists our principal international leased properties, including their inside square footage.

City, State	Size (square feet)
Buenos Aires, Argentina	37,674
Caracas, Venezuela	7,120
London, United Kingdom	21,828
Mexico City, Mexico	16,609
Montreal, Canada	19,790
Newmarket, Canada	1,500
Ottawa, Canada	11,896
Rotherham, United Kingdom	3,000

Legal Proceedings

        In July 2007, we received notice from the University of California that it deemed us to be in breach of one of our contracts and directed us to stop working on that contract. Pursuant to that contract, we have entered into discussions with the University of California to negotiate a settlement. We believe that we have strong defenses to this action. We believe we are adequately insured with respect to this action under our professional liability insurance, beyond a $500,000 retention.

        Our contracts with the federal government are subject to various legal and regulatory requirements and, from time to time, agencies of the federal government may investigate the conduct of our operations in accordance with these requirements. The United States government, through the Department of Justice and the Inspector General of the Department of Homeland Security, is investigating to determine whether we and NCS Pearson violated the Civil False Claims Act and other federal laws in connection with a contract awarded by the Transportation Security Administration to us in 2002. In the event we are determined to have violated the Civil False Claims Act or other federal laws in connection with the performance of this contract, we may face administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us. Pearson and the other sellers under the stock purchase agreement have agreed to indemnify us, the buyer and its other affiliates without regard to any time limitation for any losses incurred by us, our parent and its other affiliates in connection with such investigation, except that the first $20.0 million in losses resulting from such investigation which will be shared equally. See "Risks Relating to Our Business—our business could be adversely affected by a negative audit or other actions by the federal government" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We are also involved in various claims and lawsuits from time to time, including employment and third party liability claims and litigation. We do not believe that the ultimate resolution of any of these other actions will have a material adverse effect on our financial position, results of operations, liquidity or capital resources.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our board of directors and the board of directors of the buyer. Veritas Capital Fund III, L.P. is the manager of the buyer parent. In addition, the table sets forth information regarding our senior management.

Name	Age	Position
Robert B. McKeon	52	Member of the board of directors of the buyer and sole member of our board of directors
John M. Curtis	50	President and Chief Executive Officer; director of the buyer
Christine M. Bailey	50	Senior Vice President and Chief Financial Officer
Michael A. Bowers	53	Senior Vice President and General Manager
Richard J. Bottorff	53	Senior Vice President and General Manager, International Group
David J. Fabianski	45	Senior Vice President and General Manager
Kevin T. Boyle	38	Senior Vice President, General Counsel & Secretary
Charles S. Ream	63	Director of the buyer
Ramzi M. Musallam	39	Director of the buyer

        Robert B. McKeon has been a member of the board of directors of the buyer and the sole member of our board of directors since February 2007. Mr. McKeon is the President of Veritas Capital, a New York-based private equity investment firm he founded in 1992. Mr. McKeon is on the Board of Trustees of Fordham University, is a member of the Council on Foreign Relations and is a member of the boards of directors of DynCorp International Inc., The Wornick Company and several private companies. Mr. McKeon holds a Bachelors degree from Fordham University and a Masters degree in business administration from Harvard Business School.

        John M. Curtis is our President and Chief Executive Officer and a member of the board of directors of the buyer. He joined us in 1999 as Vice President and General Manager of the Government Services division of our predecessor. He became President and Chief Executive Officer in 2002 upon the acquisition of our predecessor by Pearson. Prior to joining us, Mr. Curtis served seven years as Senior Vice President of the Information & Enterprise Technology Group of DynCorp. He also served as President of TechServ, LLC from 1990 to 1992. Mr. Curtis holds a Bachelors degree in Civil Engineering from the Virginia Military Institute. He serves on the boards of George Mason University's School of Information Technology and Engineering, the Fairfax County Chamber of Commerce, the Professional Services Council and the Conference Board Executive Council.

        Christine M. Bailey has served as our Senior Vice President and Chief Financial Officer since 2003. Prior to joining us, she served as the Senior Vice President and Chief Financial Officer of DynCorp Systems and Solutions LLC from 1998 to 2003. She previously served as Vice President of Finance at Litton/PRC for several operating groups for eight years. She has also served as Executive Director of Finance for Advanced Technology, Inc. and group controller for several operating groups over a nine year period. She started her career in program management with Computer Sciences Corporation. She has more than 26 years experience in government contracting. She holds a Bachelors degree in business administration from Virginia Tech and has completed graduate work at Marymount University. Ms. Bailey is a member of the Professional Services Council Cash Flow Task Force, the National Contract Management Association and Women in Technology.

        Michael A. Bowers is a Senior Vice President and General Manager in our Government Group, focused on our healthcare business since joining us in 2005. Prior to joining us, he spent 14 years with Science Applications International Corporation ("SAIC"). He served in various positions at SAIC, including Senior Vice President and General Manager of the Enterprise Services Business Unit. Mr. Bowers holds a Masters degree in business administration from The George Washington University and a Bachelors degree from the University of North Carolina at Asheville.

        Richard J. Bottorff has served as the Senior Vice President and General Manager of our International Group since 2002. He joined us in 1993 and progressed through a series of finance and business development positions culminating in his promotion to Senior Vice President, International in 2002. Prior to joining us, Mr. Bottorff spent 12 years with NCR Corporation, primarily based in Europe. He holds a Masters degree from the University of Wisconsin—Madison in Finance and International Business and a Bachelors degree in Business Administration from the University of Illinois.

        David J. Fabianski is the Senior Vice President and General Manager of our Commercial Group. Prior to the Transactions, he served as the President of our Pearson Performance Solutions division since 2003. From 2001 to 2003, Mr. Fabianski was with The Forum Corporation, where he served as the Senior Vice President of Sales before assuming the role of President of the Corporate Training and Development practice. Previously, he spent 11 years at Anteon/A&T where he served in multiple Operations and Sales Management roles. He has more than 15 years experience in the Human Capital Development field. In addition, he has ten years of honorable service in the United States Naval Submarine Force. He holds a Bachelors degree in education from Southern Illinois University.

        Kevin T. Boyle has served as our Senior Vice President, General Counsel & Secretary since June 2007. From 2002 to May 2007, he served as Assistant General Counsel for General Dynamics Information Technology, Inc., following its acquisition of Anteon International Corporation in June 2006. Mr. Boyle also served as Vice President and General Counsel for Interworld Corporation from 2000 to 2002. Prior to 2000, he held similar positions with Visual Networks, Cambridge Technology Partners and BMG Entertainment. Mr. Boyle received his Juris Doctor degree from Tulane Law School and his Bachelor of Arts degree in history from Yale University.

        Charles S. Ream has been a member of the board of directors of the buyer since February 2007. Mr. Ream was Executive Vice President and Chief Financial Officer of Anteon International Corporation from April 2003 to June 2006. From October 2000 to December 2001, he served as Senior Vice President and Chief Financial Officer of Newport News Shipbuilding, Inc. From January 1998 to September 2000, Mr. Ream served as Senior Vice President, Finance of Raytheon Systems Company. From January 1994 to December 1997, he served as Chief Financial Officer of Hughes Aircraft Company. Prior to joining Hughes, Mr. Ream was a Partner with Deloitte & Touche LLP. Mr. Ream is also a member of the board of directors of DynCorp International Inc., Stanley, Inc. and Allied Defense Group, Inc. Mr. Ream received a Bachelors degree in accounting and a M.Ac. from the University of Arizona and is a Certified Public Accountant.

        Ramzi M. Musallam has been a member of the board of directors of the buyer since February 2007. Mr. Musallam is a partner at Veritas Capital, which he has been associated with since 1997. He is a member of the boards of directors of DynCorp International Inc., The Wornick Company and several private companies. Mr. Musallam holds a Bachelor's degree from Colgate University with a double major in Economics and Mathematics and a Masters degree in Business Administration from the University of Chicago Graduate School of Business.

Compensation of Directors

        The directors of the buyer who are neither a member of our management nor an employee of Veritas Capital are each expected to be paid an annual fee and a fee for each meeting other than regular quarterly meetings. Such fees have not yet been determined. Such directors have also been granted Class B interests in the buyer parent. See "—Management Incentives" and "Security Ownership of Certain Beneficial Owners and Management." The remaining directors are not separately compensated for their services as directors although they are reimbursed for expenses incurred in connection with attending board and committee meetings.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

Compensation Discussion and Analysis

Overview

        The Compensation Plan is designed to attract, retain and motivate highly qualified executives. We compensate our executives named in the Summary Compensation Table ("Executives") through a combination of base salary, incentive bonus payments and, in some instances, equity ownership of the buyer parent, all designed to be competitive with comparable employers and to align each Executive's compensation with the long term interests of our owners. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. Executive compensation is earned on the basis of achieving company and, where appropriate, operating level performance objectives, personal performance objectives and the Executive's adherence to our core values.

Targeted Compensation Program

        The primary objective of our compensation program is to compensate Executives in a way that reinforces decisions and actions which will drive long-term sustainable growth leading to increased owner value. We combine this approach with an integrated performance management process that includes strategies, business planning, metrics, and individual performance.

Elements of Compensation Plan

        Currently we use short-term compensation (salary and incentive bonus payment) and long-term compensation (equity of the buyer parent) to achieve our goal of driving sustainable growth. We use our judgment and experience in determining the mix of compensation while also being aware of market practices and market data for context and a frame of reference.

Short Term Compensation

        Salary:    This element is important in attracting Executives and provides a base level of compensation. At the end of the year each Executive's performance is evaluated for an increase, which is not fixed, but takes into account the individual's performance, responsibilities of the position, adherence to our core values, experience, as well as external market conditions and practices.

        Incentive Bonus Payments:    The annual incentive bonus payments are paid in cash with actual awards based on both financial and non-financial performance. Payment is a percentage range of base salary determined by achievement of the objectives in the plan. The range of payment is determined by the level of achievement of the objectives with an identified target and a maximum. Depending on the Executive's responsibilities, performance is measured at the corporate level or a combination of the corporate level and the operating level. We have an incentive committee comprised of members of our senior executive leadership team, including named Executives, which is responsible for drafting the incentive plan for approval by our CEO. The incentive plan for the CEO is approved by the Board.

        Financial Performance:    This element is determined by performance in achieving profit, cash flow and revenue targets. The financial elements are weighted to reflect the objectives of the company. The total weight of the financial objectives is 90% of the total bonus potential.

        Non Financial Performance:    This element is comprised of two objectives, Customer Satisfaction and Talent Management. The total weight of the non-financial objectives is 10% of the total bonus potential.

        Long Term Compensation:    We believe it is a customary and competitive practice to include an equity based element of compensation to the overall compensation package extended to Executives. We have implemented a management equity plan, approved by the company buyer parent that is designed to motivate Executives to encourage and reward behavior that will protect and enhance the corporate interests and increase owner value. The equity plan provides the eligible Executive with a percentage of Class B ownership interest in the company buyer parent. Initial awards of ownership interests were made in June and July of 2007. The timing of future awards of available Class B equity is at the discretion of the CEO with no set schedule. The percentage ownership becomes payable upon a qualifying change of control transaction. The plan includes a 5 year vesting schedule which accelerates to 100% based upon a qualifying change of control transaction. The vesting schedule is 20% per annum.

Summary Compensation Table

        The following table summarizes compensation awarded or paid during 2006, 2005 and 2004 to our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and our three other most highly compensated executive officers, excluding any pre-Acquisition equity based compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total
John M. Curtis	2006	$339,654	$253,811	$165,671	$44,870	$1,907	$805,913
President and	2005	321,769	319,553	768,956	36,427	1,981	1,448,686
Chief Executive Officer	2004	323,299	402,285	—	58,725	36,483	820,792
Christine M. Bailey	2006	263,618	149,693	155,014	46,336	—	614,661
Senior Vice President	2005	246,475	201,253	108,402	19,024	—	575,154
and Chief Financial Officer	2004	257,400	145,621	—	12,970	50,000	465,991
Michael A. Bowers(2)	2006	248,123	58,806	55,556	10,457	—	372,942
Senior Vice President	2005	189,058	140,400	—	4,841	10,000	344,299
and General Manager	2004	—	—	—	—	—	—
Richard J. Bottorff	2006	194,369	122,970	76,868	9,661	—	403,868
Senior Vice President	2005	163,400	127,452	82,379	9,450	—	382,681
and General Manager,	2004	153,385	39,329	—	6,786	—	199,500
International Group
David J. Fabianski	2006	219,508	77,462	83,972	19,201	—	400,143
Senior Vice President	2005	189,300	141,214	84,120	12,902	—	427,536
and General Manager,	2004	180,831	31,761	—	9,430	—	222,022
Commercial Group

(1)
Reflects employer contributions made by Pearson or one of its affiliates under a 401(k) plan.

(2)
Mr. Bowers joined us in March 2005.

Sales and Retention Agreements

        Each of our executive officers is party to a sales and retention agreement with us that provided for a retention bonus in the event of a sale of our business before June 30, 2007. The percentage of base salary received by our executive officers was as follows: (i) 175% for Mr. Curtis; (ii) 100% for Ms. Bailey; and (iii) 90% for each of Messrs. Fabianksi, Bottorff and Bowers.

        Each sales and retention agreement also provides for increased severance in the event of a termination of employment without cause or for good reason within 12 months after the Acquisition. Severance payments are equal to 18 months salary for Mr. Curtis and equal to 12 months base salary for each of our other executive officers, and include reimbursement for any COBRA premiums paid for 18 months by Mr. Curtis and 12 months by each other executive officer.

Management Incentives

        Vangent Holding LLC Class B Interests.    Members of our management and outside directors participate in our profits through a plan that grants them Class B interests in the buyer parent, which owns all of the common stock of the buyer. Pursuant to the terms of the limited liability company operating agreement governing the buyer parent, the holders of Class B interests are entitled to receive a percentage of all distributions made by the buyer parent after the holders of the Class A interests in the buyer parent have received a return of their invested capital, provided that the holders of the Class A interests have received an 8% per annum internal rate of return (compounded annually) on their invested capital. The Class B interests are subject to a five-year vesting schedule with any unvested interests reverting to the holders of Class A interests in the event they are forfeited or repurchased.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We are a direct wholly-owned subsidiary of the buyer and an indirect subsidiary of the buyer parent. The buyer parent owns all of the common stock of the buyer. Pearson owns Series A preferred stock of the buyer having a stated value of $35.0 million and Series B preferred stock of the buyer having a stated value of $5.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Party Transactions" for more information on our preferred stock.

        The following table sets forth information with respect to the beneficial ownership of the buyer parent's membership interests by:

  •
  each person who is known by us to beneficially own 5% or more of the buyer parent's outstanding equity;

  •
  each member of our board of directors, the buyer's board of directors and the manager of the buyer parent;

  •
  each of our executive officers named in the table under "Management—Summary Compensation Table"; and

  •
  all members of our board of directors, the buyer's board of directors, the manager of the buyer parent and our executive officers as a group.

        To our knowledge, each of the holders of membership interests in the buyer parent listed below has sole voting and investment power as to the membership interests owned unless otherwise noted.

        See "Management—Management Incentives—Vangent Holding LLC Class B Interests."

Name of Beneficial Owner(1)	Percent of Class A Interests(2)	Percent of Class B Interests(2)
Veritas Capital Partners III, L.L.C.(3)(4)(5)	89.0%	—
Pearson Inc.(5)(6)	10.0%	—
Robert B. McKeon(3)(7)	90.0%	—
John M. Curtis	*	29.7%
Christine M. Bailey	*	7.9%
Michael A. Bowers	—	7.9%
Richard J. Bottorff	*	5.9%
David J. Fabianski	*	5.9%
Charles S. Ream	—	*
Ramzi M. Musallam(3)	—	—
All executive officers and directors as a group (8 persons)(8)	90.0%	57.6%

*
Denotes beneficial ownership of less than 1% of the applicable class or series of capital stock.

(1)
Except as otherwise indicated, the address for each of the named security holders is 4250 North Fairfax Dr., Suite 1200, Arlington, Virginia 22203.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. Class A membership interests and Class B membership interests represent approximately 95% and 5% of the buyer parent's equity interests, respectively.

(3)
The address for Veritas Capital Partners III, L.L.C. and Messrs. McKeon and Musallam is c/o The Veritas Capital Fund III, L.P., and the address for The Veritas Capital Fund III, L.P. is 590 Madison Avenue, New York, New York, 10022.

(4)
Veritas Capital Partners III, L.L.C.'s interest in us is held indirectly through the buyer parent. The Veritas Capital Fund III, L.P., a Delaware limited partnership of which Veritas Capital Partners III, L.L.C. is the general partner, is the manager of the buyer parent.

(5)
Through the provisions of the limited liability company agreement governing the buyer parent, The Veritas Capital Fund III, L.P. controls the vote of all of the membership interests of the buyer parent.

(6)
The address for Pearson Inc. is 1330 Avenue of the Americas, New York, New York 10019.

(7)
Robert B. McKeon, Chairman of the buyer's board of directors, is the President of Veritas Capital Partners III, L.L.C., and as such may be deemed a beneficial owner of the membership interests owned by Veritas Capital Partners III, L.L.C. or voted under the direction of Veritas Capital Partners III, L.L.C. Mr. McKeon disclaims this beneficial ownership except to the extent of his pecuniary interest in The Veritas Capital Fund III, L.P. and the buyer parent.

(8)
Includes the Class A membership interests held by The Veritas Capital Fund III, L.P. and its affiliates and a third party investor, beneficial ownership of which may be deemed to be held by Mr. McKeon, as the President of Veritas Capital Partners III, L.L.C. See footnote 7 above. Mr. McKeon disclaims this beneficial ownership except to the extent of his pecuniary interest in The Veritas Capital Fund III, L.P. and the buyer parent.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Fee

        We pay an annual management fee of $1.0 million to an affiliate of The Veritas Capital Fund III, L.P. The amount of such management fee may increase in the future. The amount of the management fee is comparable to the fees we would have been charged by third parties performing similar services. We also paid to Veritas Capital a one time transaction fee of $10.0 million at the closing of the Transactions as consideration for its assistance in connection with planning, structuring and consummating the Transactions.

Issuance of Preferred Stock of the Buyer

        In connection with the Acquisition, as partial consideration therefor, Pearson received $35.0 million of Series A preferred stock ("Series A Preferred Stock") and $5.0 million of Series B preferred stock ("Series B Preferred Stock") in the buyer. The shares of Series A Preferred Stock and Series B Preferred Stock were issued at a cost of $1,000 per share.

Series A Preferred Stock

        Ranking.    The Series A Preferred Stock ranks senior to all other equity securities of the buyer as to dividend rights and upon liquidation.

        Dividends.    Dividends accrue on the Series A Preferred Stock (compounded annually) at a rate per annum equal to 13% on the liquidation preference of the Series A Preferred Stock until paid.

        Redemption.    The Series A Preferred Stock is subject to redemption at any time, in whole or in part, at the option of the buyer, at a redemption price equal to the liquidation preference of the Series A Preferred Stock plus accrued dividends. In addition, the Series A Preferred Stock is subject to redemption at the option of the holders thereof at a redemption price equal to the liquidation preference of the Series A Preferred Stock plus accrued dividends (i) upon a change in control or (ii) at any time after the tenth anniversary of the date of issue of the Series A Preferred Stock. "Change in control" is defined as (i) Veritas Capital ceasing to beneficially own at least 51% of the common stock or voting stock of the buyer or (ii) the buyer having disposed of all or substantially all of its assets to a party not affiliated with Veritas Capital.

        Liquidation Preference.    In the event of any liquidation, dissolution or winding up of the buyer, the holders of the Series A Preferred Stock will be entitled to receive, prior and in preference to all other equity securities of the buyer, an amount equal to the cost per share of the Series A Preferred Stock on the date of issue plus any accrued and unpaid dividends thereon computed to the date payment therefor is made.

        Covenants.    There are customary affirmative and negative covenants in favor of the holders of the Series A Preferred Stock, including, subject to certain stated exceptions, that the buyer may not:

  •
  pay or declare any cash dividends or dividends in the form of indebtedness of the buyer;

  •
  redeem, repurchase or otherwise acquire or make any cash distributions or payments in respect of shares of any other class of capital stock of the buyer or any of its indebtedness held by the buyer parent or its affiliates or Veritas Capital; or

  •
  make any cash payments to the buyer parent or its affiliates or Veritas Capital.

        Maturity Date.    None.

Series B Preferred Stock

        Ranking.    The Series B Preferred Stock ranks junior to the Series A Preferred Stock and senior to all other equity securities of the buyer as to dividend rights and upon liquidation.

        Dividends.    Dividends accrue on the Series B Preferred Stock (compounded annually) at a rate per annum equal to 13% on the liquidation preference of the Series B Preferred Stock until paid.

        Redemption.    The Series B Preferred Stock is subject to redemption at any time, in whole or in part, at the option of the buyer, at a redemption price equal to the liquidation preference of the Series B Preferred Stock plus accrued dividends. In addition, the Series B Preferred Stock is subject to redemption at the option of the holders thereof at a redemption price equal to the liquidation preference of the Series B Preferred Stock plus accrued dividends (i) upon a change in control or (ii) at any time after the tenth anniversary of the date of issue of the Series B Preferred Stock. "Change in control" is defined as (i) Veritas Capital and its affiliates ceasing to beneficially own at least 51% of the common stock or voting stock of the buyer or (ii) the buyer having disposed of all or substantially all of its assets to a party not affiliated with Veritas Capital.

        Liquidation Preference.    In the event of any liquidation, dissolution or winding up of the buyer, the holders of the Series B Preferred Stock will be entitled to receive, after the payment of all amounts in respect of the Series A Preferred Stock, and prior and in preference to all other equity securities of the buyer, an amount equal to the cost per share of the Series B Preferred Stock on the date of issue plus any accrued and unpaid dividends thereon computed to the date payment therefor is made.

        Covenants.    There are customary affirmative and negative covenants in favor of the holders of the Series B Preferred Stock, including, subject to certain stated exceptions, that the buyer may not:

  •
  pay or declare any cash dividends or dividends in the form of indebtedness of the buyer;

  •
  redeem, repurchase or otherwise acquire or make any cash distributions or payments in respect of shares of any other class of capital stock of the buyer (other than the Series A Preferred Stock) or any indebtedness of the buyer held by the buyer parent or its affiliates or Veritas Capital; or

  •
  make any cash payments to the buyer parent or its affiliates or Veritas Capital.

        Maturity Date.    None.

Vangent Holding LLC Membership Interests

        As partial consideration for the Acquisition, the buyer parent issued to Pearson 10% of its Class A membership interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Security Ownership of Certain Beneficial Owners and Management."

Agreements with Pearson

        We entered into a Master Services Agreement with NCS Pearson upon the consummation of the Transactions. The agreement provides for NCS Pearson, through its Pearson Education Measurement business unit, to provide mailing and print fulfillment services to us on an arm's-length fixed-price basis. The agreement expires on December 31, 2007 and is renewable at our option. The agreement also provides us with an option to engage NCS Pearson to provide us with additional print fulfillment services in the future. We expect to make payments of approximately $30 million per year for these services.

        In addition, we entered into a Services Agreement with Pearson Assessments, Inc. ("PA"), an affiliate of Pearson upon the consummation of the Transactions. The agreement provides that we will perform imaging services in Mexico for PA on an arm's-length basis. We expect to receive payments of approximately $250,000 per year for these services. In addition, PA provides us with access to the bulk mail postal rates it has with the U.S. Postal Service pursuant to this agreement.

Transition and Continuing Services Agreement

        The buyer entered into a transition and continuing services agreement with Pearson upon the closing of the Acquisition, which covers services for certain operating areas, including information technology services, human resources and government relations. Pursuant to the agreement, Pearson will perform these services for periods ranging from three months to one year, with most of services being performed for periods between six and nine months. The buyer has the option to extend the term with respect to a majority of these services for one or two additional periods equal to the original term for the applicable service.

        Pearson is entitled to a base monthly fee for each service it provides pursuant to the agreement and is entitled to additional fees representing costs associated with any service changes made at our request as well as any additional costs associated with the termination of the respective services provided. The fees to be paid vary according to the type of service being provided, with amounts for the majority of the services ranging from $5,000 to $186,000 per month for each service over the term of the agreement.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        Concurrent with the offering of the Original Notes and the other Transactions, we entered into a senior secured credit facility with various lenders and Wachovia Bank, National Association, as administrative agent. The following is a summary of the material terms that are contained in the senior secured credit facility.

        Structure.    The senior secured credit facility consists of a senior secured term loan, or term loan facility, of $240.0 million, and a senior secured revolving credit facility, or revolving credit facility, of $50.0 million. A portion of the revolving credit facility is available for letters of credit and swing line loans. Concurrently with closing of the Acquisition and the offering of the Original Notes, the full amount of the term loan facility was drawn in a single drawing and $5.0 million of the revolving credit facility was drawn, to pay a portion of the consideration for the Acquisition and fees and expenses related to the Transactions. Subject to customary conditions, including the absence of defaults under the senior secured credit facility, amounts available under the revolving credit facility may be borrowed, repaid and reborrowed, as applicable until the maturity date thereof. The revolving credit facility may be utilized to fund our working capital to perform any contracts and for other general corporate purposes. As of June 30, 2007, no amount was outstanding under our revolving credit facility.

        Maturity, Amortization and Prepayment.    The term loan facility has a maturity of six years from the closing date of the Acquisition, or February 14, 2013, and will amortize in equal consecutive quarterly installments equal to 0.25% of the original principal amount of the term loan facility during the first 23 quarters thereof, with the balance payable on the term loan facility maturity date. Unless terminated earlier, the revolving credit facility has a maturity of five years from the closing date of the Acquisition, or February 14, 2012.

        The senior secured credit facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 50% of the net cash proceeds of equity offerings or capital contributions (other than equity investments in the buyer of $157.0 million at closing), subject to certain exceptions; (iii) 100% of the net cash proceeds of debt incurrences (other than debt incurrences permitted under the senior secured credit facility, including debt to be incurred pursuant to the offering of the Original Notes); and (iv) 50% of our excess cash flow, as defined in the senior secured credit facility, for each year commencing with the year ending December 31, 2007 (with step downs if certain conditions are satisfied). Any such prepayment would be applied first to the term loan facility and thereafter to the revolving credit facility and in the case of the revolving credit facility would be applied without a corresponding reduction in commitments.

        Interest.    The loans under the senior secured credit facility bear interest, at our option, at a rate per annum equal to either: (i) the base rate (as defined in the senior secured credit facility), plus an applicable margin, or (ii) the adjusted LIBOR rate (as defined in the senior secured credit facility), plus an applicable margin. The applicable margins with respect to the term loan facility will be 2.25% in the case of LIBOR rate loans and 1.25% in the case of base rate loans. The applicable margins with respect to the revolving credit facility will be 2.50% in the case of LIBOR rate loans and 1.50% in the case of base rate loans. Beginning with the date on which we will deliver financial statements for the first quarter following the closing of the senior secured credit facility, the applicable margins for the term loan facility and the revolving credit facility will be subject to adjustment based on a pricing grid to be agreed upon between the agent and us. Automatically, during the continuance of any payment event of default or bankruptcy event of default of the borrower or any guarantor, or, at the election of the required lenders (as defined in the senior secured credit facility) during the continuance of any other event of default, our senior secured credit facility loans will bear interest at the rate of 2.00% per annum in excess of the per annum rate that would otherwise be in effect.

        Guarantees and Security.    The senior secured credit facility, and any obligations under any hedging agreements entered into between any borrower or guarantor and any counterparty that is (or was at the effective date of such hedging agreement) a lender under the senior secured credit facility (or any affiliate thereof) are guaranteed by the buyer and each of its existing and future direct and indirect domestic subsidiaries, other than us, and certain foreign subsidiaries of buyer parent that would not be treated as controlled foreign corporations with respect to us for U.S. federal income tax purposes, in each case, subject to certain exceptions for immaterial subsidiaries and subsidiaries prohibited by law from becoming guarantors. Subject to certain customary exceptions, the borrowers and the guarantors will grant to the lenders under the senior secured credit facility and counterparties under the hedging agreements described above a first priority security interest in and lien on substantially all of their assets.

        Fees.    Certain customary fees are payable to the lenders and the agents under the senior secured credit facility, including, without limitation, a commitment fee based upon non-use of available funds, letter of credit fees, issuer fronting fees and an annual facility servicing fee.

        Covenants.    The senior secured credit facility contains various customary affirmative and negative covenants (subject to mutually agreed materiality thresholds, baskets, and customary exceptions and qualifications), including, but not limited to, restrictions on the ability of the borrowers and guarantors to (i) dispose of assets or stock, (ii) incur additional indebtedness and guarantee obligations, (iii) pay certain dividends, (iv) create liens on assets, (v) make investments, loans or advances, (vi) restrict distributions to the borrowers or guarantors from their subsidiaries, (vii) engage in mergers or consolidations, (viii) engage in certain transactions with affiliates, (ix) incur additional negative pledges, (x) enter into speculative hedging transactions, (xi) change our fiscal year or accounting practices or the lines of business in which we and our subsidiaries are involved, (xii) enter into sale-leaseback transactions, or (xiii) prepay principal of, premium, or interest on, or redeem, purchase, retire, defease, or create a sinking fund or make a similar payment with respect to, any subordinated indebtedness and certain other debt. Under the senior secured credit facility, we are also required to comply with a maximum total leverage ratio.

        Events of Default.    The senior secured credit facility contains customary events of default (subject to mutually agreed exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral or invalidity or unenforceability of the senior secured credit facility documents; (vii) monetary judgment defaults; (viii) certain ERISA matters, (ix) certain change of control events; (x) a material uninsured loss; or (xi) a material judgment.

DESCRIPTION OF NEW NOTES

General

        Vangent issued the Original Notes on February 14, 2007 and will issue the New Notes pursuant to an Indenture (the "Indenture"), among the Company, the Guarantors, and The Bank of New York, as trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, (the "Trust Indenture Act"). The New Notes are subject to all such terms, and holders (the "Holders") of the New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following description is a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as Holders. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions" and if not defined below under "—Certain Definitions" have the meaning assigned to them in the Indenture. For purposes of this summary, (i) the term "Company" refers only to Vangent, Inc. and, not to any of its subsidiaries and (ii) the terms "we," "our" and "us" refer to the Company and its consolidated Subsidiaries. References to the "Notes" in this section for the prospectus refers to both the "Original Notes" and the "New Notes", unless otherwise indicated by the context.

Brief Description of the New Notes

        The New Notes will be:

  •
  general unsecured obligations of the Company;

  •
  will be subordinated in right of payment to all existing and future Senior Debt of the Company, including borrowings under the New Credit Facility;

  •
  will be structurally subordinated to any existing and future indebtedness and liabilities of the Company's Foreign Subsidiaries;

  •
  pari passu in right of payment with all existing and future senior subordinated Indebtedness of the Company; and

  •
  will be senior in right of payment to any Indebtedness of the Company that is expressed subordinated to the Notes.

        As of June 30, 2007, the Company and the Guarantors had approximately $429.4 million of Senior Debt outstanding, and had available to borrow approximately $50 million under our revolving credit facility. As indicated above and as discussed in detail below under the caption "—Subordination," payments on the Notes and under the Guarantees thereof will be subordinated to the payment of Senior Debt. The Indenture permits the incurrence of substantial additional Indebtedness by the Company and its Subsidiaries, under the New Credit Facility or otherwise, in the future. See "Risk Factors—Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage."

Guarantees

        The New Notes will be guaranteed by all existing and future Domestic Subsidiaries of the Company. The Guarantors will jointly and severally guarantee on a senior subordinated basis the Company's obligations under the Indenture and Notes. Each Guarantee will rank as a general unsecured senior subordinated obligation of such Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantee will be:

  •
  a general unsecured obligation of the applicable Guarantor;

  •
  will be subordinated in right of payment with all existing and future Senior Debt of such Guarantor, including guarantees of Indebtedness under the New Credit Facility;

  •
  pari passu to right of payment with all existing and future senior subordinated Indebtedness of such Guarantor; and

  •
  will be senior in right of payment to any future Indebtedness of that Guarantor that is expressly subordinated to the New Notes.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation, or Sale of Assets." A Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

  (1)
  if (a) all of the Capital Interests issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and in each case of (a) and (b) we otherwise comply, to the extent applicable, with the covenant described below under the caption "—Certain Covenants—Limitation on Asset Sales"; or

  (2)
  if we designate such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption "—Certain Covenants—Restricted Payments"; or

  (3)
  if we exercise our legal defeasance option or our covenant defeasance option as described below under the caption "—Legal Defeasance and Covenant Defeasance."

        At our request and expense, the Trustee will execute and deliver any instrument reasonably requested by the Company, evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment. See "—Amendment, Supplement and Waiver."

        The Company's Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the New Notes. The New Notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables and lease obligations) of the Company's Unrestricted Subsidiaries and Foreign Subsidiaries.

        All of the Company's Subsidiaries currently are "Restricted Subsidiaries." Under certain circumstances, the Company will be able to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture and will not guarantee the New Notes. There currently are no Unrestricted Subsidiaries of the Company.

Principal, Maturity and Interest

        An aggregate principal amount of Notes equal to $190.0 million is being issued in this offering. The Notes will mature on February 15, 2015. Interest on the Notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2007, to Holders of record on the immediately preceding February 1 and August 1. An unlimited amount of additional Notes may be issued from time to time after the date of the Indenture, subject to all the provisions of the Indenture including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness." Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Because however, any Additional Notes may not be fungible with other Notes for federal income tax purposes, they may have a different CUSIP umber or numbers, be represented by different Global Note or Notes, and otherwise be treated as a separate class or classes of Notes for other purposes. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Additional Interest, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders hereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar for the Notes. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Subordination

        The payment of principal, interest and premium and Additional Interest, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture.

        The Holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is allowed in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts, if any, described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"), in the event of any distribution to creditors of the Company:

  (1)
  in a liquidation or dissolution of the Company;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of the Company's assets and liabilities.

        The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

        Notwithstanding the foregoing, the Company may make payment on the Notes if the Company and the Trustee receive written notice approving such payment from the Representatives of any Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

        Payments on the Notes may and will be resumed at the first to occur of the following:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived; and

  (2)
  in the case of any other default, upon the earlier of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, or (c) the date the Trustee receives notice from a Representative of any Designated Senior Debt, rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Additional Interest, if any, on the Notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the Trustee or the Holder has actual knowledge that the payment is prohibited, then, the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the Representatives of Senior Debt.

        The Company must promptly notify the Representatives of Senior Debt if payment on the Notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, Holders of Notes may recover less ratably than trade creditors of the Company. Payments under each Guarantee will be subordinated to the prior payment in full of all Senior Debt of such Guarantor. See "Risk Factors—your right to receive payments on the New Notes will be junior to the borrowing under our new senior credit facilities and all future secured or senior indebtedness. Further, the guarantees of the New Notes are junior to the guarantors' secured and senior indebtedness and all future secured or senior indebtedness."

Optional Redemption

        The Notes will be redeemable, in whole or in part on any one or more occasions, at the option of the Company, on or after February 15, 2011, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below, subject to the rights of the Holders of the Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011	104.8125%
2012	102.4063%
2013 and thereafter	100.0000%

        Notwithstanding the foregoing, at any time on or prior to February 15, 2010, the Company may on any one or more occasions redeem Notes with the net cash proceeds of one or more Equity Offerings, at 109.625% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately following such redemption (excluding Notes held by the Company or any of its Subsidiaries); and provided, further, that such redemption shall occur within 90 days of the date of the closing of any such Equity Offering.

        "Equity Offering" means any public or private sale of Qualified Capital Interests of the Company or any direct or indirect parent entity of the Company, provided that, in the event of an Equity Offering by any direct or indirect parent entity of the Company, such parent entity contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to this "Optional Redemption" section.

        At any time prior to February 15, 2011, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of the Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. The Company is not prohibited by the terms of the Indenture from acquiring the Notes by means other than redemption, whether pursuant to a Company tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis unless otherwise required by law or applicable stock exchange requirements; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

        Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to make the Change of Control payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The New Credit Facility will contain, and any future agreements relating to other indebtedness to which the Company becomes a party may contain, restrictions or prohibitions on the Company's ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payments of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, the Company could seek the consent of its then lenders to the repurchase of the Notes or could attempt to repay or refinance the Indebtedness containing such prohibitions. If the Company does not obtain such consent or repay the applicable Indebtedness, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of the New Credit Facility or other Indebtedness that the Company may enter into from time to time.

        Neither the Board of Directors of the Company nor the Trustee, without the consent of the Holders affected thereby, may waive the covenant relating to a Holder's right to require a repurchase of Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption has been given pursuant to the Indenture as described above under the caption "—Optional Redemption" unless and until there is a default in payment of the applicable redemption price, or (3) if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "Alternate Offer") any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

        "Change of Control" means the occurrence of any of the following:

        (i)    any sale, lease, exchange or other transfer (other than a Lien permitted by the Indenture or by way of consolidation or merger), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than in all such cases to one or more Permitted Holders;

        (ii)   the approval by the holders of Capital Interests of the Company of any plan for the liquidation or dissolution of the Company;

        (iii)  any Person or Group (other than the Permitted Holders and any entity formed for the purpose of owning Capital Interests of Parent or any direct or indirect parent of Parent) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Interests of the Company; or

        (iv)  the replacement over a two-year period of a majority of the Board of Directors of Parent (or if Parent has been liquidated or dissolved, the Company) who constituted the Board of Directors of Parent or the Company, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Continuing Directors.

        The definition of "Change of Control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        "Board of Directors" means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership, (iii) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of the sole member or of the managing member thereof and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) was nominated for election to such Board of Directors by a Permitted Holder.

  Asset Sales

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (i)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of; and

        (ii)   at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 90 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

        Additionally, the following shall also be deemed to be cash for purposes of this covenant:

        (i)    any assets of the kind referred to in clause (b) of the next paragraph of this covenant;

        (ii)   cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale; and

        (iii)  any Marketable Securities valued based on the Average Market Price of such Marketable Securities at the time of the consummation of such Asset Sale.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds:

        (a)   to repay Senior Debt (and if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) and repay any other Permitted Debt secured by a Lien on the property or assets that is the subject of such Asset Sale, or

        (b)   to the acquisition of a majority of the assets of, or a majority of the voting Capital Interests of, another Person (or division or business unit thereof) engaged principally in a Permitted Business, the making of a capital expenditure or the acquisition of other tangible long-term assets, in each case, that are used or useful in a Permitted Business.

        Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $7.5 million, the Company will be required to make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the respective aggregate amount of the Notes and such other Indebtedness to be purchased shall be determined on a pro rata basis, and the Trustee shall select the Notes to be purchased in such aggregate amount on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        The New Credit Facility will contain prohibitions on the ability of the Company and its Subsidiaries to voluntarily repurchase, redeem or prepay certain of their Indebtedness, including the Notes, and limitations on the ability of the Company and its Subsidiaries to engage in Asset Sales. Additionally, future credit agreements relating to Senior Debt to which the Company becomes a party may contain prohibitions of certain events, including events that would constitute an Asset Sale or Change of Control and including repurchases of or other prepayments in respect of the Notes. The exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon an Asset Sale or Change of Control could cause a default under these other agreements, even if the Asset Sale or Change of Control itself does not, due to the financial effect of such repurchases on the Company and its Subsidiaries. In the event an Asset Sale or a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of their senior lenders to the purchase of Notes or could attempt to refinance or repay the Indebtedness that contain such prohibition. If the Company does not obtain a consent or refinance or repay such Indebtedness, the Company will remain prohibited from purchasing Notes. In that case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which, in turn, may constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. Finally, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

Certain Covenants

  Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (i)    declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any Restricted Subsidiary's Equity Interest in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Interests) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

        (ii)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

        (iii)  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

        (iv)  make any Restricted Investment

        (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b)   the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness"; and

        (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (viii), (x) and (xiii) of the second succeeding paragraph), is less than the sum, without duplication, of

        (1)   50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the date of the Indenture (the "Measurement Date") to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

        (2)   100% of the aggregate net proceeds, including the fair market value of any property, received by the Company since the Measurement Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Interests) or from the issue or sale of Disqualified Interests or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Interests or convertible debt securities) sold to a Subsidiary of the Company), together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange plus the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced upon the conversion or exchange subsequent to the date of the Indenture of any Indebtedness which is convertible into or exchangeable for Qualified Capital Interests of the Company or any of its Restricted Subsidiaries; plus

        (3)   to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise disposed of or is repurchased, redeemed, liquidated or repaid for cash, the lesser of (A) the cash return of capital including for the release of any guarantee and the fair market value of other property received with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the aggregate amount of such Restricted Investment that was treated as a Restricted Payment when made; plus

        (4)   to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation and (B) the aggregate amount of such Investment that was treated as a Restricted Payment at the time of designation of such Unrestricted Subsidiary as such.

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The foregoing provisions will not prohibit:

        (i)    the payment of any dividend or other distribution or redemption within 60 days after the date of declaration or call for redemption thereof, if at said date of declaration or call for redemption such payment would have complied with the provisions of the Indenture;

        (ii)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than any Disqualified Interests) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the second preceding paragraph;

        (iii)  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Interests with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (iv)  the declaration, or payment of any dividend or other distribution by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

        (v)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company and any distribution, loan or advance to Parent or any direct or indirect parent of Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any direct or indirect parent of Parent, in each case, held by any current or former officer, director, consultant or employee of Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year; provided, further that the Company may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value (or distributions, loans or advances to Parent or a direct or indirect Parent) permitted to have been made but not made in any preceding calendar year up to a maximum of $2.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the net cash proceeds from the sale of Equity Interests (other than Disqualified Interests) of the Company (or Parent or any direct or indirect parent of Parent to the extent such net cash proceeds are contributed to the common equity of the Company) to employees, officers, directors or consultants of the Company and its Restricted Subsidiaries (or Heirs or other permitted transferees thereof) that occurs after the date of the Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments) plus (2) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the Indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (v); provided further that cancellation of Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries in connection with the repurchase of Equity Interests from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture; and provided further that the net cash proceeds from such sales of Equity Interests described in sub-clause (1) of this clause (v) shall be excluded from clause (c)(2) of the second preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (v);

        (vi)  the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants, or other convertible securities;

        (vii)   the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of the Company or any Restricted Subsidiary to the extent necessary, in good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by the Company or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body in an aggregate amount not to exceed $250,000;

        (viii)   the payment of intercompany Indebtedness that is expressly subordinated to the Notes or any Guarantee, the incurrence of which is permitted under clause (vi) of the second paragraph of the covenant described under "—Incurrence of Indebtedness"; provided, however, that no Default has occurred and in continuing or would otherwise result therefrom;

        (ix)  the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Interest of the Company or any of its Restricted Subsidiaries issued or incurred after the date of the Indenture in accordance with the covenant described below under the caption "—Incurrence of Indebtedness";

        (x)   upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption "—Change of Control" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

        (xi)  within 60 days after the completion of an Asset Sale Offer pursuant to the covenant described under the caption "Asset Sales" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the Notes or any Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, the Company shall have made the Asset Sale Offer with respect to the Notes as required by the Indenture, and the Company shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

        (xii) Permitted Payments to Parent;

        (xiii) payments in connection with or as a result of the Acquisition (including, without limitation, to make payments in respect of earnout obligations) as described in the offering memorandum relating to the issuance of the Original Notes; and

        (xiv) additional Restricted Payments not to exceed $10.0 million after the date of the Indenture. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million.

  Incurrence of Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired

Debt); provided, however, that the Company may incur Indebtedness (including Acquired Debt) and any of the Company's Restricted Subsidiaries that is a Guarantor or, upon such incurrence becomes a Guarantor, may incur Indebtedness if, in each case, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such four-quarter period. The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (i)    the incurrence by the Company (and the Guarantee thereof by the Guarantors) of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) under Credit Facilities in an aggregate amount not to exceed $290.0 million; less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary since the date of the Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under "—Repurchase at the Option of Holders—Asset Sales";

        (ii)   Indebtedness outstanding on the Issue Date;

        (iii)  the incurrence by the Company (and the Guarantee thereof by the Guarantors) of Indebtedness represented by the Notes and the related Guarantees thereof issued on the Issue Date and the Exchange Notes and any related Guarantees to be issued therefor pursuant to the registration rights agreement;

        (iv)  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (x) represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any of the purchase price or cost of construction, installation, design, or improvement of real or personal property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) and (y) represented solely by mortgage financings incurred for any other purpose permitted under the Indenture, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

        (v)   the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease, discharge or replace Indebtedness permitted to be incurred by the Indenture (other than Indebtedness permitted under clause (i));

        (vi)  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Guarantees thereof and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

        (vii)   the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate

Indebtedness that is permitted by the terms of the Indenture to be outstanding or, commodity price risk or currency exchange rate risk, and in any such case, not for speculative purposes;

        (viii)   the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

        (ix)  the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (ix);

        (x)   Indebtedness consisting of Permitted Investments of the kind described in clauses (vi) and (xi) of the definition of "Permitted Investments";

        (xi)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

        (xii)   Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety and appeal bonds, completion guarantees, payment obligations in connection with self insurance or similar requirements (including Indebtedness represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, opened to provide security for any of the foregoing) incurred in the ordinary course of business;

        (xiii)   Indebtedness arising from agreements of the Company or a Subsidiary providing for guarantee, indemnification, earnouts, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Interests of the Company or of any Subsidiary, other guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Interests of the Company or of any Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;,

        (xiv)   Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the proceeds thereof are promptly used to redeem the Notes full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

        (xv)   Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount outstanding not to exceed $5.0 million;

        (xvi)   the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all outstanding Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xvi), not to exceed $35.0 million;

        (xvii)   the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

          (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

          (b)   any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

          will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xvii); and

        (xviii)   contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xviii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will be permitted to divide and classify such item of Indebtedness (or any portion thereof), on the date of incurrence, and at any time and from time to time may reclassify such item in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock for purposes of this covenant shall not be deemed an incurrence of Indebtedness; provided, in each such case, that the amount is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

  Limitation on Senior Subordinated Debt

        The Company will not incur any Indebtedness that is contractually subordinate in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. No Guarantor will incur any Indebtedness that is contractually subordinate in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor's Guarantee of the Notes. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor orbhe fact that the holders of any secured Indebtedness have entered into inter-creditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

  Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness ranking pari passu with or subordinated to the Notes on any asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, unless contemporaneously therewith:

        (i)    in the case of any Lien securing Indebtedness that ranks pari passu with the Notes or the Guarantees thereof, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

        (ii)   in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes or the Guarantees thereof, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Indebtedness is secured by such Lien (such Lien, a "Primary Lien").

        Any Lien created for the benefit of the Holders of the Notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (i)    (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Interests or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (ii)   make loans or advances to the Company or any of its Subsidiaries; or

        (iii)  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (a)   the Indenture, the Notes and any Guarantees thereof;

          (b)   applicable law, rule or regulation or order;

          (c)   any instrument governing Indebtedness or Capital Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Interest was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (d)   customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices;

          (e)   purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature described in clause (iii) above on the property so acquired;

          (f)    any agreement for the sale or other disposition of Equity Interests or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

          (g)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more materially restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (h)   provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements;

          (i)    secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

          (j)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (k)   in the case of clause (iii) of the first paragraph of this covenant, encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any of its Restricted Subsidiaries;

          (l)    provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Interests of a Person other than on a pro rata basis;

          (m)  restrictions in other Indebtedness incurred in compliance with the covenant described under the caption "—Incurrence of Indebtedness"; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the New Credit Facility and the Indenture;

          (n)   agreements governing existing Indebtedness or Capital Interests and the Credit Facilities as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of the Indenture; and

          (o)   any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of the Company, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Merger, Consolidation, or Sale of Assets

        The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

        (i)    either: (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that, in the case of a limited liability company or a partnership, a co-obligor of the Notes is a corporation;

        (ii)   the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the registration rights agreement, the Notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee;

        (iii)  immediately after giving effect to such transaction no Default or Event of Default exists; and

        (iv)  except in the case of a consolidation, amalgamation or merger with or into or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the property and assets of the Company and any of its Restricted Subsidiaries to a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness" or (b) the Company would have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

        No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless:

        (i)    subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental Indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the registration rights agreement;

        (ii)   immediately after giving effect to such transaction, no Default or Event of Default exists; and

        (iii)  either: (a) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "—Incurrence of Indebtedness" or (b) the Company would have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

        In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Interests of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Interests of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "—Repurchase at the Option of Holders—Asset Sales."

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger of the Company or a Guarantor with an Affiliate solely for the purpose, and with the effect, of reincorporating the Company or such a Guarantor, as the case may be, in another jurisdiction of the United States of America. In addition, nothing in this "Merger, Consolidation or Sale of Assets" covenant will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary.

Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

        (i)    such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (ii)   the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has either been approved by a majority of the disinterested members of the Board of Directors or has been approved in an opinion issued by an accounting, appraisal or investment banking firm of national standing as being fair to the Holders from a financial point of view and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million (other than Affiliate Transactions in connection with joint venture, joint bidding, joint marketing or other similar arrangements for the provision of services in a Permitted Business), an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (i)    any consulting or employment agreement or arrangements, incentive compensation plan, benefit arrangements or plan, severance or expense reimbursement arrangement or similar arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or any of its Restricted Subsidiaries and payments pursuant thereto;

        (ii)   transactions between or among the Company and/or its Restricted Subsidiaries;

        (iii)  payment of reasonable directors' fees to directors of the Company or any Restricted Subsidiary of the Company and other reasonable fees, compensation, benefits and indemnities paid or entered into with directors, officers and employees of the Company or any Restricted Subsidiary of the Company;

        (iv)  any issuance of Equity Interests and the granting or performance of registration rights in respect of any Equity Interests, which rights have been approved by the Board of Directors of the Company;

        (v)   the sale or purchase of goods or provision of services in the ordinary course of business, at terms comparable to those available to third party customers or suppliers, to or with an Affiliate which would constitute an Affiliate Transaction solely as a result of the Company or any of its Restricted Subsidiaries being in or under common control with such Affiliate;

        (vi)  any agreement in effect on the date of the Indenture or any amendment thereto or transaction contemplated thereby (and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable to the Holders than the original agreement in effect on the date of the Indenture);

        (vii) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments";

        (viii) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

        (ix)  the payment to any Permitted Holder of the Management Fees and the other payments and agreements described above under the caption "Certain Relationships and Related Party Transactions" in this prospectus and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable to the Holders;

        (x)   repurchases of Notes if repurchased on the same terms as offered to non-affiliates; and

        (xi)  loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding.

  Business Activities

        The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Payments for Consent

        Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

  Subsidiary Guarantees

        If the Company or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of the Indenture, then such newly acquired or created Domestic Subsidiary shall become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel to the Trustee within 20 business days of the date on which it was acquired or created, in accordance with the terms of the Indenture; provided that the foregoing shall not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

  Reports

        Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes (but not the Exchange Notes) are outstanding, the Company will furnish to the Trustee on behalf of the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations (together with any extensions granted by the Commission); provided, however, that if the Commission will accept the filings of the Company, the Company, at its option, need not furnish such reports to the Trustee to the extent it elects to file such reports with the Commission. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing). In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, such requirements will be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of a shelf registration statement by the filing with the Commission of the registration statement relating to the exchange offer and/or the shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that any such registration statement is filed within the time period required for filing such quarterly or annual report as specified above.

        In the event that (i) the rules and regulations of the Commission permit the Company and any direct or indirect parent entity (including Parent) to report at such parent entity's level on a consolidated basis, (2) such parent entity is not engaged in any business other than the Permitted Business of Parent and (3) such parent entity's consolidated capitalization (including cash and cash equivalents) does not differ materially from that of the Company and its Subsidiaries on a consolidated basis, the information and reports required by this covenant may be those of such parent entity on a consolidated basis; provided that such information and reports distinguish in all material respects between the Company and its Subsidiaries and such parent entity and its other subsidiaries, if any.

Events of Default and Remedies

        Each of the following constitutes an Event of Default:

        (i)    default for 30 days in the payment when due of interest on, or Additional Interest, if any, on, the Notes;

        (ii)   default in payment when due of the principal of or premium, if any, on the Notes;

        (iii)  a default by the Company or any Guarantor in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company or such Guarantor receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (iv)  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time and such failure shall not have been cured or waived within 30 days thereof;

        (v)   failure by the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction (to the extent such judgments are not paid or covered by an insurance carrier or pursuant to which the Company is not indemnified by a third party who has agreed to honor such obligation) aggregating in excess of

$10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

        (vi)  certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and

        (vii) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligation under its Guarantee.

        If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes shall notify the Company in writing, specifying the Event of Default, demanding that the Default be remedied and stating that such notice is a "Notice of Default" following which such Holders may declare all the Notes to be due and payable immediately. Upon such declaration of acceleration pursuant to a Notice of Default, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable without further action or notice; provided, however, that in the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the failure to pay or acceleration triggering such Event of Default pursuant to clause (iv) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. If any Designated Senior Debt is outstanding, the Issuers may only pay amounts due on the notes if otherwise permitted by the provisions under the caption " — Subordination" above. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture or the Trust Indenture Act. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than nonpayment of principal or interest that has become due solely because of acceleration).

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, future or present director, officer, employee, partner, manager, agent, member (or Person forming any limited liability company), incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and Guarantee in respect thereof waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and any Guarantee. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

        (i)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

        (ii)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (iii)  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

        (iv)  the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

        (i)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent investment bank, appraisal firms or public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

        (ii)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (iii)  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

        (v)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (vi)  the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

        (vii) the Company must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes or similar government charges due on such transfer or exchange. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note (1) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or (2) between a record date and the next succeeding interest payment date.

        The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The registrar shall, on behalf of and acting solely for this purpose as the agent of the Company, keep a register (the "Register") for the recordation of the names and addresses of the Holders and the principal amount of the Notes (and stated interest thereon). The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, the Notes may be assigned or sold in whole in part only by registration of such assignment or sale on the Register, and any assignment or sale of all of part of such Note may be effected only by registration of such assignment or sale on the Register.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

        (1)   either:

          (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes or Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b)   all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

        (2)   the Company has paid all other sums payable under the Indenture by the Company; and

        (3)   the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the succeeding paragraphs, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

        (i)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

        (ii)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

        (iii)  reduce the rate of or change the time for payment of interest on any Note;

        (iv)  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

        (v)   make any Note payable in money other than that stated in the Notes;

        (vi)  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

        (vii) after the Company's obligation to purchase Notes arises under the Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

        (viii) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

        (ix)  make any change in the foregoing amendment and waiver provisions.

        In addition, any amendment to, or waiver of the provisions of the Indenture relating to subordination that adversely affects the rights of Holders, will require the consent of Holders of at least 75% in aggregate principal amount of Notes then outstanding. The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver or consent.

        Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company's or a Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets, as applicable, (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (v) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (vi) to conform the text of the Indenture, the Guarantees thereof or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees thereof or the Notes, (vii) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture, (viii) to allow any Guarantor to execute a supplemental Indenture and/or a Guarantee with respect to the Notes, or (ix) to comply with the rules of any applicable securities depository or (x) to add a co-issuer or co-obligor of the Notes.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions to be specified in the Indenture. The Indenture provides that if an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of such Person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the Notes and the Guarantees thereof will be governed by the laws of the State of New York without reference to principles of conflicts of laws.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition directly or indirectly by Vangent Holding Corp. of Vangent, Inc. and the Transactions relating thereto.

        "Additional Interest" means all additional interest then owing, if any, pursuant to the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

        "Applicable Premium" means, as determined by the Company, with respect to any Note on an redemption date, the greater of:

        (i)    1.0% of the principal amount of the Note; or

        (ii)   the excess of:

          (a)   the present value at such redemption date of (i) the redemption price of the Note at February 15, 2011 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Note through February 15, 2011 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

          (b)   the principal amount of the Note, if greater.

        "Asset Acquisition" means, with respect to any Person, (i) an Investment by such Person or any Restricted Subsidiary of such Person in any third Person pursuant to which such third Person shall become a Restricted Subsidiary of such Person or any Restricted Subsidiary of such Person, or shall be merged with or into such Person or any Restricted Subsidiary of such Person, or (ii) the acquisition by such Person or any Restricted Subsidiary of such Person of the assets of any third Person (other than a

Restricted Subsidiary of such Person) which constitute all or substantially all of the assets of such third Person or comprises any division or line of business of such third Person or any other properties or assets of such third Person other than in the ordinary course of business. "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), in each case in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Change of Control" and/or the provisions described above under the caption "—Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant); and (ii) the issue or the sale by the Company or any of its Subsidiaries of Equity Interests in any of the Company's Restricted Subsidiaries other than director's qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.5 million or (b) for net proceeds in excess of $2.5 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer, sale or other disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described above under the caption "—Restricted Payments" or a Permitted Investment; (iv) any sale, lease, sublease or other disposition of assets that are no longer used, or are damaged, worn-out or obsolete, by the Company or any of its Restricted Subsidiaries; (v) issuance of Equity Interests by a Restricted Subsidiary of the Company in which the Company's percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto; (vi) the sale or other disposition of Cash Equivalents or Marketable Securities; (vii) the sale, lease, sublease, license, sublicense or consignment of accounts receivable, equipment, inventory, real property, or other assets in the ordinary course of business, including leases or subleases with respect to facilities which are temporarily not in use or pending their disposition; (viii) trade or exchange of assets of equivalent fair market value; (ix) the licensing of intellectual property or other general intangibles to third Persons on customary terms as determined by the Board of Directors in good faith; (x) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; and (xi) the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to the Credit Facilities or the other security documents relating to any Indebtedness permitted under the Indenture.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Average Market Price" means, with respect to any Marketable Securities as of any relevant date of determination the average of the Closing Price per share or other unit of such Marketable Securities for the period of five full Trading Days ending on and including the third full Trading Day prior to such relevant date of determination (appropriately adjusted to reflect the effect of any stock splits, reverse splits, stock dividends and any other similar events affecting such security).

        "Capital Interests" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earn-outs or similar consideration payable in connection with an acquisition).

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Cash Equivalents" means:

        (i)    United States dollars;

        (ii)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

        (iii)  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign country recognized by the United States of America having capital and surplus, at the time of acquisition thereof, in excess of $500 million (or foreign currency equivalent thereof) and a Thompson Bank Watch Rating of "B" or better;

        (iv)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

        (v)   commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services, Inc. and in each case maturing within nine months after the date of acquisition;

        (vi)  securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services, Inc. or Moody's Investors Service, Inc.;

        (vii) investments by Restricted Subsidiaries in local currencies in instruments issued by or with entities in jurisdictions outside of the United States of America having correlative attributes to the foregoing; and

        (viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of:

        (i)    Consolidated Net Income; and

        (ii)   to the extent Consolidated Net Income has been reduced thereby:

          (a)   all taxes based on income, gross receipts or gross profits of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period;

          (b)   the Fixed Charges of such Person and its Restricted Subsidiaries for such period;

          (c)   Consolidated Non-Cash Charges;

          (d)   any Management Fees paid by the Company and its Restricted Subsidiaries in such period;

          (e)   all transaction, restructuring and transition costs and expenses (including, without limitation, any retention bonuses paid to employees) incurred during such period in connection with any Asset Acquisition and any severance payments made to former employees in an aggregate amount not to exceed five percent of the total enterprise value of such Asset Acquisition; and

          (f)    all expenses and costs incurred and all other payments made or losses incurred in connection with the TSA Government Investigation and the negotiation of any related settlement with respect thereto, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, write-off of deferred financing cost, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (paid or accrued), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations (including fees and premiums)), to the extent that any such expense was deducted in computing such Consolidated Net Income on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (without duplication):

        (i)    gains or losses realized in connection with (a) any Asset Sales (without regard to the $2,500,000 limitation set forth in the definition thereof) or (b) other dispositions, abandonments or reserves relating thereto or the extinguishment of any Indebtedness, in each case, together with any related provision for taxes on such gains or losses;

        (ii)   extraordinary gains and extraordinary losses, together with any related provision for taxes on such extraordinary gains or extraordinary losses;

        (iii)  the net income or loss of any Person for any period prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

        (iv)  solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption "Certain Covenants—Restricted Payments," the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such net income is actually, or permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that the net loss of such Restricted Subsidiary shall not be excluded to the extent the Company is required to make an Investment in such Restricted Subsidiary in an amount equal to such loss;

        (v)   all gains realized on or because of the purchase or other acquisition by the Company or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

        (vi)  the cumulative effect of a change in accounting principles;

        (vii) any gain or loss due solely to fluctuations in currency values and the related tax effects in accordance with GAAP;

        (viii) any non-cash expenses or charges resulting from employee benefit or management compensation plans or the grant, issuance or repricing of stock, stock options or other equity-based awards (including any such expenses or charges of a direct or indirect parent of the Company to the extent such expenses and charges relate to benefits for members of the Board of Directors of the Company (in their capacity as such) or employees of the Company and its Restricted Subsidiaries);

        (ix)  unrealized non-cash gains or losses in respect of Hedging Obligations;

        (x)   any amortization of the consideration paid for any non-competition agreements or arrangements entered into in connection with the transactions described under the caption "The Transactions" in the offering memorandum relating to the issuance of the Original Notes;

        (xi)  any goodwill impairment charges;

        (xii) the net income of any Person that is not a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

        (xiii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

        (xiv) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

        (xv) all transaction, restructuring and transition costs and expenses (including, without limitation, any retention bonuses paid to employees) incurred during such period in connection with the Acquisition;

        (xvi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

        (xvii) any non-cash charges from the application of the purchase method of accounting in connection with the Acquisition or any future acquisition.

        In addition, Consolidated Net Income shall be reduced (to the extent not otherwise deducted in the provision for income taxes for such period) by the amount of any payment during such period pursuant to clause (ii) of the definition of "Permitted Payments to Parent."

        "Consolidated Non-Cash Charges" means, with respect to any Person and its Restricted Subsidiaries, for any period, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of any Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus non-cash items increasing such Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business and reversals in such period of an accrual of, or reserve for, a cash expense in a prior period, to the extent such accrual or reserve did not increase Consolidated Cash Flow in a prior period) on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities or Indentures with banks or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), issuance of notes or letters of credit, in each case, as amended, restated, modified, substituted, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Senior Debt" means:

        (i)    any Indebtedness outstanding under the New Credit Facility; and

        (ii)   any other Senior Debt, including under the Credit Facilities, permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

        "Disqualified Interests" means any Capital Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control or to the extent such Capital Interest is only redeemable or exchangeable into Qualified Capital Interests), in whole or in part, on or prior to the date on which the Notes mature, for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such date; provided, however, that any Capital Interests that would constitute Disqualified Interests solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Interests upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Interests if the terms of such Capital Interests provide that the Company may not repurchase or redeem any such Capital Interests pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States of America or any state of the United States of America or the District of Columbia.

        "Equity Interests" means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

        "Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of total Consolidated Cash Flow of such Person and its Restricted Subsidiaries during the four quarter period ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio for which financial statements are available (the "FCCR Transaction Date") to Fixed Charges of such Person for the four quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

        (i)    the incurrence, repayment or other discharge of any Indebtedness of such Person or any of its Restricted Subsidiaries, or the issuance or redemption of any preferred stock by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (or the issuance or redemption or other repayment of any other preferred stock) by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the FCCR Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

        (ii)   any asset sales or other dispositions or any acquisitions (including the Acquisition and any other Asset Acquisitions) occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the FCCR Transaction Date (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any acquisition) incurring, assuming or otherwise becoming liable for any Indebtedness and also including (a) any Pro Forma Cost Savings from the Acquisition with respect to the second full fiscal quarter commencing after the date of the offering of the Original Notes and any fiscal quarter prior thereto, to the extent included in the four quarter period, and (b) any Consolidated Cash Flow (including any Pro Forma Cost Savings) attributable to the Person or assets which are the subject of the acquisition or asset sale or other disposition during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the FCCR Transaction Date), in each case as if such asset sale or other disposition or acquisition (including the incurrence, assumption or liability for any such Indebtedness) occurred on the first day of the four quarter period;

        (iii)  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the FCCR Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the FCCR Transaction Date.

        In calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the FCCR Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the FCCR Transaction Date; (b) if interest on any Indebtedness actually incurred on the FCCR Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the FCCR Transaction Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

        (i)    the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period to the extent required to be paid in cash, whether paid or accrued (but, for the purposes of determining the denominator of the Fixed Charge Coverage Ratio only, excluding any one-time, non-cash charges or non-cash expenses associated with the write-off of deferred debt issuance costs relating to Indebtedness that is retired with the proceeds of the notes issued on the date of the Indenture); and

        (ii)   the product of (a) all cash dividend payments on any series of preferred equity of such Person or any of its Restricted Subsidiaries paid during such period to any Person other than such Person or any of its Restricted Subsidiaries times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiaries" means any Subsidiary of the Company that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantors" means each of: (i) Blueprint Technologies, Inc., a Virginia corporation and PAS, Inc., a Virginia corporation; and (ii) any other Domestic Subsidiary of the Company or of any co-issuer or co-obligor of the Notes that executes a Guarantee in accordance with the provision of the Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk; (ii) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and (iii) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

        "Heirs" of any individual mean such individual's estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

        "Holders" means a Person in whose name a Note is registered.

        "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than obligations described above and Obligations in connection with Capitalized Lease Obligations) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), Attributable Debt and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any

Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (a) the fair market value of such assets at the date of determination; and (b) the amount of the Indebtedness of the other Person. Indebtedness also includes all Disqualified Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Interests being equal to its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Interests, which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Interests as if such Disqualified Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Interests, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Interests. Notwithstanding the foregoing, in connection with the Asset Acquisition or other purchase by the Company or any Restricted Subsidiary of any business or assets not in the ordinary course of business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for worker's compensation, in each case, in the ordinary course of business that are required to be recorded in accordance with GAAP as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person and excluding commissions, travel and similar advances to officers and employees made consistent with past practices) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Restricted Payments." Except as otherwise provided for herein, the amount of an investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means the date of issuance of the Notes.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or grant a security interest in such asset).

        "Management Fees" means management fees not in excess of $1,000,000 per annum, provided that such management fee may increase by an amount equal to $1,000,000 per annum upon the consummation of each acquisition by the Company or any of its Restricted Subsidiaries of all of the Capital Interests of any Person or all or substantially all of the assets or any business unit or division of any Person, in each case, engaged primarily in a Permitted Business and such Person becomes a Restricted Subsidiary or such assets, business unit or division are acquired by a Restricted Subsidiary subject to a maximum aggregate amount of management fees of $3,000,000 in any twelve-month period, which in the event of a bankruptcy of the Company shall be subordinated to the prior payment in full, in cash, of all Obligations due in respect of the Notes (including interest after the commencement of any bankruptcy proceeding at the rate specified in the Notes) and payment of which shall be suspended during the continuance of a payment default in respect of the Notes.

        "Marketable Securities" means any securities listed or quoted on any national securities exchange that has registered with the Commission pursuant to Section 6(a) of the Exchange Act, the Nasdaq National Market or any designated offshore securities market as defined in Regulation S under the Securities Act.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, (i) legal, accounting and investment banking fees, sales commissions, and any severance and relocation expenses incurred as a result thereof, (ii) all taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, (a) against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, or (b) for adjustment in respect of the sale price of the property or assets that are the subject of such Asset Sale; and (v) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets that are the subject of the Asset Sale.

        "New Credit Facility" means the credit agreement as in effect on the Closing Date among the Company, the guarantors party thereto, Wachovia Bank, National Association as agent and the lenders party thereto and any related notes, instruments, collateral documents, letters of credit, Guarantees, and other agreements executed in connection therewith including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, renewed, refunded, replaced (whether upon termination or otherwise), substituted, refinanced (including by means of sales of debt securities to institutional investors), supplemented or restated in whole or in part from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise, including any agreement extending the maturity of, refinancing, replacing, or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement.

        "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means Vangent Holding Corp., a Delaware corporation.

        "Permitted Business" means the business of the Company and its Restricted Subsidiaries, as presently conducted by the Company and its Restricted Subsidiaries and other businesses that are ancillary or related thereto or are a reasonable extension, development or expansion thereof.

        "Permitted Holders" means (i) Veritas Capital Fund Management, L.L.C. and any Person controlling, controlled by, or under common control with, and any account controlled or managed by or under common control or management with Veritas Capital Fund Management, L.L.C. or (ii) Veritas Capital Fund Management, L.L.C. and employees, management and directors of (including any of their Heirs), and Persons owning accounts managed or advised by or controlled by any of the foregoing and their respective Affiliates.

        "Permitted Investments" means:

        (i)    any Investment in the Company or in a Restricted Subsidiary of the Company;

        (ii)   any Investment in Cash Equivalents or Marketable Securities;

        (iii)  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and that is engaged in a Permitted Business;

        (iv)  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

        (v)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Interests) of the Company or any parent of the Company;

        (vi)  Investments represented by guarantees that are otherwise permitted under the Indenture;

        (vii) Investments existing on the Issue Date;

        (viii)   Hedging Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses, consistent with past practice, and otherwise in compliance with the Indenture;

        (ix)  Investments in the Notes;

        (x)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors and customers;

        (xi)  advances to suppliers and customers in the ordinary course of business;

        (xii) loans and advances, including advances for travel and moving expenses, to employees that are not officers or directors of the Company and its Restricted Subsidiaries in the ordinary course of business, for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

        (xiii)   Investments in joint ventures engaged in a Permitted Business having an aggregate value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xiii) since the date of the Indenture not to exceed $10 million; and

        (xiv)   other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xiv) since the date of the Indenture, not to exceed $10.0 million.

        "Permitted Junior Securities" means (i) Equity Interests in the Company or any Guarantor or (ii) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees thereof are subordinated to Senior Debt under the Indenture.

        "Permitted Liens" means:

        (i)    Liens on assets of the Company or any of its Restricted Subsidiaries securing Senior Debt that is permitted by the terms of the Indenture to be incurred;

        (ii)   Liens in favor of the Company or the Guarantors;

        (iii)  Liens to secure Indebtedness (including Capital Lease Obligations and Attributable Debt) permitted by clause (iv) of the third paragraph of the covenant entitled "—Incurrence of Indebtedness," which liens with respect solely to Capital Lease Obligations, Attributable Debt and purchase money obligations and not mortgage financings, shall cover only the assets acquired, constructed, installed, designed, or improved with the proceeds of such Indebtedness;

        (iv)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (v)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (vi)  Liens securing Hedging Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

        (vii) Liens arising by reason of any judgment, decree or order, but not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment decree on order shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

        (viii) Liens securing the Notes and all other monetary obligations under the Indenture and the Guarantees thereof;

        (ix)  Liens securing Permitted Refinancing Indebtedness incurred to refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and incurred in accordance with the covenant "—Incurrence of Indebtedness"; provided that such Liens: (i) taken as a whole are no less favorable to the Holders and are not more favorable in any material respect to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (ii) do not extend to or cover any property or assets (other than improvements and accessions thereto or proceeds and distributions thereof) of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

        (x)   Liens to secure additional Capital Lease Obligations and additional mortgage financings that were permitted to be incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "—Incurrence of Indebtedness," which liens with respect solely to Capital Lease Obligations and not mortgage financings, shall cover only the assets acquired, constructed, installed, designed, or improved with the proceeds of such Indebtedness;

        (xi)  Liens existing on the Issue Date;

        (xii) Precautionary financing statements filed with respect to operating leases or other transactions not involving the incurrence of Indebtedness;

        (xiii) Liens securing Acquired Debt incurred in accordance with the covenant entitled "—Incurrence of Indebtedness"; provided that:

          (a)   such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company; and

          (b)   such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such indebtedness became Acquired Debt of the Company or a Restricted Subsidiary of the Company and are no more favorable in any material respect to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company;

        (xiv) Liens securing Indebtedness permitted by clauses (ix), (xv) and (xvi) of the third paragraph under the covenant entitled "—Incurrence of Indebtedness";

        (xv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (xvi) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self insurance including Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith; and

        (xvii) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (iii), (x), (xi), (xiii) or (xiv) of the definition of "Permitted Liens"; provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP.

        "Permitted Payments to Parent" means, without duplication as to amounts:

        (i)    payments to Parent or any direct or indirect parent of Parent to permit Parent or any direct or indirect parent of Parent to pay franchise taxes, directors' fees and reasonable accounting, legal and administrative expenses of Parent or any direct or indirect parent of Parent when due, in an aggregate amount not to exceed $1,500,000 per annum;

        (ii)   for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent or any direct or indirect parent of Parent, payments to Parent or any direct or indirect parent of Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries ("Tax Payments") and to pay franchise or similar taxes of Parent or any direct or indirect parent of Parent required to maintain any such entity's corporate existence. The Tax Payments shall not exceed the lesser of (a) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (b) the net amount of the relevant tax that Parent or any direct or indirect parent of Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent's or any direct or indirect parent of Parent's receipt of such Tax Payments or refunded to the Company; and

        (iii)  payments to Parent or any direct or indirect parent of Parent to permit the Parent or any direct or indirect parent of Parent to make certain payments permitted to be made under the caption "Certain Covenants—Restricted Payments."

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, redeem, replace, defease, discharge or refund other indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (i)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus fees, expenses, premiums, defeasance costs and accrued interest on, the Indebtedness so extended, refinanced, renewed, redeemed, replaced, defeased, discharged or refunded (plus the amount of reasonable expenses incurred in connection therewith);

        (ii)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased, discharged or refunded;

        (iii)  if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is subordinated in right of payment to the Notes, or is Disqualified Interests, then the Permitted Refinancing Indebtedness must have a final maturity date later than the final maturity date of, and be subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased, discharged or refunded; and

        (iv)  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition that occurred on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (i), (ii) and (iii) above, are described, as provided below, in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Company's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

        "Qualified Capital Interest" means a Capital Interest that is not a Disqualified Interest.

        "Representatives" means the trustee, agent or representatives, if any, or an Company of Senior Debt.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Debt" means, with respect to the Company or any Guarantor, the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of the Company or any Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Notes or the Guarantees thereof. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

        (1)    all monetary obligations of every nature of the Company or of any Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

        (2)    all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the date of the Indenture or thereafter incurred.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Trading Day" means, with respect to any Marketable Securities, a day on which the principal United States of America or foreign securities exchange on which such security is listed or admitted to trading, or the Nasdaq National Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

        "Transactions" means the "Transactions" as defined in and described above under the caption "The Transactions" in the offering memorandum relating to the issuance of the Original Notes.

        "Treasury Rate" means, as obtained by the Company as of any redemption date, the yield to maturity as of such redemption date of United States of America Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 15, 2011; provided, however, that if the period from the redemption date to February 15, 2011, is less than one year, the weekly average yield on actually traded United States of America Treasury securities adjusted to a constant maturity of one year will be used.

        "TSA Government Investigation" means the investigation by the government of the United States of America in connection with a contract awarded by the Transportation Security Administration to NCS Pearson, Inc. in 2002 and described under the captions "The Transactions" and "Business—Legal Proceedings" in the offering memorandum relating to the issuance of the Original Notes.

        "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

        (i)    has no Indebtedness other than Non-Recourse Debt;

        (ii)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

        (iii)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (iv)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the Four Quarter period, and (ii) no Default or Event of Default would be in existence following such designation; and provided, further, that, to the extent applicable, the Company shall cause such Subsidiary to comply with the covenant described above under the caption "Certain Covenants—Subsidiary Guarantees."

        "Voting Stock" of any Person as of any date means the Capital Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a general discussion of material U.S. federal income tax considerations relating to the exchange of the Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax considerations resulting from the exchange of Original Notes for New Notes or from holding or disposing of the Notes. References to "Notes" in this section refer to both the Original Notes and the New Notes.

        In this discussion, we do not purport to address all of the tax considerations that may be relevant to a particular holder of notes in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold New Notes through partnerships or other pass-through entities, U.S. expatriates or persons who hold the Notes as part of a hedge, a straddle or a conversion transaction, within the meaning of Section 1258 of the Code, a constructive sale transaction within the meaning of Section 1259 of the Code, an integrated transaction or other risk reduction transactions, and U.S. holders whose "functional currency" is not the U.S. dollar) that may be subject to special rules. If a partnership (or other entity treated as a partnership) holds New Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your tax advisor.

        This discussion is limited to initial holders who purchased the Original Notes for cash in the initial offering at the original offering price and who hold the Original Notes, and will hold the New Notes, as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or estate tax considerations.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR ESTATE TAX LAWS OR ANY TAX TREATY.

U.S. Holders

        As used herein, the term "U.S. holder" means a beneficial owner of a New Note who is for U.S. federal income tax purposes:

        (1)    an individual who is a citizen or resident of the United States;

        (2)    a corporation or an entity treated as a corporation, which is created or organized in or under the laws of the United States, any state therein or the District of Columbia;

        (3)    an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

        (4)    a trust, if a court within the U.S. is able to exercise primary supervision over such trust's administration and one or more United States persons have the authority to control all substantial decisions of such trust, or if the trust has made a valid election to be treated as a United States person.

        As used herein, the term "non-U.S. holder" means a beneficial owner of a New Note who is not a U.S. holder other than a U.S. partnership or other pass-through entity for U.S. federal income tax purposes.

        Payments of Interest    Interest on a note generally will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for U.S. federal income tax purposes.

        Exchange Pursuant to Exercise of Registration Rights    Neither an exchange of Original Notes for New Notes nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. Moreover, the U.S. holder's holding period for the New Note received in the exchange will include the holding period for the Original Note so exchanged, and such U.S. holder's adjusted tax basis in the New Note will be the same as such U.S. holder's adjusted tax basis in the Original Notes so exchanged determined immediately before the exchange.

        Optional Redemption    The New Notes may be redeemed prior to their stated maturity at our option or at the option of the holders under certain circumstances. We intend to take the position that neither our nor the holders' ability to redeem or cause the redemption of the New Notes prior to the stated maturity thereof will affect the yield of the New Notes for original issue discount purposes.

        Sale, Exchange, Redemption of the Notes    Upon the disposition of a New Note by sale, exchange, redemption (other than an exchange pursuant to this exchange offer), you generally will recognize gain or loss equal to the difference between (i) the amount realized on the sale, exchange, redemption or other taxable disposition (other than amounts attributable to accrued but unpaid interest which, if not previously included in income, will be treated as interest paid on the notes) and (ii) your adjusted federal income tax basis in the Note. Your adjusted federal income tax basis in a New Note will be the same as your adjusted tax basis in the Original Notes so exchanged determined immediately before the exchange. Generally, your adjusted tax basis in the Original Notes will equal the cost of the Original Notes.

        Any gain or loss you recognize on a disposition of a New Note generally will constitute capital gain or loss and will be long-term capital gain or loss if you held the Original Note for longer than one year at the time of disposition of the New Note. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

        Backup Withholding and Information Reporting    Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to cash payments in respect to the New Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

        U.S. Federal Withholding Tax    The 30% U.S. federal withholding tax will not apply to any payment of interest on the Notes that is not effectively connected with your conduct of a trade or business in the United States provided that:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

  •
  you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the New Notes is pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  you have fulfilled the certification requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

        The certification requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person for U.S. federal income tax purposes and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty and stating your taxpayer identification number or (2) IRS Form W-8ECI (or successor form) stating that payments on the New Notes are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, as discussed below.

        The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, redemption or other taxable disposition of the New Notes.

        U.S. Federal Income Tax    If you are engaged in a trade or business in the United States and interest on the New Notes is effectively connected with the conduct of that trade or business (and, if a tax treaty applies, is attributable to a permanent establishment in the United States), you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. holder. See "—U.S. Holders." In that case, you would not be subject to the 30% U.S. federal withholding tax and would be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form. In addition, if you are a non-U.S corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on New Notes will be included in earnings and profits if so effectively connected.

        Any gain realized on the sale, redemption or other taxable disposition of New Notes generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you, (and, if a tax treaty applies, is attributable to a permanent establishment in the United States), or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        To the extent that the amount realized on any sale, redemption or other taxable disposition of the Notes is attributable to accrued but unpaid interest not previously included in income, such amount would be treated as interest.

Information Reporting and Backup Withholdingp

        In general, you will not be subject to information reporting or backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

        Under the current Treasury Regulations, payments on the sale, redemption or other taxable disposition of a New Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting (but generally not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from the issuer or any of its affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, delivers a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities or other trading activities.

        The issuer has agreed that it will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the period may be suspended for a period if the issuer's board of directors, determines upon the advice of counsel, that the amended or supplemented prospectus would require disclosure of confidential information or interfere with any of its financing, acquisition, reorganization or other material transactions. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        The issuer will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The issuer has agreed to pay all expenses incident to the exchange offer and to its performance of, or compliance with, the Registration Rights Agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to the provisions of Title I of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to the prohibited transactions provisions of Section 4975 of the Code and entities whose assets are treated as "plan assets" under Section 3(42) of ERISA of such employee benefit plans or plans, accounts and arrangements (collectively, "ERISA Plans") and employee benefit plans that are subject to provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws," each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of an ERISA Plan and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the Initial Purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although all of the conditions of any such exemptions may not be satisfied. In addition, Section 408(b)(17) of ERISA (and Section 4975(d)(20) of the Code), respecting transactions with service providers to ERISA Plans may apply to the acquisition and holding of the notes, although all of the conditions of the statutory exemption may not be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any ERISA Plan or other Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

LEGAL MATTERS

        Whether the notes will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. You may read and copy the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains information that registrants, including us, file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC. Our website address is www.vangent.com. The contents of our website are not incorporated by reference into this prospectus.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)
Contents to Carve-Out Financial Statements

Page(s)
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Statements of Operations for the years ended December 31, 2004, 2005 and 2006	F-3
Balance Sheets as of December 31, 2005 and 2006	F-4
Statements of Owner's Equity and Comprehensive Income for the years ended December 31, 2004, 2005 and 2006	F-5
Statements of Cash Flows for the years ended December 31, 2004, 2005 and 2006	F-6
Notes to Financial Statements	F-7 – F-38

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Owner of
Pearson Government Solutions Business:

        In our opinion, the accompanying balance sheets and the related statements of operations, of owner's equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) (the "Company") at December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 20, 2007

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Statements of Operations
(in thousands)

	Year ended December 31,
	2004	2005	2006
Revenue	$397,469	$524,367	$520,932
Cost of revenue	292,112	432,399	409,797

Gross profit	105,357	91,968	111,135

General and administrative expenses	37,783	32,641	45,662
Selling and marketing expenses	19,686	17,851	19,020
Intangible amortization	865	62	15

Operating income	47,023	41,414	46,438
Interest expense	434	910	892
Interest income	(151)	(397)	(259)

Income before income taxes	46,740	40,901	45,805
Provision for income taxes	18,539	15,555	17,190

Net income	$28,201	$25,346	$28,615

The accompanying notes are an integral part of these financial statements.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Balance Sheets
(in thousands)

	December 31,
	2005	2006
Assets
Current assets
Cash and cash equivalents	$6,338	$11,713
Accounts receivable, net	120,061	102,457
Inventories	806	536
Deferred tax asset, current	3,482	2,948
Prepaids and other assets	4,611	4,515

Total current assets	135,298	122,169
Goodwill	436,389	442,871
Property and equipment, net	35,086	30,305
Intangible assets, net	1,753	682
Other assets	253	749

Total assets	$608,779	$596,776

Liabilities and Owner's Equity
Current liabilities
Accounts payable	$65,979	$28,977
Accrued expenses	22,072	24,067
Advance payments on contracts	24,421	8,790
Current maturities on long-term leases	1,163	311

Total current liabilities	113,635	62,145
Other long-term liabilities	2,836	3,703
Deferred tax liability	1,025	1,844

Total liabilities	117,496	67,692

Commitments and contingencies (Note 11)
Owner's equity
Accumulated other comprehensive loss	(4,930)	(5,502)
Pearson intercompany investment in subsidiary	496,213	534,586

Owner's equity	491,283	529,084

Total liabilities and owner's equity	$608,779	$596,776

The accompanying notes are an integral part of these financial statements.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Statements of Owner's Equity and Comprehensive Income
(in thousands)

	Accumulated Other Comprehensive Income	Pearson Intercompany Investment in Subsidiary	Total Owner's Equity	Comprehensive Income
Balance, December 31, 2003	$(5,075)	$635,851	$630,776
Net income	—	28,201	28,201	$28,201
Pearson equity transfers and investment	—	(152,902)	(152,902)	—
Foreign currency translation adjustment	(54)	—	(54)	(54)

Balance, December 31, 2004	(5,129)	511,150	506,021	$28,147

Net income	—	25,346	25,346	$25,346
Pearson equity transfers and investment	—	(40,283)	(40,283)	—
Foreign currency translation adjustment	199	—	199	199

Balance, December 31, 2005	(4,930)	496,213	491,283	$25,545

Net income	—	28,615	28,615	$28,615
Pearson equity transfers and investment	—	9,758	9,758	—
Foreign currency translation adjustment	(572)	—	(572)	(572)

Balance, December 31, 2006	$(5,502)	$534,586	$529,084	$28,043

The accompanying notes are an integral part of these financial statements.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2004	2005	2006
Cash flows from operating activities
Net income	$28,201	$25,346	$28,615
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,034	13,410	14,557
Loss on disposal of property and equipment	232	7	1,075
Deferred income taxes	(929)	1,639	1,587
Stock based compensation	828	686	632
Changes in operating assets and liabilities:
Accounts receivable	145,488	(42,300)	18,970
Inventories	1,440	(102)	270
Prepaids and other assets	(770)	(2,923)	238
Accounts payable	(6,195)	42,681	(37,062)
Accrued expenses	(3,799)	2,772	799
Advance payments on contracts	13,739	558	(15,632)
Other assets	185	(112)	(496)
Other long-term liabilities	679	1,944	825

Net cash provided by operating activities	189,133	43,606	14,378

Cash flows from investing activities
Acquisition of a business	—	—	(8,092)
Capital expenditures for property and equipment	(8,746)	(22,920)	(7,793)
Purchase of intangible asset	(625)	—	—

Net cash used in investing activities	(9,371)	(22,920)	(15,885)

Cash flows from financing activities
Excess tax benefits from stock based compensation	—	—	322
Capital lease payments	(505)	(1,202)	(1,231)
Investment (to) from parent	(157,617)	(40,448)	10,019

Net cash (used in) provided by financing activities	(158,122)	(41,650)	9,110

Effect of foreign currency exchange rate changes	(18)	77	(2,228)

Net increase (decrease) in cash and cash equivalents	21,622	(20,887)	5,375
Cash and cash equivalents, beginning of period	5,603	27,225	6,338

Cash and cash equivalents, end of period	$27,225	$6,338	$11,713

Supplemental disclosure of non-cash investing and financing activities
Acquisition of property and equipment with capital lease	$2,017	$1,066	$460
Intercompany transfers of property and equipment	4,715	165	(18)
Supplemental disclosure of cash flow information
Cash paid for
Interest, net	$(298)	$(557)	$(720)
Income taxes, net	(19,276)	(14,263)	(15,135)

The accompanying notes are an integral part of these financial statements.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

1.     Organization and Basis of Presentation

Basis of Presentation

        The accompanying carve-out financial statements include the managed group of entities under Pearson plc ("Pearson" or the "Parent") known as Pearson Government Solutions Business (the "Company" or "PGS"). PGS includes the following legal entities: Pearson Government Solutions, Inc., Blueprint Technologies, Inc., Pearson Analytic Solutions, Inc., Pearson Canada Solutions, Limited, Soluciones Pearson Mexico, S.A. de C.V., NCS Servicios de Mexico, S.A. de C.V., Pearson Soluciones S.A., NCS Pearson Venezuela, C.A., Pearson Soluciones, Inc. and Pearson Government Solutions, Ltd. The Company also contains certain assets of NCS Pearson Inc., a wholly-owned subsidiary of Pearson representing the Pearson Performance Solutions group and the PGS International Headquarters group. These financial statements have been prepared from Pearson historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations, and cash flows applicable to the business. No direct ownership relationship exists amongst all the operations comprising PGS. Accordingly, owner's equity is presented in lieu of stockholder's equity.

Nature of Operations

        PGS serves clients in the U.S. Federal Government, international governments, higher education, and the commercial human resource management sector. PGS' primary focus is within U.S. and international governmental agencies which utilize third-party providers to design, build and operate technologically advanced systems. The organizational structure focuses on defense, intelligence, homeland security, public health care sectors of the government market, as well as civilian agencies. In 2004, two customers represented 33.2% and 9.6% of revenue. In 2005, 36.0% of the Company's revenue came from one customer. In 2006, two customers represented 39.7% and 18.2% of total revenue. No other customer represented more than 10% of total revenue in any period presented.

Acquisition Agreement

        In December 2006, Pearson entered into a definitive agreement to sell PGS to The Veritas Capital Fund, III, L.P. ("Veritas Capital") for approximately $600,000, the assumption of certain liabilities, and transaction costs (the "Acquisition"). The Acquisition closed on February 14, 2007 (See Note 17).

2.     Related Party Transactions

        The accompanying carve-out financial statements include the accounts of PGS after elimination of intercompany accounts and transactions.

        Pearson provides full funding for the operation of its subsidiaries. Pearson views all intercompany balances as an equity investment in the subsidiaries and will not, in the short term, require payment to or from the subsidiaries for the outstanding amount. In addition, Pearson does not receive or charge interest to its subsidiaries on the intercompany amount. However, Pearson guarantees the Company's leases and performance bonds and charges the Company interest for these guarantees. Included in interest expense is $357, $707, and $675 for intercompany interest for the years ended December 31, 2004, 2005 and 2006, respectively. The intercompany balances represented in the carve-out financial statements agree to the Pearson historical accounting records.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        PGS receives support from Pearson and its subsidiaries. Pearson allocates costs to PGS based on a percent of revenue or headcount measures compared to the consolidated organization to cover support and services in the following areas: accounting, financial reporting, insurance, legal, human resources, payroll, tax, business licenses, public relations, charitable contributions and other services. PGS receives technology support from Pearson in the areas of server hosting, disk space, LAN, WAN, Voice, Internet, ERP support, help desk support, IT security and related IT infrastructure. These technology costs are allocated based on cost drivers, such as server counts, ports, personal computers, and software licenses. In addition, PGS receives printing, packaging, and distribution services from Pearson applied based on standard rates. Management believes the above allocations represent a reasonable allocation methodology. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the PGS business had been operating as a stand-alone entity. It is not practical to estimate the costs and expenses that would have resulted on a stand-alone basis.

        As described in Note 13, employees working in PGS participate in various Pearson pension, health care, defined contribution and other benefit plans. The pro rata costs related to these plans have been allocated based on headcount and are included in the accompanying carve-out financial statements.

        Costs allocated for such support services were as follows:

	Year ended December 31,
	2004	2005	2006
Cost of revenue	$22,155	$32,949	$38,775
Other operating expenses	10,319	10,116	9,925

Total cost and expenses allocated	$32,474	$43,065	$48,700

3.     Summary of Significant Accounting Policies

Use of Estimates

        The Company's carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the carve-out financial statements as well as the reported amounts of revenue and expenses during the reporting period. Such estimates include reserves for doubtful accounts, estimates to complete for contracts, certain accrued expenses, depreciation and amortization periods for property and equipment, and intangibles and fair value estimates for the annual goodwill impairment analysis. Estimates have been prepared on the basis of the most current and best available information and actual results could differ materially from those estimates.

Revenue Recognition

        The Company's revenue is derived primarily from contracts with the U.S. Federal Government. The Company's contracts with clients are either cost-type, time-and-materials, or fixed-price contracts. The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. All contract elements, such as design and early transition services, are separated into multiple components in accordance with EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Revenue under cost-type contracts is recognized as costs are incurred with applicable profits included in earnings based on negotiated profit rates. Incentive fees or penalties are recognized when accepted by the customers and the related contract modifications are received. Revenue for time-and-materials contracts is recorded on the basis of allowable labor hours worked multiplied by the contract-defined billing rates, plus the costs of other items used in the performance of the contract. Profits on time-and-materials contracts result from the difference between the cost of services performed and the contract-defined billing rates for these services.

        Service revenue for fixed-price contracts is recognized when earned, generally as work is performed in accordance with the provisions of the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104, Revenue Recognition. Services performed vary from contract to contract and are not uniformly performed over the term of the arrangement. Revenue is recognized on either a proportional performance or a percentage of completion model based upon the service rendered under the contract. Additionally, customers are obligated to pay as services are performed, and in the event that an agency of the Federal Government cancels the contract, payment for services performed through the date of cancellation is negotiated with the client.

        Revenue recognition requires judgment relative to assessing risks, estimating contract revenue and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of the Company's contracts, the estimation of revenue and costs can be complicated and is subject to many variables. Contract costs include labor, subcontracting costs, and other direct costs, as well as allocation of allowable indirect costs. From time to time, facts develop that require the Company to revise its estimated total costs and revenue on a contract. To the extent that a revised estimate affects contract profit or revenue previously recognized, the Company records the cumulative effect of the revision in the period in which the facts requiring the revision become known. Provision for the full amount of an anticipated loss on the contract is recognized in the period in which it becomes probable and can be reasonably estimated.

        Invoices to clients are prepared in accordance with the terms of the applicable contract, which may not be directly related to the performance of services. Unbilled receivables are invoiced based upon the achievement of specific events as defined by each contract including deliverables, timetables, and incurrence of certain costs. Unbilled receivables are classified as a current asset. Advanced billings to clients in excess of revenue earned are recorded as deferred revenue until the revenue recognition criteria are met. Reimbursements of out-of-pocket expenses are included in revenue with corresponding costs incurred by the Company included in cost of revenue.

        Software revenue is generated from licensing software and providing services, including maintenance and technical support, and consulting. The Company recognizes the revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and collectibility of the fee is considered probable. The Company's software license sales including maintenance and consulting services are recognized at their fair values when all other recognition criteria are met. Service revenue consists of maintenance and technical support and are recognized ratably over the service period. Other service revenue is recognized as the related services are provided.

        Revenue from sales of products are generally recognized upon delivery of the products to the customer.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Cost of Revenue

        Cost of revenue includes professional compensation and other direct contract expenses, as well as costs attributable to the support of client service professional staff, depreciation and amortization costs related to assets used in revenue generating activities and other costs attributable to serving the Company's client base. Professional compensation consists of payroll costs and related benefits associated with client service professional staff. Other direct contract expenses include costs directly attributable to client engagements, such as out-of-pocket costs including travel and subsistence for client service professional staff, costs of hardware and software and costs of subcontractors.

        The Company records monthly accruals on contracts for costs incurred but not invoiced. These costs typically relate to subcontractor charges and are estimated based on prior actual invoices or other historical vendor information.

Stock Compensation

        Prior to January 1, 2006, the Company accounted for employee stock-based compensation using the fair value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation- Transition and Disclosure, Amendment to SFAS No. 123 ("SFAS 123"). SFAS 123 requires companies to determine the fair-value of options at the time of grant and to recognize compensation expense over the service period. The fair value of stock options granted is recognized as compensation expense after taking into account the Company's best estimate of the number of awards expected to vest. The fair value of the options granted is measured using whichever of the Black-Scholes, Binomial or Monte Carlo model is most appropriate to the award. Any proceeds received are credited to equity when the options are exercised.

        Effective January 1, 2006, the Company adopted SFAS 123R, which uses the same fair value based measures included in SFAS 123 (Note 14).

Income Taxes

        The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Income tax expense and the deferred income tax balances in the financial statements have been calculated as if the Company had been taxed separately and had prepared its own U.S. federal, U.S. state and local and foreign tax returns as a corporation.

        The provision for income taxes has been determined using the asset and liability approach to account for income taxes. Under this approach, deferred taxes represent the future tax consequence expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the PGS assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded against deferred tax assets when it is more likely than not that a tax benefit will not be realized. Provision has been made, when appropriate, for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be permanently reinvested. The Company's U.S. taxable income is included in Pearson's consolidated U.S. federal income tax return.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Concentration of Credit Risk

        Financial instruments that subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on these accounts. The risk related to trade receivables is mitigated by having contracts with U.S. Government entities. The Company does not generally require collateral or other security to support trade receivables. The Company maintains an allowance for doubtful accounts on trade accounts receivable balances as well as on estimates of overhead costs which may not be successfully negotiated and collected. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history, using both the specific identification method as well as an estimated percentage of receivables. Management believes that such allowance is adequate and does not anticipate incurring any significant losses on its trade receivables in excess of established allowances. The Company does not have any off balance sheet credit exposure related to its customers. At December 31, 2005 and 2006, one customer represented 38% and 48% of accounts receivable, respectively. No other customer represented 10% or more of accounts receivable at December 31, 2005 and 2006.

Fair Value of Financial Instruments

        The carrying amount of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to their short term maturities.

Cash and Cash Equivalents

        Cash equivalents are composed of highly liquid instruments with original maturities of 90 days or less. The Company requires a certain amount of cash on hand to fund operations. Otherwise, the Company minimizes the amount of cash held in its bank accounts. Accordingly, excess funds are swept from the Company's accounts into the Parent's accounts on a regular basis. The Company has historically generated adequate cash flows to fund operations for the periods presented.

Accounts Receivable and Contracts in Process

        Accounts receivable consist of amounts billed and currently due from customers. Contracts in process represent recoverable costs incurred and accrued profit related to long-term contracts for which the customer has not yet been billed (unbilled receivables).

        The Company maintains an allowance for doubtful accounts for estimated losses that result from the failure or inability of our customers to make required payments. In determining the allowance, consideration includes the probability of recoverability based on past experience and general economic factors. Certain accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy. The analysis of receivables is performed quarterly and the bad debt allowances adjusted accordingly.

Inventories

        Inventories consist of paper forms and test shelf assessment goods and are valued at the lower of cost or net realizable value on a first-in-first-out (FIFO) basis. Inventory consists solely of finished goods. The Company also maintains an inventory reserve, when applicable, to account for any slow-moving or obsolete inventory on hand. The reserve is calculated based on specific identification as well as the aging of inventory on hand.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Property and Equipment

        Property and equipment are carried principally at cost. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. Depreciation is provided on plant and equipment generally using the straight-line method, beginning in the month the asset is put into service. Computer hardware and software are depreciated or amortized over a 3 to 5 year period. Furniture is depreciated over 10 years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the related improvements or the term of the applicable lease ranging from 3 to 15 years. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

        The Company has entered into certain capital leases for equipment. The capitalized value of the equipment under these leases is amortized in a manner consistent with normal depreciation policies for similar owned assets (e.g., straight-line) over the shorter of the estimated economic lives of the assets or the lease terms.

Goodwill

        Goodwill represents the excess of costs over the fair value of identifiable assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill is evaluated for potential impairment at least annually by comparing the fair value of a reporting unit, based on estimated future cash flows, to its carrying value including goodwill recorded by the reporting unit. If the carrying value exceeds the fair value, impairment is measured by comparing the derived fair value of goodwill to its carrying value, and any impairment determined is recorded in the current period. Management completed its annual impairment analysis for 2004, 2005 and 2006 and determined that there was no impairment of goodwill.

Acquired Intangibles

        In accordance with SFAS 142, intangible assets acquired as part of business combinations are amortized over their estimated useful lives unless their useful lives are determined to be indefinite. For material business combinations, amounts recorded related to purchased intangibles are determined from independent valuations. The Company's acquired intangibles primarily relate to contracts, programs, and customer relationships which are amortized over periods of 15 years or less.

Impairment of Long-Lived Assets

        Generally, the carrying values of long-lived assets, such as property and equipment and intangible assets with definite lives, are reviewed for impairment if events or changes in the facts and circumstances indicate that their carrying values may not be recoverable. Long-lived assets are reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Any impairment determined is recorded in the current period and is measured by comparing the fair value based on estimated future cash flows of the related asset to its carrying value.

Litigation and Contingencies

        Amounts associated with litigation and contingencies are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter including any

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Foreign Currency Translation

        For operations outside the U.S. with functional currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the year end exchange rates. The cumulative effect of these translation adjustments are reported in accumulated other comprehensive income in owner's equity.

Other Comprehensive Income

        SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components. SFAS No. 130 requires companies to report "comprehensive income" that includes unrealized gains and losses and other items that have been previously excluded from net income or loss and reflected instead in owner's equity. Comprehensive income for the Company consists of net income less the effect of foreign currency translation adjustments. Because the cumulative translation adjustment is considered a component of permanently invested, unremitted earnings of subsidiaries outside the United States, no taxes are provided on such amounts.

Reclassification

        Certain prior year amounts have been reclassified to conform to the current year presentation. This reclassification had no impact on previously reported net income, owner's equity or cash flows.

4.     Recently Issued Accounting Pronouncements

        In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140 ("SFAS No. 155"). SFAS No. 155 permits a fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. This accounting standard is effective as of the beginning of fiscal years beginning after September 15, 2006. The effect, if any, of adopting SFAS No. 155 on the Company's financial position and results of operations has not been finalized.

        In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140 ("SFAS No. 156"). SFAS No. 156 requires that servicing assets and servicing liabilities be recognized at fair value, if practicable, when the Company enters into a servicing agreement and allows two alternatives, the amortization and fair value measurement methods, as subsequent measurement methods. This accounting standard is effective for all new transactions occurring as of the beginning of fiscal years beginning after September 15, 2006. The effect, if any, of adopting SFAS No. 156 on the Company's financial position and results of operations has not been finalized.

        In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise's financial statements. The Interpretation requires that the Company determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority. If a tax position meets the more likely

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

than not recognition criteria, FIN 48 requires the tax position be measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. This accounting standard is effective for fiscal years beginning after December 15, 2006. The effect, if any, of adopting FIN 48 on the Company's financial position and results of operations has not been finalized.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The effect, if any, of adopting SFAS No. 157 on the Company's financial position and results of operations has not been finalized.

5.     Accounts Receivable, Net

        Total accounts receivable including allowance for doubtful accounts consisted of the following:

	December 31,
	2005	2006
Trade accounts receivable	$47,954	$55,274
Unbilled receivables	73,033	47,691
Other receivables	1,036	899

	122,023	103,864
Allowance for doubtful accounts	(1,962)	(1,407)

Accounts receivable, net	$120,061	$102,457

6.     Property and Equipment, Net

        Property and equipment consisted of the following:

	December 31,
	2005	2006
Equipment and furniture	$72,016	$75,983
Leasehold improvements	13,520	14,758

	85,536	90,741
Accumulated depreciation and amortization	(50,450)	(60,436)

Property and equipment, net	$35,086	$30,305

        Depreciation expense, including amortization of leasehold improvements and assets capitalized under capital lease agreements for the years ended December 31, 2004, 2005 and 2006 was approximately $8,189, $12,291, and $13,486, respectively. The net book value of property and equipment held under capital lease agreements was $1,449, $1,313 and $542 at December 31, 2004, 2005 and 2006, respectively.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

7.     Goodwill and Intangible Assets, Net

        The Company's goodwill consisted of the following:

	December 31,
	2005	2006
Goodwill	$464,867	$471,349
Accumulated amortization	(28,478)	(28,478)

Goodwill, net	$436,389	$442,871

        On April 6, 2006, the Company purchased Blueprint Technologies, Inc. ("Blueprint") for $8,000 plus transaction costs. Blueprint specializes in architecture-based solutions in which a team of experienced architects and engineers design software applications and IT structures for the federal and corporate IT markets. The acquisition of Blueprint was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method the total purchase price was allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed of Blueprint based on their fair values. The Company determined that there were no identifiable intangible assets. The acquisition resulted in an excess purchase price of $6,482, which has been assigned to goodwill. The results of operations of Blueprint were included in the PGS financial statements since the acquisition date. The acquisition is not material to the Company and therefore pro forma financial information is not presented.

        In September 2000, Pearson acquired National Computer Systems (NCS) for approximately $2,500,000. The PGS business was owned by NCS prior to the acquisition. The purchase price of the NCS acquisition was allocated to all the NCS businesses with approximately $390,738 of goodwill being allocated to PGS on the acquisition date.

        In addition to the goodwill from the NCS transaction, the Company has recorded $74,129 of goodwill as the result of two acquisitions (Reid Psychological Systems and Kajax Engineering, Inc.) and a business transfer from the Parent of Forum Custom (PPS) prior to January 1, 2003.

        In connection with the NCS acquisition by Pearson, the Company recorded an intangible asset for customer contracts with an appraised fair value of $11,700 which is being amortized over a 7 year life. The Company also recorded an intangible asset for test assessment intellectual property with an appraised fair value of $6,334, which is being amortized over a 7 year life. Additionally, the Company has acquired other intangibles primarily associated with software licenses in the amount of $625. Intangible assets consisted of the following:

	December 31,
	2005	2006
Customer contracts	$11,700	$11,700
Test assessment intellectual property	6,334	6,334
Other intangibles assets	625	625

	18,659	18,659
Accumulated amortization	(16,906)	(17,977)

Intangible assets, net	$1,753	$682

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        Amortization expense for the years ended December 31, 2004, 2005 and 2006 was $1,845, $1,119, and $1,071 respectively. Amortization expense in the statements of operations related to test assessment intellectual property and other intangibles is included in cost of revenue.

        Estimated amortization expense for amortizable intangible assets for the years ended December 31, is as follows:

2007	$608
2008	74

Total amortization expense	$682

8.     Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses consisted of the following:

	December 31,
	2005	2006
Accounts payable:
Trade accounts payable	$34,024	$15,887
Vendor obligations	31,955	13,090

Accounts payable	$65,979	$28,977

Accrued expenses:
Accrued salaries and wages	$12,306	$11,377
Other accrued liabilities	7,434	9,977
Sales, use, and VAT related taxes	1,547	1,724
Other accrued employee benefits	462	415
Accrued vacation	251	356
Income tax payable	72	218

Accrued expenses	$22,072	$24,067

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

9.     Leases

        The Company leases office facilities and equipment under capital and operating leases that expire in various years through 2013. Future minimum lease payments under capital leases and non-cancelable operating leases, with initial terms of one year or more, consisted of the following at December 31:

	Capital Leases	Operating Leases
2007	$332	$12,446
2008	185	10,798
2009	71	9,606
2010	12	8,078
2011	—	6,221
Thereafter	—	22,450

Total minimum lease payments	600	$69,599

Less amount representing interest	(34)

Net present value of minimum lease payments	566
Less current portion	(311)

Capital lease obligations, less current portion	$255

        Rent expense incurred from operating leases for the years ended December 31, 2004, 2005 and 2006 totaled approximately $7,257, $12,660, and $16,125, respectively. In 2005, PGS took direct responsibility for several leases, which were shared facilities prior to 2005 and recorded as part of an allocation in those years, as opposed to a direct lease expense.

10.   Other Long-Term Liabilities

        Other long-term liabilities consisted of the following:

	December 31,
	2005	2006
Deferred rent	$2,623	$3,448
Capital lease	213	255

Other long-term liabilities	$2,836	$3,703

11.   Commitments and Contingencies

        Various lawsuits and claims and contingent liabilities arise in the ordinary course of the Company's business. The ultimate disposition of certain of these contingencies is not determinable at this time. The Company's management believes there are no current outstanding matters that will materially affect the Company's financial position or results of operations.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

12.   Income Taxes

        Income before income taxes consisted of the following for the years ended December 31:

	2004	2005	2006
United States	$46,178	$38,139	$40,395
Foreign	562	2,762	5,410

Total	$46,740	$40,901	$45,805

        Income tax provision (benefit) consisted of the following for the years ended December 31:

	2004	2005	2006
Current
United States	$16,467	$11,587	$12,111
State (U.S.)	2,516	1,723	1,843
Foreign	721	554	1,374

	19,704	13,864	15,328

Deferred
United States	(1,029)	1,442	1,585
State (U.S.)	(136)	249	277
	(1,165)	1,691	1,862

Total	$18,539	$15,555	$17,190

        Historically, the Company's U.S. entities ("U.S. Entities") have been members of a consolidated tax group. As such, the operating results of the U.S. Entities have been included in Pearson's consolidated U.S. federal and state income tax returns. The provision for income taxes in these carve-out financial statements has been determined on a separate return basis, as if the U.S. Entities filed separate tax returns.

        The U.S. Entities are subject to a tax sharing agreement with Pearson. In general, this agreement requires each of the U.S. Entities to annually reimburse its share of the consolidated group's income tax liabilities. Conversely, each of the U.S. Entities is reimbursed to the extent it provides income tax benefits as a result of its losses included in the U.S. consolidated group. The U.S. Federal, state and local current tax liabilities for the periods reflected in these financial statements have been settled under the tax sharing agreement and no related current or intercompany tax liability accounts for these taxes are reflected in the balance sheets at December 31, 2005 and 2006.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        A reconciliation of the effective income tax rate included in the carve-out income statements to the federal statutory rate for the years ended December 31 is as follows:

	2004	2005	2006
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal benefit	3.3	3.1	3.0
Impact of foreign operations	1.1	(1.1)	(1.2)
Nondeductible expenses	0.3	1.0	0.7

Effective income tax rate	39.7%	38.0%	37.5%

        Deferred tax assets (liabilities) consisted of the following at December 31:

	2005	2006
Current deferred tax assets
Deferred revenue	$733	$380
Bad debts	782	427
Accrued expenses	1,839	2,013
Other	128	128

Current deferred tax assets	3,482	2,948

Noncurrent deferred taxassets (liabilities)
Stock-based compensation	—	322
Fixed assets	(113)	(187)
Intangible assets	(912)	(1,979)

Noncurrent deferred tax liabilities	(1,025)	(1,844)

Net deferred tax asset (liability)	$2,457	$1,104

        The Company is required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis. This assessment requires judgment on the part of management with respect to benefits that may be realized from future book income, as well as other positive and negative factors. The Company has concluded, based upon this evidence, it is more likely than not that the U.S. federal, state and local deferred tax assets at December 31, 2005 and 2006 will be realizable. Therefore, no valuation allowance has been recorded for the years presented.

        The Company includes certain separate U.S. legal entities that are included in Pearson's U.S. Consolidated federal tax return and in certain combined state and local tax returns. The Company may be jointly and severally liable for taxes owed by the consolidated groups for tax periods during which it was a member of the consolidated group filings.

        The Company may be subject to audit examinations for all open tax years that include 2004, 2005, and 2006. The Company does not expect any material liabilities to result from any such examinations.

        The Company does not provide income taxes on undistributed earnings from its non-U.S. subsidiaries because such earnings are reinvested and in the opinion of management, will continue to be reinvested indefinitely.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

13.   Retirement Savings Plans

        Pearson charges PGS for the costs of retirement savings plans through an allocation based on labor costs. Estimated charges included in the accompanying carve-out statements of operations for the years ended December 31, 2004, 2005 and 2006 were $4,838, $6,012, $6,762, respectively. The following is a brief description of each of the plans:

401(k) Plan

        In the United States, Pearson maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code. During the years ended December 31, 2004, 2005 and 2006, employees could contribute up to 25% (subject to certain statutory limitations) of their total cash compensation. Pearson provides matching contributions equal to 100% of the first 3% of employee contributions and 50% of the next 3%. Pearson also made a discretionary profit sharing contribution to the 401(k) plan of 1.25% of eligible compensation in each of the three years. Employee contributions vest immediately. Employer contributions vest in full after three years of employment.

        Plan contributions were made at the Parent level. The expense was included in the employee burden rates charged as an intercompany expense to PGS and recorded in the carve-out financial statements.

Supplemental Deferred Compensation Plan

        Pearson operates a Non-Qualified Supplemental Deferred Compensation Plan whereby employees earning $90 or above, may voluntarily defer up to 70% of their base cash compensation, and up to 80% of their cash bonus compensation. The compensation deferrals are contributed to the Supplemental Deferred Compensation Plan, and are not subject to income taxes until they are distributed to the participant.

Other Plans

        Outside of the United States (United Kingdom, Canada, Argentina, Mexico, and Venezuela) PGS employees are given options to other parent company plans or self managed PGS local benefit plans depending on the country of employment and the employment laws of the country.

14.   Stock Plans

        Prior to January 1, 2006, the Company accounted for employee stock-based compensation using the fair value method in accordance with SFAS 123. Under the fair value method, Pearson stock options issued by Pearson were valued on the date of grant and stock-based compensation expense was recognized over the service period. Grants of restricted stock awards were measured at fair value on the date of grant based on the number of shares granted and the quoted price of Pearson's stock. Such value was recognized as an expense over the corresponding service period.

        Effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective approach and accordingly prior periods have not been restated to reflect the impact of SFAS 123R. Under SFAS 123R, stock-based awards granted prior to its adoption are expensed over the remaining portion of their service or vesting periods. These awards are expensed under the accelerated amortization approach using the same fair value measurements which were used under SFAS 123. For

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

stock-based awards granted on or after January 1, 2006, the Company records stock-based compensation expense on a straight-line basis over the requisite service period, which is generally a four year vesting period.

        For the years ended December 31, 2004 and 2005, the Company recorded stock-based compensation expense in connection with share-based payment plans of $828 and $686, respectively, in accordance with SFAS 123. For the year ended December 31, 2006, the Company recorded stock-based compensation expense of $632 in accordance with SFAS 123R.

        SFAS 123R details a modified grant date model which requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation expense was recorded net of estimated forfeitures for the year ended December 31, 2006 such that expense was recorded only for those stock-based awards that were expected to vest. Because FAS 123 also permitted the modified grant date model in accounting for forfeitures, which the Company followed, no cumulative adjustment was necessary in the December 31, 2006 financial statements.

        Upon the adoption of SFAS 123R, the Company included as part of cash flows from financing activities the gross benefit of tax deductions related to stock-based awards in excess of the grant date fair value of the related stock-based awards for the options exercised during the year ended December 31, 2006 and certain options exercised in prior periods. This amount is shown as a reduction to cash flows from operating activities and an increase to cash flows from financing activities. The Company did not realize a tax benefit for the year ended December 31, 2006. Total cash flows remain unchanged from what would have been reported prior to the adoption of SFAS 123R.

        Pearson operates the following equity-settled employee option and performance plans:

Profit Sharing Plan

        Pearson operates a profit sharing plan for all employees, the payment of which is at the discretion of the Pearson Board of Directors and may be made in cash or Pearson shares.

Save for Shares Plans

        Pearson operates a Worldwide Save for Shares Plan and a Save-As-You-Earn plan for UK employees. Under these plans, employees can save a portion of their monthly salary over periods of three, five or seven years. At the end of this period, the employee has the option to purchase ordinary shares with the accumulated funds at a purchase price equal to 80% of the market price prevailing at the time of the commencement of the employee's participation in the plan. Options that are not exercised within six months of the third, fifth or seventh anniversary after grant lapse unconditionally.

Employee Stock Purchase Plan

        Pearson operates an Employee Stock Purchase Plan which allows all employees in the United States to save a portion of their monthly salary over six month periods. At the end of the period the employee has the option to purchase American Depository Receipts ("ADRs") with their accumulated funds at a purchase price equal to 85% of the lower of the market price prevailing at the beginning or end of the period.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Long-Term Incentive Plan

        This plan was introduced in 2001 and consists of share options and/or restricted shares.

        Options were granted under this plan in 2001 based on a pre-grant earnings per share growth test and are not subject to further performance conditions on exercise. The options became exercisable in tranches over three to four years and lapse if they remain unexercised at the tenth anniversary of the date of grant.

        The vesting of restricted shares is normally dependent upon the satisfaction of corporate performance targets over a three year period. These targets may be based on market and/or non-market performance criteria. Restricted shares granted in 2001 vested based on Pearson's three-year cumulative free cash flow per share performance. Awards made in December 2002 and September 2003 vest in tranches. One sixth of the award vests after three years with no performance conditions. The vesting of the balance depends on Pearson's share price performance over the seven year period following the grants. Restricted shares awarded in September 2004, September 2005 and October 2006 vest dependent on the following market and non-market performance criteria: relative shareholder return, return on invested capital and a combination of earnings per share and sales growth. The award is split equally across all three measures.

Annual Bonus Share Matching Plan

        This plan permits executive directors and senior executives of the Company to invest up to 50% of any after tax annual bonus in Pearson shares. If these shares are held and the Parent meets an earnings per share growth target, the Company will match them on a gross basis of up to one share for each share held after three years and another one for every two shares originally held after five years.

        The number and weighted average exercise prices of share options granted under the Company's stock plans for the years ended December 31 were as follows:

	2004 Number of Share Options	2004 Weighted Average Exercise Price	2005 Number of Share Options	2005 Weighted Average Exercise Price	2006 Weighted Number of Share Options	2006 Weighted Average Exercise Price
Outstanding at beginning of year	278	$16.00	283	$15.89	248	$15.75
Granted during the year	5	8.99	6	9.57	13	11.23
Exercised during the year	—	—	—	—	(31)	12.10
Forfeited during the year	—	—	(41)	15.76	(17)	16.12

Outstanding at end of year	283	$15.89	248	$15.75	213	$15.98

Options exercisable at the end of year	89	$11.96	228	$16.42	186	$16.86

        Options were exercised regularly throughout the year. The weighted average share price during the years ended December 31, 2004, 2005 and 2006 was $11.43, $11.81 and $13.70, respectively. Early exercises are treated as an acceleration of vesting and the remaining charge is recognized at the date of exercise.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        The options outstanding at the end of the year had weighted average remaining contractual lives and exercise prices, as follows:

Range of Exercise Prices	2004 Number of Share Options	2004 Weighted Average Contractual Life (in years)	2005 Number of Share Options	2005 Weighted Average Contractual Life (in years)	2006 Number of Share Options	2006 Weighted Average Contractual Life (in years)
$5—10	14	2.62	20	1.98	20	1.02
10—15	134	6.79	110	5.80	82	4.53
20—25	135	6.36	118	5.36	111	4.36

	283	6.38	248	5.28	213	4.11

        The intrinsic value (the market price of Pearson common stock at the time of exercise less the strike price) of stock options exercised during the years ended December 31, 2005 and 2006 was $0 and $50, respectively. The intrinsic value of vested stock options at December 31, 2005 and 2006 was $0 and $0, respectively.

        In 2004, 2005 and 2006 options were granted under the Worldwide Save for Shares Plan. The weighted average estimated fair value for the options granted was calculated using a Black-Scholes option pricing model with the following weighted average assumptions for December 31:

	2004	2005	2006
Fair value	$4.74	$4.38	$4.22
Weighted average share price	$11.96	$12.32	$13.65
Weighted average exercise price	$8.99	$9.57	$11.23
Expected volatility	41.95%	35.69%	27.16%
Expected life	3.0 years	3.4 years	3.8 years
Risk free rate	4.72%	4.48%	4.48%
Expected dividend yield	2.72%	2.40%	2.40%
Forfeiture rate	9.00%	10.20%	11.38%

        The expected volatility is based on the historic volatility of Pearson's share price over the previous three to seven years depending on the vesting term of the options.

        During the years ended December 31, the following shares were granted under restricted share arrangements:

	2004 Number of Shares	2004 Weighted Average Fair Value	2005 Number of Shares	2005 Weighted Average Fair Value	2006 Number of Shares	2006 Weighted Average Fair Value
Annual Bonus Share Matching Plan	3	$9.91	6	$10.58	6	$11.26
Long-Term Incentive Plan	59	9.82	105	9.73	58	14.02

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        Activity for restricted shares for the year ended December 31 was as follows:

	2005 Number of Share Options	2005 Weighted Average Exercise Price	2006 Number of Share Options	2006 Weighted Average Exercise Price
Outstanding at beginning of the year—unvested	192	$8.66	206	$9.49
Outstanding at beginning of the year—vested	—	—	—	—
Granted during the year	111	9.78	64	13.76
Exercised during the year	(84)	8.01	(40)	8.32
Forfeited during the year	(13)	9.22	(17)	9.59

Outstanding at end of the year—unvested	206	$9.49	213	$10.99

Outstanding at end of the year—vested	—	—	—	—

Vested during the year	86	$8.01	42	$8.32

        The fair value of shares awarded under the Annual Bonus Share Matching Plan was determined using a Black-Scholes model. Shares awarded under the Long-Term Incentive Plan were also valued using a Black-Scholes model provided the shares vest unconditionally. The weighted average estimated fair values and the inputs into the Black-Scholes model were as follows:

	2004	2005	2006
Fair value	$9.82	$10.70	$9.92
Weighted average share price	$11.11	$11.97	$13.57
Weighted average exercise price	$—	$—	$—
Expected volatility	40.07%	41.29%	38.30%
Expected life	3.1 years	4.5 years	5 years
Risk free rate	4.73%	4.58%	4.51%
Expected dividend yield	4.01%	2.49%	2.49%
Forfeiture rate	8.60%	13.50%	15.00%

15.   TSA Reserve

        On February 29, 2002, the Transportation Security Administration ("TSA") awarded the Company a contract to assess and recruit passenger screeners for airports by November 19, 2002, the date mandated by Congress. The contract expired on December 31, 2002 and the Company was not awarded the subsequent contract. During the term of the agreement the contract was modified multiple times and the contract value increased from an original bid of approximately $100,000 to $742,000. This amount was eventually fully funded by TSA. As of December 31, 2002, Pearson had earned the maximum allowed under the core contract funding level of $731,000 together with an additional $11,000 in connection with the pilot program. The pilot program contract ended in 2003.

        At December 31, 2002, the Company recorded significant accruals for known 2002 costs associated with the TSA contract. These balances included $77,014 in accruals for subcontractor vendor payments as well as $16,945 for payments to temporary workers who had filed lawsuits claiming they deserved to be compensated for overtime hours worked in contract delivery. During 2003, 2004 and 2005, $72,000, $2,890 and $2,450, respectively, in vendor accruals were paid. Additionally, during 2003, the overtime

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

lawsuit was settled in a series of different actions with the payouts, including gross wages, fringe, damages and legal fees totaling $16,945.

        As of December 31, 2003, the Company had an outstanding receivable of $151,000 from TSA. This amount was being withheld by the TSA pending conclusion of a Defense Contract Audit Agency ("DCAA") audit. During 2004 negotiations were underway for the payment of this receivable. In December 2004, TSA paid the receivable in full and remitted the remainder of the full contract value of $168,000. The $17,000 difference between the outstanding receivable and the amount received was recorded as revenue.

        During 2004 a number of lawsuits were filed by claimants who were not hired for positions at TSA. Potential payouts and legal fees associated with settlement of these lawsuits were recorded and totaled $820 at December 31, 2004.

        In connection with the performance under the TSA contract, PGS was provided an exemption letter from the TSA with regard to state and local sales tax exemption. Accordingly, PGS did not pay certain state and local sales taxes to hotels where they conducted business on behalf of the TSA. In 2004, several states notified the Company that they do not recognize this federal customer exemption to state sales tax. Accordingly, the Company performed an analysis of the potential claims for sales tax payment on a state-by-state basis. This liability was recognized by PGS in connection with the 2004 TSA contract settlement when the ability for PGS to pass these costs back to the TSA was no longer available. In connection with this matter, PGS recorded a $4,000 sales tax reserve at December 31, 2004 with the plan to release the reserve in connection with the passage of the statute of limitations in the respective states. In 2005, approximately $2,600 of the reserve was released based on the passage of the statute of limitations in various states. At December 31, 2005 and 2006, the remaining reserve was approximately $1,400 and $176, respectively. The remaining reserve is expected to be released early in 2007.

        The TSA accrued liability had the following activity in 2004, 2005 and 2006:

	Vendor Accruals	Sales Tax Accruals	Other Accruals	Total
Balance, December 31, 2003	$5,736	$—	$820	$6,556
Additions to accrual	—	4,000	—	4,000
Release of accrual or payments made	(2,890)	—	—	(2,890)

Balance, December 31, 2004	2,846	4,000	820	7,666
Additions to accrual	20	—	10	30
Release of accrual or payments made	(2,450)	(2,600)	(390)	(5,440)

Balance, December 31, 2005	416	1,400	440	2,256
Additions to accrual	—	—	5,055	5,055
Release of accrual or payments made	(396)	(1,224)	(732)	(2,352)

Balance, December 31, 2006	$20	$176	$4,763	$4,959

        PGS has established a reserve of $4,648 with respect to an ongoing investigation by the Civil Division of the U.S. Department of Justice ("DOJ") of its performance and billing under the TSA contract which was completed in March 2003.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        In March 2005, the Company received a subpoena from the Department of Homeland Security Inspector General ("DHS/IG") for numerous documents relating to the TSA contract. The DHS/IG is investigating the contract in conjunction with the DOJ. The subpoena included numerous questions related to PGS' performance and billing under the TSA contract, and the performance and billing by certain subcontractors. Three additional, largely duplicative, subpoenas were served on NCSP in November 2005. Tolling agreements, extending the statue of limitations, have been signed between the parties.

        DOJ's stated purpose is to determine whether PGS or its subcontractors violated the Civil False Claims Act, which imposes liability on those who "knowingly" present a "false or fraudulent claim" to the U.S. Federal government. A "knowing" false claim is presented with actual knowledge of the false statement, or actions amounting to deliberate ignorance or reckless disregard of the truth. Monetary liability under the Civil False Claims Act includes treble damages plus civil penalties of $5.5 to $11.0 per false claim.

        Due to the nature of the subpoena, the document review and production process will extend into 2007.

        In November 2006, the DOJ made a presentation, for purposes of settlement, concerning billing under the TSA contract. In its presentation, the DOJ contended that Pearson violated the Civil False Claims Act with regard to mapping (the billing of subcontractor and interdivisional labor under the prime contract labor categories). Alternatively, the DOJ stated that, at a minimum, PGS used "obviously improper" labor billing techniques with a number of labor mappings.

        PGS has consulted with internal and external counsel on the matter and believes that there are substantial defenses to the DOJ's allegations. PGS has presented a detailed rebuttal to DOJ and the DHS/IG. PGS and the DOJ have agreed to continue settlement discussions.

        As a result of the ongoing settlement process, management has established the above-referenced reserve of $4,648. However, any final settlement would be speculative at this time.

16.   Business Segment, Customer and Geographic Information

Segment Information

        Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

        The Company reports operating results and financial data in three segments: government group, commercial group and international group. The government group assists civilian, defense and intelligence agencies as well as government-related entities with the design and execution of information and technology strategy, helps develop and maintain their complex, mission-critical systems and delivers a wide range of business process outsourcing solutions. The government group customers are primarily U.S. federal agencies. The commercial group designs and builds workforce solutions that automate and improve the recruitment, assessment, selection and development of an organization's workforce. The international group provides consulting, systems integration and business process outsourcing solutions to both commercial and foreign local and central government customers. The Company places employees in locations around the world in support of all clients.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        The Company evaluates the performance of its operating segments based on operating income. The Company does not measure revenue or operating income by its major service offerings, either for internal management or external financial reporting purposes, as it would be impractical to do so.

        The corporate component represents assets and costs not included in a reporting segment and are primarily comprised of deferred tax assets and unallocated general corporate costs. Summarized financial information concerning the Company's reportable segments is shown in the following tables:

	Year ended December 31,
	2004	2005	2006
Revenue from external customers:
Government group	$347,855	$442,858	$425,650
Commercial group	27,151	35,408	33,658
International group	22,463	46,101	61,624

Total	$397,469	$524,367	$520,932

Operating income:
Government group	$51,232	$36,834	$39,912
Commercial group	(3,050)	3,125	3,119
International group	(799)	1,777	3,640

Subtotal	47,383	41,736	46,671
Corporate	(360)	(322)	(233)

Total	$47,023	$41,414	$46,438

Depreciation and amortization:
Government group	$4,933	$6,622	$7,021
Commercial group	2,101	2,184	2,233
International group	3,000	4,604	5,303

Total	$10,034	$13,410	$14,557

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

	December 31,
	2005	2006
Goodwill:
Government group	$362,584	$369,066
Commercial group	45,518	45,518
International group	28,287	28,287

Total	$436,389	$442,871

Total long-lived assets:
Government group	$381,767	$384,946
Commercial group	49,018	47,668
International group	42,696	41,993

Total	$473,481	$474,607

Total assets:
Government group	$491,604	$481,323
Commercial group	55,382	52,910
International group	58,311	59,595

Subtotal	605,297	593,828
Corporate	3,482	2,948

Total	$608,779	$596,776

Fixed assets:
Government group	$19,033	$15,292
Commercial group	1,740	1,447
International group	14,313	13,566

Total	$35,086	$30,305

Customer Information

        The Company derives the majority of its revenues from departments and agencies of the U.S. Federal Government. U.S. Federal Government revenue accounted for 82%, 78%, and 72% of the Company's revenues for each of the years December 31, 2004, 2005 and 2006, respectively. Customers comprising 10% or more of consolidated revenues for the year ended December 31, 2004, 2005 and 2006 are as follows:

	Year ended December 31,
	2004	2005	2006
Health and Human Services	$120,890	$218,878	$207,047
Department of Education	92,805	95,561	94,632
Department of Defense	45,845	30,654	26,482
Department of Homeland Security	43,585	25,807	41,540

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Geographic Information

        The following tables summarize revenues and long-lived assets, which includes property, plant and equipment, intangible assets, goodwill, deferred taxes and other assets, by the geographic location of the entity that is performing the services:

	Year ended December 31,
	2004	2005	2006
Revenues:
Domestic	$375,006	$478,266	$459,308
International	22,463	46,101	61,624

Total revenues	$397,469	$524,367	$520,932

	2005	2006
Total long-lived assets:
Domestic	$430,785	$432,614
International group	42,696	41,993

Total long-lived assets	$473,481	$474,607

17.   Sale of Pearson Government Solutions Business

        On December 8, 2006, The Veritas Capital Fund III, L.P. ("Veritas Capital"), PGS Holding LLC ("the Buyer Parent") and PGS Holding Corporation ("the Buyer") entered into a stock purchase agreement with Pearson plc whereby "the Buyer" agreed to acquire all of the equity interests of (i) Pearson Government Solutions, Inc., an indirect wholly-owned subsidiary of Pearson plc, and (ii) the domestic and international affiliates of Pearson Government Solutions, Inc. that are engaged in the consulting, systems integration and business process outsourcing business operated by the Pearson Government Solutions operating unit of Pearson plc. These equity interests become the basis of a new entity, Vangent, Inc., upon completion of the Acquisition on February 14, 2007.

        The purchase price for the Acquisition is as follows:

  (i)
  $560,000 in cash (net of a payment in the amount of $10,000 received from Pearson plc);

  (ii)
  $35,000 in Series A preferred stock of the Buyer;

  (iii)
  $5,000 in Series B preferred stock of the Buyer and

  (iv)
  10% of the Class A membership interests of the Buyer Parent.

        The cash portion of the purchase price is subject to increase or decrease post-closing, if the amount of the adjustment exceeds $3,000 (in which case the entire amount of the adjustment will be payable), based upon an increase or decrease in the net assets of the business as of February 14, 2007 as compared to net assets as of September 30, 2006.

        Under the terms of the purchase agreement, Pearson plc will pay to PGS the actuarially determined unfunded liability (net of tax benefits) of the portion of the Pearson plc pension plan

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

applicable to certain employees of the Company as a purchase price adjustment. The payment is currently estimated to be $2,700.

        In addition to the equity investments discussed above, the Acquisition was funded by:

  •
  Class A common equity investments in the Buyer Parent of $155,000 by Veritas Capital and preferred equity investments in the Buyer of $2,000 by Veritas Capital and one or more third party investors;

  •
  9 5/8% Senior subordinated notes of $190,000 maturing on February 15, 2015; and

  •
  Borrowings under a senior secured credit facility, consisting of a $240,000 term loan facility at the interest rate of the three-month LIBOR rate plus 2.25% and $5,000 drawn under a $50,000 revolving credit facility at the interest rate of the three-month LIBOR rate plus 2.50%.

        The acquisition of PGS will be accounted for under Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions ("EITF 88-16"). In accordance with EITF 88-16, the portion of Pearson plc's ("continuing stockholder") basis in the Company represented by their 10% residual interest will be assigned to the assets and liabilities acquired. The remainder of the investment in the assets and liabilities acquired (the 90%) by the Buyer will be recorded at fair value. As a result, the assets and liabilities will be assigned new values, which will be part carryover basis and part fair value basis. The continuing stockholder's residual interest in the Company will be applied to the incremental debt resulting from the Acquisition, and will be accounted for as a deemed dividend and recognized as a reduction of equity. The purchase price and related allocation are subject to adjustment based upon differences between the historical September 30, 2006 financial statements and the financial position at the date of closing. A formal valuation of the assets and liabilities acquired will be performed which may differ from the historical values of various items and the allocation will result in new identifiable intangible assets with any remainder recorded as goodwill.

18.   Condensed Guarantor and Non-Guarantor Financial Information

        In connection with the financing completed in February 2007 with the acquisition of the Company by Veritas Capital discussed in Note 17, the Company issued $190,000 of Senior Subordinated Notes due 2015. These notes were sold to qualified institutional buyers under the provisions of Rule 144A under the Securities Act of 1933, and to non-U.S. persons under the provisions of Regulation S under the Securities Act of 1933. The notes are general obligations of Pearson Government Solutions, Inc. and will be jointly and severally, irrevocably and unconditionally, guaranteed on a senior basis by certain legal entities consisting of Blueprint Technologies, Inc. and Pearson Analytic Solutions, Inc. (the "Guarantors"). Certain legal entities also included in the managed group of entities that represents the Company will not guarantee the notes (the "Non-Guarantors"). These entities include Pearson Canada Solutions, Limited, Soluciones Pearson Mexico, S.A. de C.V., NCS Servicios de Mexico, S.A. de C.V., Pearson Soluciones S.A., NCS Pearson Venezuela, C.A., Pearson Soluciones, Inc. and Pearson Government Solutions, Ltd. All entities are wholly owned by PGS.

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

        The following information presents statement of operations, balance sheet and statement of cash flows data for the Guarantors and Non-Guarantors at December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006.

Statements of operations:

	Year ended December 31, 2004
	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$375,186	$22,283	$397,469
Cost of revenue	276,213	15,899	292,112

Gross profit	98,973	6,384	105,357

General and administrative expenses	35,332	2,451	37,783
Selling and marketing expenses	16,855	2,831	19,686
Intangible amortization	—	865	865

Operating income	46,786	237	47,023
Interest expense	378	56	434
Interest income	(75)	(76)	(151)

Income before income taxes	46,483	257	46,740
Provision for income taxes	17,424	1,115	18,539

Net income (loss)	$29,059	$(858)	$28,201

Statements of operations:

	Year ended December 31, 2005
	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$478,382	$45,985	$524,367
Cost of revenue	394,886	37,513	432,399

Gross profit	83,496	8,472	91,968

General and administrative expenses	30,124	2,517	32,641
Selling and marketing expenses	14,832	3,019	17,851
Intangible amortization	—	62	62

Operating income	38,540	2,874	41,414
Interest expense	788	122	910
Interest income	(53)	(344)	(397)

Income before income taxes	37,805	3,096	40,901
Provision for income taxes	14,585	970	15,555

Net income	$23,220	$2,126	$25,346

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Statements of operations:

	Year ended December 31, 2006
	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$459,401	$61,531	$520,932
Cost of revenue	359,769	50,028	409,797

Gross profit	99,632	11,503	111,135

General and administrative expenses	42,352	3,310	45,662
Selling and marketing expenses	15,545	3,475	19,020
Intangible amortization	15	—	15

Operating income	41,720	4,718	46,438
Interest expense	810	82	892
Interest income	(125)	(134)	(259)

Income before income taxes	41,035	4,770	45,805
Provision for income taxes	15,337	1,853	17,190

Net income	$25,698	$2,917	$28,615

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Condensed balance sheets:

	December 31, 2005
	Issuer and Guarantors	Non- Guarantors	Total
Assets
Current assets
Cash and cash equivalents	$2,617	$3,721	$6,338
Accounts receivable, net	110,682	9,379	120,061
Inventories	534	272	806
Deferred tax asset, current	3,482	—	3,482
Prepaids and other assets	2,446	2,165	4,611

Total current assets	119,761	15,537	135,298
Goodwill	408,102	28,287	436,389
Property and equipment, net	20,803	14,283	35,086
Intangibles, net	1,738	15	1,753
Other assets	171	82	253

Total assets	$550,575	$58,204	$608,779

Liabilities and Owner's Equity
Current liabilities
Accounts payable	$60,592	$5,387	$65,979
Accrued expenses	17,150	4,922	22,072
Advance payments on contracts	14,559	9,862	24,421
Current maturities on long-term leases	1,163	—	1,163

Total current liabilities	93,464	20,171	113,635
Other long-term liabilities	1,882	954	2,836
Deferred tax liability	1,025	—	1,025

Total liabilities	96,371	21,125	117,496
Owner's equity
Accumulated other comprehensive (loss) income	(25,788)	20,858	(4,930)
Pearson intercompany investment in subsidiary	479,992	16,221	496,213

Owner's equity	454,204	37,079	491,283

Total liabilities and owner's equity	$550,575	$58,204	$608,779

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Condensed balance sheets:

	December 31, 2006
	Issuer and Guarantors	Non- Guarantors	Total
Assets
Current assets
Cash and cash equivalents	$8,341	$3,372	$11,713
Accounts receivable, net	90,694	11,763	102,457
Inventories	303	233	536
Deferred tax asset, current	2,948	—	2,948
Prepaids and other assets	2,075	2,440	4,515

Total current assets	104,361	17,808	122,169
Goodwill	414,584	28,287	442,871
Property and equipment, net	16,753	13,552	30,305
Intangibles, net	682	—	682
Other assets	608	141	749

Total assets	$536,988	$59,788	$596,776

Liabilities and Owner's Equity
Current liabilities
Accounts payable	$21,376	$7,601	$28,977
Accrued expenses	17,804	6,263	24,067
Advance payments on contracts	3,988	4,802	8,790
Current maturities on long-term leases	311	—	311

Total current liabilities	43,479	18,666	62,145
Other long-term liabilities	3,703	—	3,703
Deferred tax liability	1,319	525	1,844

Total liabilities	48,501	19,191	67,692

Owner's equity
Accumulated other comprehensive (loss) income	(36,767)	31,265	(5,502)
Pearson intercompany investment in subsidiary	525,254	9,332	534,586

Owner's equity	488,487	40,597	529,084

Total liabilities and owner's equity	$536,988	$59,788	$596,776

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Statements of cash flows:

	Year ended December 31, 2004
	Issuer and Guarantor	Non- Guarantor	Total
Cash flows from operating activities
Net income (loss)	$29,059	$(858)	$28,201
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,034	3,000	10,034
Loss on disposal of property and equipment	209	23	232
Deferred income taxes	(929)	—	(929)
Stock based compensation	828	—	828
Changes in operating assets and liabilities:
Accounts receivable	145,116	372	145,488
Inventories	1,393	47	1,440
Prepaids and other assets	(394)	(376)	(770)
Accounts payable	(6,157)	(38)	(6,195)
Accrued expenses	(8,791)	4,992	(3,799)
Advance payments on contracts	(3,541)	17,280	13,739
Other assets	166	19	185
Other long-term liabilities	679	—	679

Net cash provided by operating activities	164,672	24,461	189,133

Cash flows from investing activities
Capital expenditures for property and equipment	(5,291)	(3,455)	(8,746)
Purchase of intangible assets	(625)	—	(625)

Net cash used in investing activities	(5,916)	(3,455)	(9,371)

Cash flows from financing activities
Capital lease payments	(39)	(466)	(505)
Investment (to) from parent	(158,581)	964	(157,617)

Net cash (used in) provided by financing activities	(158,620)	498	(158,122)

Effect of foreign currency exchange rate changes	—	(18)	(18)

Net increase in cash and cash equivalents	136	21,486	21,622
Cash and cash equivalents, beginning of period	2,622	2,981	5,603

Cash and cash equivalents, end of period	$2,758	$24,467	$27,225

Supplemental disclosure of non-cash investing and financing activities
Acquisition of property and equipment with capital lease	$187	$1,830	$2,017
Intercompany transfers of property and equipment	4,715	—	4,715
Supplemental disclosure of cash flow information
Cash paid for
Interest, net	$(303)	$5	$(298)
Income taxes, net	(18,161)	(1,115)	(19,276)

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Statements of cash flows:

	Year ended December 31, 2005
	Issuer and Guarantor	Non- Guarantor	Total
Cash flows from operating activities
Net income	$23,220	$2,126	$25,346
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	8,806	4,604	13,410
Loss on disposal of property and equipment	7	—	7
Deferred income taxes	1,639	—	1,639
Stock based compensation	686	—	686
Changes in operating assets and liabilities:
Accounts receivable	(36,923)	(5,377)	(42,300)
Inventories	(46)	(56)	(102)
Prepaids and other assets	(1,489)	(1,434)	(2,923)
Accounts payable	38,717	3,964	42,681
Accrued expenses	4,129	(1,357)	2,772
Advance payments on contracts	8,248	(7,690)	558
Other assets	(30)	(82)	(112)
Other long-term liabilities	1,944	—	1,944

Net cash provided by (used in) operating activities	48,908	(5,302)	43,606

Cash flows from investing activities
Capital expenditures for property and equipment	(9,895)	(13,025)	(22,920)

Net cash used in investing activities	(9,895)	(13,025)	(22,920)

Cash flows from financing activities
Capital lease payments	(86)	(1,116)	(1,202)
Investment to parent	(39,068)	(1,380)	(40,448)

Net cash used in financing activities	(39,154)	(2,496)	(41,650)

Effect of foreign currency exchange rate changes	—	77	77

Net decrease in cash and cash equivalents	(141)	(20,746)	(20,887)
Cash and cash equivalents, beginning of period	2,758	24,467	27,225

Cash and cash equivalents, end of period	$2,617	$3,721	$6,338

Supplemental disclosure of non-cash investing and financing activities
Acquisition of property and equipment with capital lease	$300	$766	$1,066
Intercompany transfers of property and equipment	165	—	165
Supplemental disclosure of cash flow information
Cash paid for
Interest, net	$(736)	$179	$(557)
Income taxes, net	(13,293)	(970)	(14,263)

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

Statements of cash flows:

	Year ended December 31, 2006
	Issuer and Guarantor	Non- Guarantor	Total
Cash flows from operating activities
Net income	$25,698	$2,917	$28,615
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,425	5,132	14,557
Loss on disposal of property and equipment	1,062	13	1,075
Deferred income taxes	1,062	525	1,587
Stock based compensation	632	—	632
Changes in operating assets and liabilities:
Accounts receivable	21,354	(2,384)	18,970
Inventories	231	39	270
Prepaids and other assets	513	(275)	238
Accounts payable	(39,276)	2,214	(37,062)
Accrued expenses	(542)	1,341	799
Advance payments on contracts	(10,572)	(5,060)	(15,632)
Other assets	(438)	(58)	(496)
Other long-term liabilities	825	—	825

Net cash provided by operating activities	9,974	4,404	14,378

Cash flows from investing activities
Acquisition of a business	(8,092)	—	(8,092)
Capital expenditures for property and equipment	(4,731)	(3,062)	(7,793)

Net cash used in investing activities	(12,823)	(3,062)	(15,885)

Cash flows from financing activities
Excess tax benefits from stock based compensation	322	—	322
Capital lease payments	(314)	(917)	(1,231)
Investment from parent	8,603	1,416	10,019

Net cash used in financing activities	8,611	499	9,110

Effect of foreign currency exchange rate changes	(38)	(2,190)	(2,228)

Net increase (decrease) in cash and cash equivalents	5,724	(349)	5,375
Cash and cash equivalents, beginning of period	2,617	3,721	6,338

Cash and cash equivalents, end of period	$8,341	$3,372	$11,713

Supplemental disclosure of non-cash investing and financing activities
Acquisition of property and equipment with capital lease	$460	$—	$460
Intercompany transfers of property and equipment	(18)	—	(18)
Supplemental disclosure of cash flow information
Cash paid for
Interest, net	$(580)	$(140)	$(720)
Income taxes, net	(13,832)	(1,303)	(15,135)

Pearson Government Solutions Business
(a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.)

Notes to the Financial Statements
(in thousands, except per share amounts)

19.    Subsequent Events

University of California CASA Contract

        In August 2006, PGS received a notice of Termination for Default ("TFD") for its contract with the University of California ("UC"). The contract was for the development of a Centralized Admissions and Scholarships Application ("CASA") System. Under this contract, PGS was to develop a web-based application and scholarship system to be deployed in the summer of 2006 and provide managed services and software modifications through June 2010. UC alleged the system was late and incomplete.

        In February 2007, the Company entered into a contract modification where terms were altered and the TFD was rescinded by UC. Major changes to the terms and conditions include adding one year to the software development delivery date, deferral of certain payments into 2009 and 2010, extension of the services through June 2012 and a reduction in the pricing for system development.

        Accordingly, the Company has recognized a loss for the software development portion of the contract in the amount of $1,557 for the year ended December 31, 2006.

Vangent, Inc.
Contents to Interim Financial Statements

Page(s)
Consolidated Balance Sheets as of December 31, 2006 and June 30, 2007	F-40

Condensed Consolidated Statements of Operations for the three and six months ended July 1, 2006, the Predecessor Period January 1, 2007 to February 14, 2007, and the Successor Period February 15, 2007 to June 30, 2007	F-41

Consolidated Statements of Owner's/Stockholder's Equity and Comprehensive Income (Loss) for the six months ended July 1, 2006, the Predecessor Period January 1, 2007 to February 14, 2007, and the Successor Period February 15, 2007 to June 30, 2007	F-42

Condensed Consolidated Statements of Cash Flows for the six months ended July 1, 2006, the Predecessor Period January 1, 2007 to February 14, 2007, and the Successor Period February 15, 2007 to June 30, 2007	F-43
Notes to the Consolidated Financial Statements	F-44 – F-67

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Consolidated Balance Sheets
(in thousands, except per share and share amounts)
(unaudited)

	Predecessor Entity	Successor Entity
	December 31, 2006	June 30, 2007
Assets
Current assets
Cash and cash equivalents	$11,713	$25,001
Accounts receivable, net	102,457	113,045
Inventories	536	790
Deferred loan fees	—	2,275
Deferred tax asset	2,948	—
Prepaids and other assets	4,515	11,103

Total current assets	122,169	152,214
Goodwill	442,871	298,293
Property and equipment, net	30,305	29,102
Intangible assets, net	682	208,501
Deferred loan fees	—	10,996
Other assets	749	1,288

Total assets	$596,776	$700,394

Liabilities and Owner's/Stockholder's Equity
Current liabilities
Current portion of long-term debt and revolving credit facility	$—	$2,400
Accounts payable	28,977	38,003
Accrued expenses	24,067	28,058
Accrued interest	—	9,221
Advance payments on contracts	8,790	5,556
Current maturities on long-term leases	311	287

Total current liabilities	62,145	83,525
Long-term debt, net of current portion	—	427,000
Other long-term liabilities	3,703	1,610
Deferred tax liability	1,844	2,858

Total liabilities	67,692	514,993

Commitments and contingencies (Note 7)
Owner's/stockholder's equity
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding at June 30, 2007	—	—
Additional paid-in capital	—	203,466
Pearson intercompany investment in subsidiary	534,586	—
Accumulated deficit	—	(18,649)
Accumulated other comprehensive (loss) income	(5,502)	584

Owner's/stockholder's equity	529,084	185,401

Total liabilities and owner's/stockholder's equity	$596,776	$700,394

The accompanying notes are an integral part of these consolidated financial statements.

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	Predecessor Entity	Successor Entity	Predecessor Entity		Successor Entity
	Three Months Ended July 1, 2006	Three Months Ended June 30, 2007	Six Months Ended July 1, 2006	Period January 1, 2007 to February 14, 2007	Period February 15, 2007 to June 30, 2007
Revenue	$136,579	$121,584	$286,166	$58,833	$174,046
Cost of revenue	105,816	102,712	233,318	48,187	150,113

Gross profit	30,763	18,872	52,848	10,646	23,933
General and administrative expenses	10,249	12,944	19,027	9,383	18,438
Selling and marketing expenses	5,328	4,544	10,057	1,940	6,849
Intangible amortization	4	—	8	—

Operating income (loss)	15,182	1,384	23,756	(677)	(1,354)
Interest expense (income), net	2	9,594	225	(10)	14,359

Income (loss) before income taxes	15,180	(8,210)	23,531	(667)	(15,713)
Provision (benefit) for income taxes	5,697	1,984	8,831	(292)	2,936

Net income (loss)	$9,483	$(10,194)	$14,700	$(375)	$(18,649)

The accompanying notes are an integral part of these consolidated financial statements.

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Consolidated Statements of Owner's/Stockholder's Equity and Comprehensive Income (Loss)
(in thousands, except share amounts)
(unaudited)

				Accumulated Other Compre- hensive (Loss) Income
					Pearson Inter- company Investment in Subsidiary
	Common Stock						Total Owner's/ Stock- holder's Equity	Compre- hensive Income (Loss)
			Additional Paid-in Capital			Accumulated Deficit
	Shares	Amount
(Predecessor Entity)
Balance December 31, 2005	—	$—	$—	$(4,930)	$496,213	$—	$491,283	$—
Net income	—	—	—	—	14,700	—	14,700	14,700
Pearson equity transfers and investment	—	—	—	—	301	—	301	301
Foreign currency translation adjustment	—	—	—	(1,072)	—	—	(1,072)	(1,072)

Balance July 1, 2006	—	$—	$—	$(6,002)	$511,214	$—	$505,212	$13,929

Balance December 31, 2006	—	$—	$—	$(5,502)	$534,586	$—	$529,084	$—
Net loss	—	—	—	—	(375)	—	(375)	(375)
Pearson equity transfers and investment	—	—	—	—	13,310	—	13,310	—
Foreign currency translation adjustment	—	—	—	(166)	—	—	(166)	(166)

Balance February 14, 2007	—	$—	$—	$(5,668)	$547,521	$—	$541,853	$(541)

(Successor Entity)
Balance February 15, 2007	—	$—	$—	$—	$—	$—	$—	$—
Net loss						(18,649)	(18,649)	(18,649)
Issuance of common stock	1,000	—	203,466	—	—	—	203,466	—
Effect of hedging activities, net of tax effects	—	—	—	195	—	—	195	195
Foreign currency translation adjustment	—	—	—	389	—	—	389	389

Balance June 30, 2007	1,000	$—	$203,466	$584	$—	$(18,649)	$185,401	$(18,065)

The accompanying notes are an integral part of these consolidated financial statements.

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Predecessor Entity		Successor Entity
	Six Months Ended July 1, 2006	Period January 1, 2007 to February 14, 2007	Period February 15, 2007 to June 30, 2007
Cash flows from operating activities
Net income (loss)	$14,700	$(375)	$(18,649)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	7,507	2,369	13,353
Stock based compensation	354	1,477	—
Loss on disposal of property and equipment	1,073	7	—
Deferred income taxes	1,487	(19)	2,337
Changes in operating assets and liabilities, net of effect of acquisition
Accounts receivable	35,596	(16,445)	5,857
Inventories	26	20	(274)
Prepaids and other assets	(611)	323	(7,527)
Accounts payable	(31,253)	(4,508)	13,534
Accrued expenses and accrued interest	(6,055)	(664)	15,648
Advance payments on contracts	(7,918)	(1,206)	(2,028)
Other long-term liabilities	769	125	906

Net cash provided by (used in) operating activities	15,675	(18,896)	23,157

Cash flows from investing activities
Acquisition of a business, net of cash acquired	(8,067)	—	(629,219)
Capital expenditures for property and equipment	(5,040)	(3,727)	(2,082)

Net cash used in investing activities	(13,107)	(3,727)	(631,301)

Cash flows from financing activities
Capital lease payments	(481)	(39)	(110)
Investment from parent	301	13,310	—
Proceeds from issuance of common stock	—	—	203,466
Proceeds from issuance of long-term debt and revolving credit facility	—	—	460,000
Repayment of long-term debt and revolving credit facility	—	—	(30,600)

Net cash (used in) provided by financing activities	(180)	13,271	632,756

Effect of foreign currency exchange rate changes	(1,072)	(166)	389

Net increase (decrease) in cash and cash equivalents	1,316	(9,518)	25,001
Cash and cash equivalents, beginning of period	6,338	11,713	—

Cash and cash equivalents, end of period	$7,654	$2,195	$25,001

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

1.     Organization and Basis of Presentation

Basis of Presentation

        On February 14, 2007, The Veritas Capital Fund III, L.P., PGS Holding LLC ("the Buyer Parent") (currently Vangent Holding LLC) and PGS Holding Corporation ("the Buyer") (currently Vangent Holding Corporation) consummated a stock purchase agreement with Pearson plc ("Pearson") and certain other seller entities under which the buyer agreed to acquire all of the equity interests of (i) Pearson Government Solutions, Inc., an indirect wholly-owned subsidiary of Pearson, and (ii) the domestic and international affiliates of Pearson Government Solutions, Inc. that are engaged in the consulting, systems integration and business process outsourcing business operated by the "Pearson Government Solutions" operating unit of Pearson and the other seller entities.

        The accompanying consolidated financial statements after the date of acquisition, February 14, 2007, reflect the financial statements of Vangent, Inc. ("Successor Entity"), formerly known as Pearson Government Solutions Business ("Vangent" or "the Company"). Vangent's subsidiaries include the following legal entities: Blueprint Technologies, Inc., Pearson Analytic Solutions, Inc., Vangent Canada, Limited, Vangent Mexico, S.A. de C.V., Vangent Servicios de Mexico, S.A. de C.V., Vangent Argentina, S.A., Vangent Venezuela, C.A., Vangent Puerto Rico, Inc. and Vangent, Ltd.

        Prior to the date of acquisition, the carve-out financial statements of the acquired companies ("Predecessor Entity") include the managed group of entities under Pearson known as Pearson Government Solutions Business ("PGS"). PGS included the following legal entities: Pearson Government Solutions, Inc., Blueprint Technologies, Inc., Pearson Analytic Solutions, Inc., Pearson Canada Solutions, Limited, Soluciones Pearson Mexico, S.A. de C.V., NCS Servicios de Mexico, S.A. de C.V., Pearson Soluciones S.A., NCS Pearson Venezuela, C.A., Pearson Soluciones, Inc. and Pearson Government Solutions, Ltd. PGS also contained certain assets of NCS Pearson Inc., a wholly-owned subsidiary of Pearson representing the Pearson Performance Solutions group and the PGS International Headquarters group. The predecessor financial statements were prepared from Pearson historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations, and cash flows applicable to the business. No direct ownership relationship existed amongst all the operations comprising PGS prior to the date of acquisition. Accordingly, owner's equity was presented for the Predecessor Entity in lieu of stockholder's equity.

        The unaudited consolidated financial statements presented for the three months and six months ended July 1, 2006 and for the period January 1, 2007 to February 14, 2007 represent the Predecessor Entity. The unaudited consolidated financial statements presented for the period February 15, 2007 to June 30, 2007 represent the Successor Entity. As a result of the application of purchase accounting (Note 2), the financial statements of the Predecessor Entity are not comparable with the financial statements of the Successor Entity, because they are, in effect, those of a new entity.

        These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated financial statements include all normal and recurring adjustments that management considers necessary to present fairly the financial position as of June 30, 2007 (Successor Entity) and the results of operations for the three months ended July 1, 2006

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

(Predecessor Entity) and June 30, 2007 (Successor Entity), the six months ended July 1, 2006 (Predecessor Entity), the period January 1, 2007 to February 14, 2007 (Predecessor Entity) and the period February 15, 2007 to June 30, 2007 (Successor Entity). The consolidated financial statements also include the cash flows for the six months ended July 1, 2006 (Predecessor Entity), the period January 1, 2007 to February 14, 2007 (Predecessor Entity) and the period February 15, 2007 to June 30, 2007 (Successor Entity).

Nature of Operations

        Vangent serves clients in the U.S. Federal Government, international governments, higher education, and the commercial human resource management sector. The Company's primary focus is within U.S. and international governmental agencies which utilize third-party providers to design, build and operate technologically advanced systems. The organizational structure focuses on defense, intelligence, homeland security and public health care sectors of the government market, as well as civilian agencies. As a percentage of total revenue, two customers represented 46.4% and 17.2% for the three months ended June 30, 2007, 41.8% and 19.1% for the three months ended June 30, 2006, 40.9% and 19.7% for the six months ended June 30, 2007, and 45.4% and 17.1% for the six months ended June 30, 2006. No other customer represented more than 10% of total revenue in any period presented.

2.     Vangent Acquisition Transactions ("The Acquisition")

        On February 14, 2007, The Veritas Capital Fund III, L.P. ("Veritas Capital") and the Buyer consummated a stock purchase agreement with Pearson and certain other seller entities under which the Buyer agreed to acquire all of the equity interests of (i) Pearson Government Solutions, Inc. and (ii) the domestic and international affiliates of Pearson Government Solutions, Inc. The purchase price for the Acquisition was as follows: (i) $560.0 million in cash; (ii) $35.0 million in Series A preferred stock of the Buyer; (iii) $5.0 million in Series B preferred stock of the Buyer and (iv) 10% of the Class A membership interests of the Buyer Parent. The cash portion of the purchase was increased post-closing by $50,000, based upon an increase in the net assets of the business at closing as compared to net assets as of September 30, 2006.

        In addition to the investments discussed above, the Acquisition was funded by:

  •
  Class A common equity investments in the Buyer Parent of $155,000 by Veritas Capital and Series B preferred stock in the Buyer of $2,000 by a third party investor;

  •
  9 5/8% senior subordinated notes of $190,000 maturing on February 15, 2015; and

  •
  Borrowings under a senior secured credit facility, consisting of a $240,000 term loan facility at the interest rate of the three-month LIBOR rate plus 2.25% and $5,000 drawn under a $50,000 revolving credit facility at an interest rate of the three-month LIBOR rate plus 2.50%.

        Under the terms of the purchase agreement, Pearson plc will pay to Vangent the actuarially determined unfunded liability (net of tax benefits) of the portion of the Pearson plc pension plan applicable to certain employees of the Company (Note 6).

        The Acquisition was accounted for under Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions ("EITF 88-16"). In accordance with EITF 88-16, the portion of Pearson plc's ("continuing stockholder") basis in the Company represented by their 10% residual interest was

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

assigned to the assets and liabilities acquired. The remainder of the investment in the assets and liabilities acquired (the 90%) by the Buyer was recorded at fair value. As a result, the assets and liabilities have been assigned new values, which include part carryover basis and part fair value basis. The continuing stockholder's residual interest in the Company was applied to the incremental debt resulting from the Acquisition, and was accounted for as a deemed dividend and recognized as a reduction of equity. A third-party valuation of the assets and liabilities acquired was performed on identified intangible assets and the newly issued Series A and Series B preferred stock and the allocation resulted in new identifiable intangible assets. Additional purchase accounting adjustments were made in accordance with SFAS No. 141, Business Combinations, and related guidance. The excess of the purchase price over assets acquired and liabilities assumed was allocated to goodwill of the acquired Company. The purchase price allocation is as follows:

Purchase Consideration:
Cash paid to Pearson	$560,000
Common stock of Buyer Parent issued to Pearson	54,185
Less deemed dividend	(47,697)
Series A preferred stock of Buyer issued to Pearson	35,020
Series B preferred stock of Buyer issued to Pearson	4,958
Transaction costs	32,000

Total purchase consideration	$638,466

Allocation of Purchase Consideration:
Cash	$2,195
Accounts receivable	118,902
Property and equipment	31,007
Deferred financing costs	14,013
Other current and non-current assets	8,282
Identifiable intangible assets	216,406
Goodwill	298,293
Less: liabilities assumed	(57,684)

Net assets acquired	631,414
Additional cash received from Buyer	7,052

Total net assets	$638,466

        Identifiable intangible assets were valued by an independent appraiser as of the acquisition date. In accordance with EITF 88-16, the 10% residual value of historical intangible assets was retained and

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

90% of the appraised value of identifiable intangible assets was recorded at fair value as shown in the table below:

	Amount	Weighted Average Life (In years)
Customer relationships	$204,570	10.8
Intellectual property	11,178	Indefinite
Core and developed technology	603	4
Other intangible assets	55	0.5

Total	$216,406

        Amortization of the intangible assets shown above is included in cost of revenue in the condensed consolidated statements of operations.

        The following unaudited pro forma results of operations of Vangent, Inc. assume that the Acquisition took place on January 1, 2006 and 2007 for the periods presented:

	Three months ended July 1, 2006	Three months ended June 30, 2007	Six months ended July 1, 2006	Six months ended June 30, 2007
Revenue	$136,579	$121,584	$286,166	$232,879
Net loss	(1,834)	(10,194)	(10,468)	(27,769)

        The unaudited pro forma results of operations are being furnished solely for informational purposes and are not intended to represent or be indicative of the consolidated results of operations that the Company would have reported had these transactions been completed as of the dates and for the periods presented, nor are they necessarily indicative of future results.

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

3.     Long-Term Debt and Revolving Credit Facility

        The long term debt and revolving credit facility consisted of the following:

	Predecessor Entity	Successor Entity
	As of December 31, 2006	As of June 30, 2007
Senior secured credit facilities:
Revolving credit facility, with interest at 9.75% at June 30, 2007	$—	$—
Term loan due 2013 with interest at 7.61% at June 30, 2007	—	239,400
Fixed rate notes:
9.625% Notes due February 15, 2015	—	190,000
Capital lease obligations	566	416

Total long-term debt and revolving credit facility	566	429,816
Less: current portion of capital lease obligation	(311)	(287)
Less: current portion of long-term debt and revolving credit facility	—	(2,400)

Total long-term debt, excluding current portion	$255	$427,129

        The long-term portion of capital lease obligations of $255 and $129 is included in other long-term liabilities in the consolidated balance sheets at December 31, 2006 and June 30, 2007, respectively.

        Aggregate future principal maturities of all debt as of June 30, 2007 are as follows:

2007	$1,360
2008	2,576
2009	2,480
2010	2,400
2011	2,400
Thereafter	418,600

$429,816

        The senior secured credit facilities and fixed rate notes were collateralized as part of the Acquisition (Note 2).

4.     Interest Rate Swap

        On February 25, 2007, the Company entered into a three-year interest rate swap agreement with Wachovia Bank, N.A. ("Wachovia") to eliminate the variability of probable cash flows due to fluctuations in LIBOR interest rates on a notional amount of $140,000 of the credit facility. The notional amount will amortize down to $120,000 on February 25, 2008 and $110,000 on February 25, 2009 until expiration on February 25, 2010. Under the terms of the swap agreement, the Company exchanged its floating LIBOR interest rate on the credit facility for a fixed interest rate of 5.215% for a period of three years.

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

        The counterparty to this agreement is a highly rated financial institution. In the unlikely event that the counterparty fails to meet the terms of the interest rate swap agreement, the Company's exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparty.

        In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), the Company documented its risk management objective and nature of the risk being hedged and designated the interest rate swap as a cash flow hedge at the inception of the agreement. In accordance with SFAS 133, derivatives that have been designated and qualify as cash flow hedging instruments are reported at fair value with any gain or loss on the effective portion of the hedge reported as a component of other comprehensive income in the Company's consolidated statement of owner's/stockholder's equity. Any ineffective gain or loss is recognized currently in earnings.

        Pursuant to SFAS 133, we are required to perform a quarterly analysis of the effectiveness of the hedge. Based on the results of the effectiveness analysis performed at June 30, 2007, the Company concluded that the hedging relationship was highly effective due to the consistency of critical terms of the interest rate swap and related credit facility. As such, we reported the interest rate swap at its fair value in the consolidated balance sheet and the corresponding unrealized gain of $195 in accumulated other comprehensive income in the consolidated statement of owner's/stockholder's equity at June 30, 2007.

        The Company's use of derivative financial instruments is limited to this interest rate swap, the purpose of which is to hedge the cash flows of variable rate indebtedness. The Company does not hold or issue derivative financial instruments for speculative purposes.

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

5.     Stock-Based Compensation

        For the six months ended July 1, 2006, the Predecessor Entity recorded stock-based compensation expense of $354 in accordance with SFAS 123R. For the period from January 1, 2007 to February 14, 2007 all 213 outstanding stock options were vested in full and, accordingly, the Predecessor Entity recorded stock-based compensation expense of $1,477 in accordance with SFAS 123R. There were no option grants by Pearson during the period January 1, 2007 to February 14, 2007. After the date of acquisition and through June 30, 2007, the Successor Entity granted no employee stock options.

        Pearson operated the following equity-settled employee option and performance plans until the date of acquisition, February 14, 2007, at which point all such equity based plans ceased to exist and all outstanding options became fully vested. Vangent did not replace any of these share based plans subsequent to the Acquisition.

  •
  Profit Sharing Plan—Pearson operated a profit sharing plan for all employees, the payment of which was at the discretion of the Pearson Board of Directors and could be made in cash or Pearson shares.

  •
  Save for Shares Plans—Pearson operated a Worldwide Save for Shares Plan and a Save-As-You-Earn plan for UK employees. Under these plans, employees could save a portion of their monthly salary over periods of three, five or seven years.

  •
  Employee Stock Purchase Plan—Pearson operated an Employee Stock Purchase Plan which allowed all employees in the United States to save a portion of their monthly salary over six month periods.

  •
  Long-Term Incentive Plan—This plan was introduced in 2001 and consisted of share options and/or restricted shares, which vested dependent on the following market and non-market performance criteria: relative shareholder return, return on invested capital and a combination of earnings per share and sales growth. The award was split equally across all three measures.

  •
  Annual Bonus Share Matching Plan—This plan permitted executive directors and senior executives of Pearson to invest up to 50% of any after tax annual bonus in Pearson shares. If these shares were held and Pearson met an earnings per share growth target, Pearson would match them on a gross basis of up to one share for each share held after three years and another one for every two shares originally held after five years.

        On June 26, 2007, certain members of management of the Company and certain outside directors of Vangent Holding Corp. were granted Class B membership interests in Vangent Holding LLC, the majority shareholder of Vangent Holding Corp. which in turns owns all of the Company's common stock. Vangent Holding LLC conducts no operations and was established solely for the purpose of holding equity in the Company. At June 30, 2007, the aggregate individual grants of Class B membership interests represented approximately 5.1% of the profit interests in Vangent Holding LLC. The Class B membership interests are subject to a vesting schedule which vests 20% on each February 14 until February 14, 2012, when such ownership becomes fully vested, or on each anniversary of the date on which a Class B member became a full-time employee or outside director after February 14, 2007 until fully vested. The unvested portion of Class B membership interests reverts to the holders of Class A interests in the event they are forfeited or reduced in accordance with the terms of the operating agreement governing Vangent Holding LLC. Class B membership interests are granted

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

with no exercise price or expiration date. Pursuant to the terms of the operating agreement governing Vangent Holding LLC, the holders of Class B membership interests are entitled to receive their respective proportional interest of all distributions made by Vangent Holding LLC provided the holders of the Class A membership interests have received an 8% per annum internal rate of return on their invested capital. Additionally, Vangent Holding LLC's operating agreement limits Class B membership interests to 7.5% in the aggregate.

        The grant-date fair value of the interest at June 30, 2007 was $5,708 based upon the value of the membership interests of Vangent Holding LLC which included a 35% discount for lack of liquidity. The value was determined based upon the amount paid for 90% of the Class A membership interests of Vangent Holding LLC by Veritas Capital on February 14, 2007.

        In accordance with SFAS No. 123R, the Company records compensation expense based on the grant-date fair value on a straight-line basis over the vesting period for each separate vesting portion of the awards. For the three months and six months ended June 30, 2007, the non-cash compensation expense was insignificant.

        Assuming each Class B membership interest grant outstanding as of June 30, 2007 vests fully, the Company will recognize additional non-cash compensation expense as follows:

2007	$921
2008	1,219
2009	1,142
2010	1,142
2011	1,142
2012	142

Total	$5,708

6.     Retirement Plans

  Pension Plan

        Following the completion of the Acquisition, the Company assumed the responsibility for the portion of certain Pearson defined benefit and defined contribution pension plans applicable to 75 employees of the Company in the United Kingdom ("UK").

        Vangent was required to exit these Plans on the date of the Acquisition and was required to establish new plans that were equivalent to the prior plans in order to comply with the terms of the Sale and Purchase Agreement. After the Acquisition, a successor Vangent Defined Benefit Plan and a successor Vangent Defined Contribution Plan were created for these employees. Thirty-seven UK employees elected to participate in the Vangent Defined Benefit Plan, which is similar to the prior plan held by Pearson. Thirty-eight UK employees elected to participate in the Vangent Defined Contribution Plan, which will provide benefits substantially similar to their benefits in the prior defined benefit plan.

        Pearson had an unfunded balance in the defined benefit plan as of the Acquisition and is required, under the Sale and Purchase Agreement, to pay Vangent the actuarially determined unfunded liability, net of any tax benefits that Vangent Holding Inc. receives from the deduction. Vangent has not yet received the transfer of unfunded liabilities from Pearson as the actuarial valuation is still in process.

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

        Under the Vangent Defined Benefit Plan plan, employees will receive a defined benefit upon retirement. Each employee in the plan contributes a determined percentage of their salary and the Company is responsible for ensuring that the plan is fully funded. There are additional benefits in case of death through a spousal pension benefit or due to disability through early retirement benefits associated with such disability.

        Contributions to the Vangent Defined Benefit Plan and the Vangent Defined Contribution Plan during the Successor period from February 15 to June 30, 2007 were $86 and $157, respectively.

  Retirement Savings Plans

        Pearson charged the Predecessor Entity for the costs of retirement savings plans through an allocation based on labor costs. Estimated charges included in operations for the three months ended April 1, 2006 six months ended July 1, 2006 and the period from January 1, 2007 to February 14, 2007 were $1,691, $3,382 and $478, respectively. The following is a brief description of each of the plans:

  401(k) Plan

        In the United States, Pearson maintained a defined contribution plan under Section 401(k) of the Internal Revenue Code until the Acquisition. At the acquisition date, Vangent initiated the Vangent 401(k) Retirement Plan, rolled over existing balances and provided similar benefits as the predecessor plan.

  Supplemental Deferred Compensation Plan

        Pearson operated a non-qualified Supplemental Deferred Compensation Plan whereby employees earning $90 or above could voluntarily defer up to 70% of their base cash compensation and up to 80% of their cash bonus compensation. The compensation deferrals were contributed to the Supplemental Deferred Compensation Plan, and were not subject to income taxes until distributed to the participant. Vangent employees were no longer eligible to participate in this plan after the Acquisition and Vangent did not replace the plan.

  Other Plans

        In the United Kingdom, Canada, Argentina, Mexico, and Venezuela, employees had access to other Pearson plans or self-managed local benefit plans depending on the country of employment and the local employment laws. To the extent feasible, Vangent replaced the existing benefit plans with similar plans managed by Vangent.

7.     Commitments and Contingencies

        Various lawsuits and claims and contingent liabilities arise in the ordinary course of the Company's business. The ultimate disposition of certain of these contingencies is not determinable at this time. The Company's management believes there are no current outstanding matters that will materially affect the Company's financial position or results of operations.

8.     TSA Reserve

        On February 29, 2002, the Transportation Security Administration ("TSA") awarded the Company a contract to assess and recruit passenger screeners for airports by November 19, 2002, the date

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

mandated by Congress. The contract expired on December 31, 2002 and the Company was not awarded the subsequent contract. During the term of the agreement the contract was modified multiple times and the contract value increased from an original bid of approximately $100,000 to $742,000. This amount was eventually fully funded by TSA. As of December 31, 2002, the Company had earned the maximum allowed under the core contract funding level of $731,000 together with an additional $11,000 in connection with the pilot program. The pilot program contract ended in 2003.

        The Department of Homeland Security Inspector General ("DHS/IG") is investigating the contract in conjunction with the U.S. Department of Justice ("DOJ"). The DOJ's stated purpose is to determine whether PGS or its subcontractors violated the Civil False Claims Act. The Sale and Purchase Agreement provides that Pearson will indemnify Vangent, the Buyer and its other affiliates without regard to any time limitation for 50% of any losses incurred in connection with the investigation up to the aggregate amount of $20,000 and for 100% of any losses in excess of $20,000.

        Vangent has established a reserve of $5,648 representing an estimate of the liability due to the TSA and also has recorded a receivable from Pearson for $2,824 representing 50% of expected losses in accordance with the Sale and Purchase Agreement. There are continuing discussions between the parties with regard to settlement. However, any final settlement amount would be speculative at this time.

9.     Income Taxes

        Prior to the Acquisition, PGS' U.S. entities ("U.S. Entities") were members of Pearson's consolidated tax group. As such, the operating results of the U.S. Entities have been included in Pearson's consolidated U.S. federal and state income tax returns for such periods. The provision for income taxes for the periods prior to the Acquisition has been determined on a separate return basis.

        The U.S. Entities were subject to a tax sharing agreement with Pearson. In general, this agreement requires each of the U.S. Entities to annually reimburse its share of the consolidated tax group's income tax liabilities. Conversely, each of the U.S. Entities was reimbursed to the extent it provided income tax benefits as a result of its losses included in the U.S. consolidated tax group. The tax sharing agreement was terminated prior to the Acquisition, and the U.S. Entities will not be affected by the tax sharing agreement post-Acquisition.

        In connection with the Acquisition, one of the U.S. Entities made an election under section 338(h)(10) of the Internal Revenue Code, which for tax purposes will generally allow the entity to "step-up" its assets to fair market value, including amortizable assets such as identified intangible assets and goodwill.

        The Acquisition significantly adjusted the balances of certain assets and liabilities, from both a financial reporting and tax perspective. As such, the income tax accounting for post-Acquisition periods may differ significantly when compared to pre-Acquisition periods.

        In determining our quarterly provision for income taxes, we use an estimated annual effective tax rate which is based on our expected annual income, statutory tax rates, and tax planning opportunities available to us in the various jurisdictions in which we operate. The Company's effective tax rate differs from the U.S. statutory rate primarily due to state and local taxes and differing statutory tax rates applied to the income of non-U.S. subsidiaries.

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

        The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48") on January 1, 2007 while part of Pearson. The adoption of FIN 48 did not have a material effect on the results of operations or financial position of the Company. The Company recognizes interest and penalties, if any, as part of provision for income taxes. The Company currently has no open tax related audits of its federal, state or local tax years.

        Post-Acquisition, the Company will be indemnified and not held liable for tax liabilities, if any, relating to pre-Acquisition periods.

        The Company had historical deferred tax assets, prior to the Acquisition, of $1,104. Through purchase accounting, the Company recorded additional deferred tax assets of $10,073 and a full valuation allowance of $11,177.

        The Company is required to assess its deferred tax assets and the need for a valuation allowance. This assessment requires judgment on the part of management with respect to benefits that may be realized. The Company has concluded, based upon available evidence, it is more likely than not that the U.S. federal, state, and local deferred tax assets at June 30, 2007 will not be realizable. Therefore, a valuation allowance has been provided against U.S. deferred tax assets. If this valuation allowance is subsequently reduced, a portion of such reduction will be recorded as an adjustment to goodwill acquired in the Acquisition. If there is no remaining goodwill, it will be recorded as a reduction to intangible assets acquired and finally through income tax expense.

        The Company does not provide income taxes on undistributed earnings from its non-U.S. subsidiaries because such earnings are reinvested and in the opinion of management, will continue to be reinvested indefinitely.

10.   Related Party Transactions

        The accompanying historical financial statements include the accounts of Vangent after elimination of intercompany accounts and transactions.

        Included in interest expense is $390 for intercompany interest for the six months ended July 1, 2006 which is due to interest charged by Pearson for guaranteeing the Company's leases and performance bonds. The intercompany balances included in the historical financial statements agree to the Vangent historical accounting records.

        An annual management fee of $1,000 is payable to Veritas Capital. This management fee is paid in quarterly installments and is for general business management, financial, strategic and consulting services. The amount of the management fee is comparable to the fees charged by third parties when performing similar services. Included in goodwill is a one-time transaction fee of $10,000 paid to Veritas Capital at the closing of the Acquisition. This fee was paid as consideration in connection with planning, structuring and consummating the Acquisition.

        As described in Notes 5 and 6, employees working for Vangent participated in various Pearson pension, health care, defined contribution and other benefit plans during the predecessor period.

        In anticipation of the sale, Vangent negotiated a Transition Services Agreement dated February 9, 2007 for Pearson to continue to provide the IT related services, human resources services and other services as previously described above. These services are invoiced to Vangent on a monthly basis and Vangent pays Pearson as a vendor within the normal accounts payable process. Within the first twelve

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

months of operations, Vangent will phase out its use of these services as it negotiates replacement services with its own vendors.

        Costs allocated for such support services were as follows:

			Predecessor Entity		Successor Entity
	Predecessor Entity	Successor Entity
				Period January 1 to February 14, 2007	Period February 15 to June 30, 2007
	Three months ended July 1, 2006	Three months ended June 30, 2007	Six months ended July 1, 2006
Cost of revenue	$7,054	$4,873	$15,062	$3,140	$7,117
Other operating expenses	43	607	84	140	875

Total cost and expenses allocated	$7,097	$5,480	$15,146	$3,280	$7,992

11.   Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The effect, if any, of adopting SFAS No. 157 on the Company's financial position and results of operations has not been finalized.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Benefit Obligations, an amendment of FASB Statements No. 87, 88, 106, and 132R ("SFAS No. 158") The standard requires companies to recognize in their balance sheets any over or under-funded benefit obligation of each defined benefit pension and other postretirement plan. The resulting balance sheet adjustment is offset by a corresponding adjustment to other comprehensive income, net of deferred tax effects. This change would apply to the Company's financial statements for the year ended December 31, 2007. The Company adopted this standard effective the date it adopted the Vangent Defined Benefit Plan. The effect of this adoption is pending the completion of an initial actuarial valuation for employees transferred to Vangent from Pearson (Note 6). Management does not believe it will have a material effect on the Company's financial position or results of operation.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The effect, if any, of adopting SFAS No. 159 on the Company's financial position and results of operations has not been finalized.

12.   Business Segment, Customer and Geographic Information

  Segment Information

        Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance.

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

        The Company reports operating results and financial data in three segments: Government group, Commercial group and International group. The Government group assists civilian, defense and intelligence agencies, as well as, government-related entities with the design and execution of information and technology strategy, helps develop and maintain their complex, mission-critical systems and delivers a wide range of business process outsourcing solutions. The Government group customers are primarily U.S. federal agencies. The Commercial group designs and builds workforce solutions that automate and improve the recruitment, assessment, selection and development of an organization's workforce. The International group provides consulting, systems integration and business process outsourcing solutions to both commercial and foreign local and central government customers. The Company places employees in locations around the world in support of its clients.

        The Company evaluates the performance of its operating segments based on operating income. The Company does not measure revenue or operating income by its major service offerings, either for internal management or external financial reporting purposes, as it would be impractical to do so.

        The Corporate component represents assets and costs not included in a reporting segment and are primarily comprised of deferred tax assets and unallocated general corporate costs. Summarized financial information concerning the Company's reportable segments is shown in the following tables:

			Predecessor Entity		Successor Entity
	Predecessor Entity	Successor Entity
				Period January 1 to February 14, 2007	Period February 15 to June 30, 2007
	Three months ended July 1, 2006	Three months ended June 30, 2007	Six months ended July 1, 2006
Revenue from external customers:
Government group	$113,222	$94,406	$240,528	$47,011	$133,258
Commercial group	8,293	8,500	16,739	3,302	13,239
International group	15,064	18,678	28,899	8,520	27,549

Total	$136,579	$121,584	$286,166	$58,833	$174,046

Operating income (loss):
Government group	$13,186	$91	$20,771	$647	$(2,848)
Commercial group	982	1,028	1,399	(496)	1,056
International group	1,080	285	1,717	(281)	458

Subtotal	$15,248	$1,404	$23,887	$(130)	$(1,334)
Corporate	(66)	(20)	(131)	(547)	(20)

Total	$15,182	$1,384	$23,756	$(677)	$(1,354)

Depreciation and amortization:
Government group	$1,749	$7,026	$3,523	$1,352	$9,764
Commercial group	471	511	1,122	447	666
International group	1,693	1,376	2,862	570	2,068

Subtotal	3,913	8,913	7,507	2,369	12,498
Corporate	—	549	—	—	855

Total	$3,913	$9,462	$7,507	$2,369	$13,353

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

	Predecessor Entity	Successor Entity
	As of December 31, 2006	As of June 30, 2007
Goodwill:
Government group	$369,066	$243,733
Commercial group	45,518	19,273
International group	28,287	35,287

Total	$442,871	$298,293

Total long-lived assets:
Government group	$384,946	$437,709
Commercial group	47,668	38,749
International group	41,993	60,530

Subtotal	474,607	536,988
Corporate	—	11,192

Total	$474,607	$548,180

Total assets:
Government group	$481,323	$556,509
Commercial group	52,910	46,391
International group	59,595	84,027

Subtotal	593,828	686,927
Corporate	2,948	13,467

Total	$596,776	$700,394

Fixed assets:
Government group	$15,292	$16,186
Commercial group	1,447	1,009
International group	13,566	11,907

Total	$30,305	$29,102

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Customer Information

        The Company derives the majority of its revenues from departments and agencies of the U.S. Federal Government. U.S. Federal Government revenue accounted for 73.6%, 75.0%, 74.5%, 68.3% and 73.0% of the Company's revenues for the three months ended July 1, 2006 and June 30, 2007, the six months ended July 1, 2006, the period January 1, 2007 to February 14, 2007 and the period February 15, 2007 to June 30, 2007, respectively. Customers comprising 10% or more of consolidated revenues are as follows:

					Successor Entity
	Predecessor Entity	Successor Entity	Predecessor Entity
				Period January 1, 2007 to February 14, 2007	Period February 15, 2007 to June 30, 2007
	Three months ended July 1, 2006	Three months ended June 30, 2007	Six months ended July 1, 2006
Health and Human Services	$57,102	$56,470	$129,853	$21,212	$74,060
Department of Education	26,129	20,893	48,833	13,684	32,240
Department of Defense	7,185	6,971	12,930	2,921	9,393
Department of Homeland Security	5,253	21	11,109	270	244

Geographic Information

        The following tables summarize revenues and long-lived assets, which include property and equipment, intangible assets, goodwill, deferred taxes and other assets, by the geographic location of the entity that is performing the service.

					Successor Entity
	Predecessor Entity	Successor Entity	Predecessor Entity
				Period January 1, 2007 to February 14, 2007	Period February 15, 2007 to June 30, 2007
	Three months ended July 1, 2006	Three months ended June 30, 2007	Six months ended July 1, 2006
Revenues:
Domestic	$121,515	$102,906	$257,267	$50,313	$146,497
International	15,064	18,678	28,899	8,520	27,549

Total revenues	$136,579	$121,584	$286,166	$58,833	$174,046

	Predecessor Entity	Successor Entity
	As of December 31, 2006	As of June 30, 2007
Total long-lived assets:
Domestic	$432,614	$487,650
International group	41,993	60,530

Total long-lived assets	$474,607	$548,180

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

13.    Condensed Guarantor and Non-Guarantor Financial Information

        In connection with the acquisition of the Company by Veritas Capital and the related financing as discussed in Note 2, the Company issued $190,000 of senior subordinated notes due 2015. These notes were sold to qualified institutional buyers under the provisions of Rule 144A under the Securities Act of 1933 and to non-U.S. persons under the provisions of Regulation S under the Securities Act of 1933. The notes are general obligations of Vangent, Inc. and will be jointly and severally, irrevocably and unconditionally, guaranteed on a senior basis by certain legal entities consisting of Blueprint Technologies, Inc. and Pearson Analytic Solutions, Inc. (the "Guarantors"). Certain legal entities of the Company will not guarantee the notes (the "Non-Guarantors"). These entities include Vangent Canada, Limited, Vangent Mexico, S.A. de C.V., Vangent Servicios de Mexico, S.A. de C.V., Vangent Argentina, S.A., Vangent Venezuela, C.A., Vangent Puerto Rico, Inc. and Vangent, Ltd. All entities are wholly owned subsidiaries of Vangent.

        The following information presents statements of operations, balance sheets and statements of cash flows for the Guarantors and Non-Guarantors at December 31, 2006 and June 30, 2007, for the three months and six months ended July 1, 2006, the three months ended June 30, 2007, the period January 1, 2007 to February 14, 2007 and the period February 15, 2007 to June 30, 2007.

Condensed Consolidating Statements of Operations
for the Predecessor Period April 2, 2006 to July 1, 2006:

	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$121,581	$14,998	$136,579
Cost of revenue	93,674	12,142	105,816

Gross profit	27,907	2,856	30,763
General and administrative expenses	9,582	667	10,249
Selling and marketing expenses	4,477	851	5,328
Intangible amortization	—	4	4

Operating income	13,848	1,334	15,182
Interest expense (income), net	191	(189)	2

Income before income taxes	13,657	1,523	15,180
Provision for income taxes	5,330	367	5,697

Net income	$8,327	$1,156	$9,483

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Condensed Consolidating Statement of Operations
for the Predecessor Period January 1, 2006 to July 1, 2006:

	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$257,417	$28,749	$286,166
Cost of revenue	209,510	23,808	233,318

Gross profit	47,907	4,941	52,848
General and administrative expenses	18,207	820	19,027
Selling and marketing expenses	8,310	1,747	10,057
Intangible amortization	—	8	8

Operating income	21,390	2,366	23,756
Interest expense (income), net	387	(162)	225

Income before income taxes	21,003	2,528	23,531
Provision for income taxes	8,189	642	8,831

Net income	$12,814	$1,886	$14,700

Condensed Consolidated Statements of Operations
for the Successor Period April 1, 2007 through June 30, 2007:

	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$102,987	$18,597	$121,584
Cost of revenue	86,619	16,093	102,712

Gross profit	16,368	2,504	18,872
General and administrative expenses	12,291	653	12,944
Selling and marketing expenses	3,704	840	4,544

Operating income	373	1,011	1,384
Interest expense (income), net	9,620	(26)	9,594

(Loss) income before income taxes	(9,247)	1,037	(8,210)
Provision for income taxes	1,548	436	1,984

Net (loss) income	$(10,795)	$601	$(10,194)

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Condensed Consolidating Statements of Operations
for the Predecessor Period January 1, 2007 to February 14, 2007:

	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$50,349	$8,484	$58,833
Cost of revenue	40,437	7,750	48,187

Gross profit	9,912	734	10,646
General and administrative expenses	9,001	382	9,383
Selling and marketing expenses	1,590	350	1,940

Operating (loss) income	(679)	2	(677)
Interest (income) expense, net	(21)	11	(10)

Loss before income taxes	(658)	(9)	(667)
(Benefit) provision for income taxes	(327)	35	(292)

Net loss	$(331)	$(44)	$(375)

Condensed Consolidating Statements of Operations
for the Successor Period February 15, 2007 to June 30, 2007:

	Issuer and Guarantors	Non- Guarantors	Total
Revenue	$146,634	$27,412	$174,046
Cost of revenue	126,412	23,701	150,113

Gross profit	20,222	3,711	23,933
General and administrative expenses	17,484	954	18,438
Selling and marketing expenses	5,643	1,206	6,849

Operating income (loss)	(2,905)	1,551	(1,354)
Interest expense (income), net	14,385	(26)	14,359

(Loss) income before income taxes	(17,290)	1,577	(15,713)
Provision for income taxes	2,322	614	2,936

Net (loss) income	$(19,612)	$963	$(18,649)

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Condensed Consolidating Balance Sheets at December 31, 2006:

	Issuer and Guarantors	Non- Guarantors	Total
Assets
Current assets
Cash and cash equivalents	$8,341	$3,372	$11,713
Accounts receivable, net	90,694	11,763	102,457
Inventories	303	233	536
Deferred tax asset, current	2,948	—	2,948
Prepaids and other assets	2,075	2,440	4,515

Total current assets	104,361	17,808	122,169
Goodwill	414,584	28,287	442,871
Property and equipment, net	16,753	13,552	30,305
Intangibles, net	682	—	682
Other assets	608	141	749

Total assets	$536,988	$59,788	$596,776

Liabilities and Owner's Equity
Current liabilities
Accounts payable	$21,376	$7,601	$28,977
Accrued expenses	17,804	6,263	24,067
Advance payments on contracts	3,988	4,802	8,790
Current maturities on long-term leases	311	—	311

Total current liabilities	43,479	18,666	62,145
Other long-term liabilities	3,703	—	3,703
Deferred tax liability	1,319	525	1,844

Total liabilities	48,501	19,191	67,692

Owner's equity
Pearson intercompany investment in subsidiary	525,254	9,332	534,586
Accumulated other comprehensive (loss) income	(36,767)	31,265	(5,502)

Owner's equity	488,487	40,597	529,084

Total liabilities and owner's equity	$536,988	$59,788	$596,776

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Condensed Consolidating Balance Sheets at June 30, 2007:

	Issuer and Guarantors	Non- Guarantors	Total
Assets
Current assets
Cash and cash equivalents	$17,898	$7,103	$25,001
Accounts receivable, net	100,974	12,071	113,045
Inventories	550	240	790
Deferred loan fees	2,275	—	2,275
Prepaids and other assets	7,040	4,063	11,103

Total current assets	128,737	23,477	152,214
Goodwill	263,006	35,287	298,293
Property and equipment, net	17,203	11,899	29,102
Intangible assets, net	208,501	—	208,501
Deferred loan fees	10,996	—	10,996
Other assets	785	503	1,288

Total assets	$629,228	$71,166	$700,394

Liabilities and Stockholder's Equity
Current liabilities
Current portion of long-term debt and revolving credit facility	$2,400	$—	$2,400
Accounts payable	32,842	5,161	38,003
Accrued expenses	21,396	6,662	28,058
Accrued interest	9,221	—	9,221
Advance payments on contracts	2,860	2,696	5,556
Current maturities on long -term leases	287	—	287

Total current liabilities	69,006	14,519	83,525
Long-term debt, net of current portion	427,000	—	427,000
Other long-term liabilities	542	1,068	1,610
Deferred tax liability	2,322	536	2,858

Total liabilities	498,870	16,123	514,993

Stockholder's equity
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—
Additional paid-in capital	203,466	—	203,466
Vangent investment in subsidiaries	(53,691)	53,691	—
(Accumulated deficit) retained earnings	(19,612)	963	(18,649)
Accumulated other comprehensive income	195	389	584

Stockholder's equity	130,358	55,043	185,401

Total liabilities and stockholder's equity	$629,228	$71,166	$700,394

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Condensed Consolidating Statements of Cash Flows
for the Predecessor Period January 1, 2006 to July 1, 2006

	Issuer and Guarantor	Non- Guarantor	Total
Cash flows from operating activities
Net income	$12,814	$1,886	$14,700
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	4,656	2,851	7,507
Stock based compensation	354	—	354
Loss on disposal of property and equipment	1,087	(14)	1,073
Deferred income taxes	1,487	—	1,487
Changes in operating assets and liabilities:
Accounts receivable	37,535	(1,939)	35,596
Inventories	(6)	32	26
Prepaids and other assets	1,459	(2,070)	(611)
Accounts payable	(30,345)	(908)	(31,253)
Accrued expenses	(6,992)	937	(6,055)
Advance payments on contracts	(6,208)	(1,710)	(7,918)
Other long-term liabilities	118	651	769

Net cash provided by (used in) operating activities	15,959	(284)	15,675

Cash flows from investing activities
Acquisition of a business, net of cash acquired	(8,067)	—	(8,067)
Capital expenditures for property and equipment	(2,847)	(2,193)	(5,040)

Net cash used in investing activities	(10,914)	(2,193)	(13,107)

Cash flows from financing activities
Capital lease payments	(103)	(378)	(481)
Investment from parent	(3,418)	3,719	301

Net cash (used in) provided by financing activities	(3,521)	3,341	(180)

Effect of foreign currency exchange rate changes	—	(1,072)	(1,072)

Net increase (decrease) in cash and cash equivalents	1,524	(208)	1,316
Cash and cash equivalents, beginning of period	2,617	3,721	6,338

Cash and cash equivalents, end of period	$4,141	$3,513	$7,654

 Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Condensed Consolidating Statements of Cash Flows
for the Predecessor Period January 1, 2007 to February 14, 2007

	Issuer and Guarantor	Non- Guarantor	Total
Cash flows from operating activities
Net loss	$(331)	$(44)	$(375)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,804	565	2,369
Stock based compensation	1,477	—	1,477
Loss on disposal of property and equipment	—	7	7
Deferred income taxes	(19)	—	(19)
Changes in operating assets and liabilities:
Accounts receivable	(16,045)	(400)	(16,445)
Inventories	6	14	20
Prepaids and other assets	478	(155)	323
Accounts payable	(462)	(4,046)	(4,508)
Accrued expenses and accrued interest	(1,134)	470	(664)
Advance payments on contracts	(137)	(1,069)	(1,206)
Other long-term liabilities	125	—	125

Net cash used in operating activities	(14,238)	(4,658)	(18,896)

Cash flows from investing activities
Capital expenditures for property and equipment	(3,669)	(58)	(3,727)

Net cash used in investing activities	(3,669)	(58)	(3,727)

Cash flows from financing activities
Capital lease payments	(39)	—	(39)
Investment from parent	10,068	3,242	13,310

Net cash provided by financing activities	10,029	3,242	13,271

Effect of foreign currency exchange rate changes	—	(166)	(166)

Net decrease in cash and cash equivalents	(7,878)	(1,640)	(9,518)
Cash and cash equivalents, beginning of period	8,341	3,372	11,713

Cash and cash equivalents, end of period	$463	$1,732	$2,195

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

Condensed Consolidating Statements of Cash Flows
for the Successor Period February 15, 2007 to June 30, 2007

	Issuer and Guarantor	Non- Guarantor	Total
Cash flows from operating activities
Net (loss) income	$(19,612)	$963	$(18,649)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	11,550	1,803	13,353
Deferred income taxes	2,326	11	2,337
Changes in operating assets and liabilities:
Accounts receivable	5,765	92	5,857
Inventories	(253)	(21)	(274)
Prepaids and other assets	(5,697)	(1,830)	(7,527)
Accounts payable	11,928	1,606	13,534
Accrued expenses	15,600	48	15,648
Advance payments on contracts	(991)	(1,037)	(2,028)
Other long-term liabilities	(162)	1,068	906

Net cash provided by operating activities	20,454	2,703	23,157

Cash flows from investing activities
Acquisition of a business, net of cash acquired	(633,894)	4,675	(629,219)
Capital expenditures for property and equipment	(1,418)	(664)	(2,082)

Net cash (used in) provided by investing activities	(635,312)	4,011	(631,301)

Cash flows from financing activities
Capital lease payments	(110)	—	(110)
Proceeds from issuance of common stock	203,466	—	203,466
Proceeds from issuance of long-term debt and revolving credit facility	460,000	—	460,000
Repayment of long-term debt and revolving credit facility	(30,600)	—	(30,600)

Net cash provided by financing activities	632,756	—	632,756

Effect of foreign currency exchange rate changes	—	389	389

Net increase in cash and cash equivalents	17,898	7,103	25,001
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$17,898	$7,103	$25,001

Vangent, Inc.
(formerly Pearson Government Solutions Business)

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts, unaudited)

14.    University of California CASA Contract

        In July 2007, the Company received a notice from the University of California ("UC") that UC deemed the Company to be in breach of one of its contracts and directed the Company to stop working on that contract. The contract was for the development of a Centralized Admissions and Scholarships Application ("CASA") System. Under this contract, as amended, the Company was to develop a web-based application and scholarship system to be deployed in the summer of 2007 and provide managed services and software modifications through June 2010. The development of the web-based application and scholarship system is accounted for under Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and revenue is recorded on a percentage of completion basis. The Company recorded additional cost of $3,654 in the successor period ended March 31, 2007 associated with this contract as a Type I subsequent event. No revenue was recorded in the successor period for this contract.

        UC has asserted a claim for breach of contract. Pursuant to the contract, UC and the Company have entered into discussions to negotiate a settlement. The Company believes that it is adequately insured with respect to this action under its professional liability insurance beyond a $500 retention. The Company is currently gathering facts and circumstances and cannot reasonably estimate any loss contingency that might arise from the settlement negotiations.

15.    Subsequent Event

        Subsequent to June 30, 2007, the Company became aware of an event which could lead to the loss of third party confidential information. The Company believes that it is adequately insured with respect to this exposure under its professional liability insurance beyond a $500 retention; however there can be no assurances that this will be the case.

PROSPECTUS DATED                        , 2007

$190,000,000

VANGENT, INC.

Offer to Exchange

9 5/8% Senior Subordinated Notes due 2015, Series B
for any and all outstanding
9 5/8% Senior Subordinated Notes due 2015, Series A

PROSPECTUS

        The issuer has not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or the issuer's solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

        Until            , 2007 (90 days from the date of this prospectus), all dealers effecting transactions in the Securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Indemnification Under the Delaware General Corporation Law

        Vangent, Inc., the issuer of the New Notes, is a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  (1)
  for any breach of the director's duty of loyalty to the corporation or its stockholders,

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3)
  for unlawful payments of dividends or unlawful stock purchases or redemptions, or

  (4)
  for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the Virginia Stock Corporation Act

        Blueprint Technologies, Inc. and PAS, Inc. (the "guarantors") are corporations organized under the laws of Virginia. The Virginia Stock Corporation Act (the "VSCA") authorizes the guarantors to indemnify their directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a

Item 20.    Indemnification of Directors and Officers. (Continued)

director or, unless limited by the corporation's articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder—adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation's articles of incorporation or bylaws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Indemnification Under the Certificate of Incorporation and By-Laws of Vangent, Inc.

        The certificate of incorporation of Vangent, Inc. provides that each person who at any time is or was an officer or director of the issuer and is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an officer or director of the issuer or is or was serving at the request of the issuer as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts in settlement incurred by such person in connection with any such action, suit or proceeding to the full extent permitted by the DGCL.

        The by-laws of the issuer provide that each person who is or was an officer, director, employee or agent of the issuer and is or was threatened to be made a party to any threatened, pending or completed proceeding, by reason of the fact that he or she is or was an officer, director, employee or agent of the issuer or is or was serving at the request of the issuer as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the issuer and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The by-laws of the issuer also provide that the issuer will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such capacity at the request of the corporation of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the issuer unless there is a determination of the Court of Chancery or the court in which the action was brought that such person is fairly and reasonably entitled to indemnity. The determination of indemnification will be made by a majority vote of the board of directors consisting of a quorum of disinterested directors, independent legal counsel in a written opinion, if such quorum is not obtainable or a majority vote of a quorum of disinterested directors so directs, or by the stockholders. Expenses incurred by any officer or director in defending a proceeding

Item 20.    Indemnification of Directors and Officers. (Continued)

will be paid by the issuer in advance of such proceeding's final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the issuer. Such expenses incurred by other employees and agents may be paid by the issuer upon such terms and conditions, if any, as the board of directors deems appropriate.

        The foregoing rights of indemnification is in no way exclusive of any other rights of indemnification to which officers, directors, employees and agents of the issuer may be entitled.

        The corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the issuer or is or was serving in such capacity at the request of the issuer of another enterprise against any liability asserted against and incurred by, such person in any such capacity, or arising out of his or her status as such, whether or not the issuer would have the power to indemnify such person against such liability under the indemnification provisions.

Indemnification Under the Articles of Incorporation and By-Laws of PAS, Inc.

        The articles of incorporation of PAS, Inc. provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action or suit by or in the right of the corporation) by reason of the fact he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred by him in connection with such action, suit or proceeding except any claim, issue or matter as to which such person shall have been finally adjudged to be not liable for his gross negligence of willful misconduct.

        The articles of incorporation also provide that the corporation may indemnify an officer or director upon a determination that it is in the best interests of the corporation and that the officer or director in question was not guilty of gross negligence or willful misconduct in the performance of his duty. Such determination shall be made (i) by the board of directors by a majority vote consisting of a quorum of disinterested directors, (ii) by independent legal counsel in a written opinion upon the request of a quorum of disinterested directors or (iii) by the shareholders. Expenses incurred in defending an officer or director may be advanced by the corporation if authorized as described above, provided that the person involved undertakes to repay such amount unless it is ultimately determined that he is entitled to indemnification. The foregoing right of indemnification shall not be exclusive to any other rights to which any director or officer may be entitled, including policies of insurance, whether or not said rights are in conflict with it.

        The by-laws of PAS, Inc. provide that the corporation will advance expenses to a director or officer of the corporation in connection with any proceeding to the extent permitted by the VSCA. The corporation may, as determined by the board of directors, indemnify and advance expenses to an employee or agent of the corporation who is not a director or officer in connection with any proceeding to the extent permitted by the VSCA.

Indemnification Under the Articles of Incorporation and By-Laws of Blueprint Technologies, Inc.

        The articles of incorporation of Blueprint Technologies, Inc. provide that the corporation shall indemnify any director or officer of the corporation made a party to such proceeding (including a proceeding by or in the right of the corporation) because he is or was a director or officer of the corporation.

Item 20.    Indemnification of Directors and Officers. (Continued)

        The by-laws of Blueprint Technologies, Inc. provide that the corporation will indemnify every director or officer, his heirs, executors, and administrators, against expenses reasonably incurred by him in connection with any action, suit, or proceedings to which he may be made a party by reason of his being, or having been, a director or officer of the corporation, except in relation to matters as to which he is adjudged in such action, suit, or proceeding to be liable for gross negligence or misconduct. In the event of a settlement, indemnification will be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified did not commit such a breach of duty.

        The foregoing right of indemnification is not exclusive of other rights to which any other officer or director may be entitled.

Item 21.    Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Purchase Agreement, dated as of February 7, 2007, by and among Vangent, Inc., Blueprint Technologies, Inc. and PAS, Inc. and Wachovia Capital Markets, LLC and Goldman, Sachs & Co.
3.1**	Certificate of Incorporation of Vangent, Inc.
3.2**	By-laws of Vangent, Inc.
3.3**	Articles of Incorporation of Blueprint Technologies, Inc.
3.4**	Bylaws of Blueprint Technologies, Inc.
3.5**	Articles of Incorporation of PAS, Inc.
3.6**	Bylaws of PAS, Inc.
4.1**	Indenture, dated February 14, 2007, by and among Vangent, Inc., PAS, Inc., Blueprint Technologies, Inc. and The Bank of New York, as Trustee
4.2**	Form of 9 5/8% Senior Subordinated Notes due 2015 (included in Exhibit 4.1)
4.3**	Registration Rights Agreement, dated as of February 14, 2007, by and among Vangent, Inc., PAS, Inc., Blueprint Technologies, Inc. and Wachovia Capital Markets, LLC and Goldman, Sachs & Co.
4.4**	Form of Guarantee (included in Exhibit 4.1)
5.1**	Opinion of Schulte Roth & Zabel LLP
10.1**	Stock Purchase Agreement, dated as of December 8, 2006, by and among Pearson Inc., the other Seller entities listed on Attachment A thereto, Vangent Holding Corp., and, solely for the purposes of Section 10.2(b) and Article XII thereof, The Veritas Capital Fund III, L.P.
10.2**	Credit Agreement, dated as of February 14, 2007, by and among Vangent, Inc., Vangent Holding Corp., the subsidiaries of Vangent, Inc. named therein and Wachovia Bank, National Association, as agent.
12*	Statement Regarding Computation of Ratios
21*	Subsidiaries of Vangent, Inc.
23.1*	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery for Outstanding 9 5/8% Senior Subordinated Notes due 2015, Series A, in exchange for 9 5/8% Senior Subordinated Notes due 2015, Series B

*
Filed herewith.

**
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-145355) originally filed with the SEC on August 13, 2007.

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that:

        (1)   Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

Item 22.    Undertakings. (Continued)

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Vangent, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on the 12th day of October, 2007.

VANGENT, INC.
By:	/s/ JOHN M. CURTIS
Name:	John M. Curtis
Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: October 12, 2007

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN M. CURTIS John M. Curtis	President and Chief Executive Officer (Principal Executive Officer)	October 12, 2007
/s/ CHRISTINE M. BAILEY Christine M. Bailey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2007
/s/ ROBERT B. MCKEON Robert B. McKeon	Director	October 12, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Blueprint Technologies, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on the 12th day of October, 2007.

BLUEPRINT TECHNOLOGIES, INC.
By:	/s/ JOHN M. CURTIS
Name:	John M. Curtis
Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: October 12, 2007

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN M. CURTIS John M. Curtis	President and Chief Executive Officer, Director (Principal Executive Officer)	October 12, 2007
/s/ CHRISTINE M. BAILEY Christine M. Bailey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2007
/s/ ROBERT B. MCKEON Robert B. McKeon	Director	October 12, 2007
/s/ RAMZI M. MUSALLAM Ramzi M. Musallam	Director	October 12, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PAS, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on the 12th day of October, 2007.

PAS, INC.
By:	/s/ JOHN M. CURTIS
Name:	John M. Curtis
Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: October 12, 2007

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN M. CURTIS John M. Curtis	President and Chief Executive Officer (Principal Executive Officer)	October 12, 2007
/s/ CHRISTINE M. BAILEY Christine M. Bailey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2007
/s/ ROBERT B. MCKEON Robert B. McKeon	Director	October 12, 2007
/s/ JOHN M. CURTIS John M. Curtis	Director	October 12, 2007

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Purchase Agreement, dated as of February 7, 2007, by and among Vangent, Inc., Blueprint Technologies, Inc. and PAS, Inc. and Wachovia Capital Markets, LLC and Goldman, Sachs & Co.
3.1**	Certificate of Incorporation of Vangent, Inc.
3.2**	By-laws of Vangent, Inc.
3.3**	Articles of Incorporation of Blueprint Technologies, Inc.
3.4**	Bylaws of Blueprint Technologies, Inc.
3.5**	Articles of Incorporation of PAS, Inc.
3.6**	Bylaws of PAS, Inc.
4.1**	Indenture, dated February 14, 2007, by and among Vangent, Inc., PAS, Inc., Blueprint Technologies, Inc. and The Bank of New York, as Trustee
4.2**	Form of 9 5/8% Senior Subordinated Notes due 2015 (included in Exhibit 4.1)
4.3**	Registration Rights Agreement, dated as of February 14, 2007, by and among Vangent, Inc., PAS, Inc., Blueprint Technologies, Inc. and Wachovia Capital Markets, LLC and Goldman, Sachs & Co.
4.4**	Form of Guarantee (included in Exhibit 4.1)
5.1**	Opinion of Schulte Roth & Zabel LLP
10.1**	Stock Purchase Agreement, dated as of December 8, 2006, by and among Pearson Inc., the other Seller entities listed on Attachment A thereto, Vangent Holding Corp., and, solely for the purposes of Section 10.2(b) and Article XII thereof, The Veritas Capital Fund III, L.P.
10.2**	Credit Agreement, dated as of February 14, 2007, by and among Vangent, Inc., Vangent Holding Corp., the subsidiaries of Vangent, Inc. named therein and Wachovia Bank, National Association, as agent.
12*	Statement Regarding Computation of Ratios
21*	Subsidiaries of Vangent, Inc.
23.1*	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery for Outstanding 9 5/8% Senior Subordinated Notes due 2015, Series A, in exchange for 9 5/8% Senior Subordinated Notes due 2015, Series B

*
Filed herewith.

**
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-145355) originally filed with the SEC on August 13, 2007.

QuickLinks

Co-Registrants
TABLE OF CONTENTS
INFORMATION ABOUT THE TRANSACTION
PROSPECTUS SUMMARY
Our Business
Corporate Information
The Exchange Offer
Summary Terms of New Notes
Summary Historical and Pro Forma Financial Data
RISK FACTORS
Risks Related to the New Notes and Our Indebtedness
Risks Relating to Our Business
Risks Related to the Exchange Offer
FORWARD-LOOKING STATEMENTS
INDUSTRY, RANKING AND MARKET DATA
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2007
Notes to Unaudited Pro Forma Statements of Operations (dollars in thousands)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Critical Accounting Policies
Results of Operations
Liquidity and Capital Resources
Off-Balance Sheet Arrangements
Recent Accounting Pronouncements
THE EXCHANGE OFFER
BUSINESS
Company Overview
Our Segments
Industry Overview
Our Business Strengths
Our Business Strategy
Services Offered
Our Qualifications
Our Customers
Our Contracts
Backlog
Regulatory Matters
Sales and Marketing
Competition
Employees
Intellectual Property
Properties and Facilities
Legal Proceedings
MANAGEMENT
SUMMARY COMPENSATION TABLE
Sales and Retention Agreements
Management Incentives
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NEW NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
CERTAIN ERISA CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Contents to Carve-Out Financial Statements
Report of Independent Registered Public Accounting Firm
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Statements of Operations (in thousands)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Balance Sheets (in thousands)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Statements of Owner's Equity and Comprehensive Income (in thousands)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Statements of Cash Flows (in thousands)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Pearson Government Solutions Business (a managed group of entities under Pearson plc, and predecessor to Vangent, Inc.) Notes to the Financial Statements (in thousands, except per share amounts)
Vangent, Inc. Contents to Interim Financial Statements
Vangent, Inc. (formerly Pearson Government Solutions Business) Consolidated Balance Sheets (in thousands, except per share and share amounts) (unaudited)
Vangent, Inc. (formerly Pearson Government Solutions Business) Condensed Consolidated Statements of Operations (in thousands) (unaudited)
Vangent, Inc. (formerly Pearson Government Solutions Business) Consolidated Statements of Owner's/Stockholder's Equity and Comprehensive Income (Loss) (in thousands, except share amounts) (unaudited)
Vangent, Inc. (formerly Pearson Government Solutions Business) Condensed Consolidated Statement of Cash Flows (in thousands) (unaudited)
Vangent, Inc. (formerly Pearson Government Solutions Business) Notes to the Consolidated Financial Statements (in thousands, except per share amounts, unaudited)
Vangent, Inc. (formerly Pearson Government Solutions Business) Notes to the Consolidated Financial Statements (in thousands, except per share amounts, unaudited)
Vangent, Inc. (formerly Pearson Government Solutions Business) Notes to the Consolidated Financial Statements (in thousands, except per share amounts, unaudited)
Condensed Consolidating Statements of Operations for the Predecessor Period April 2, 2006 to July 1, 2006
Condensed Consolidating Statement of Operations for the Predecessor Period January 1, 2006 to July 1, 2006
Condensed Consolidated Statements of Operations for the Successor Period April 1, 2007 through June 30, 2007
Condensed Consolidating Statements of Operations for the Predecessor Period January 1, 2007 to February 14, 2007
Condensed Consolidating Statements of Operations for the Successor Period February 15, 2007 to June 30, 2007
Vangent, Inc. (formerly Pearson Government Solutions Business) Notes to the Consolidated Financial Statements (in thousands, except per share amounts, unaudited)
Condensed Consolidating Balance Sheets at December 31, 2006
Condensed Consolidating Balance Sheets at June 30, 2007
Vangent, Inc. (formerly Pearson Government Solutions Business) Notes to the Consolidated Financial Statements (in thousands, except per share amounts, unaudited)
Condensed Consolidating Statements of Cash Flows for the Predecessor Period January 1, 2006 to July 1, 2006
Vangent, Inc. (formerly Pearson Government Solutions Business) Notes to the Consolidated Financial Statements (in thousands, except per share amounts, unaudited)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
EXHIBIT INDEX
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX